 Filed Pursuant to Rule 424(b)(4)
 Registration No. 333-261278
PROSPECTUS
8,000,000 Shares of Common Stock
This is a firm commitment public offering of 8,000,000 shares of our common stock, par value $0.001 per share. The initial public offering price per share is $5.00.
This offering is our initial public offering. We are not currently a reporting company under Section 13(d) or Section 15 of the Exchange Act. However, our common stock currently trades on the OTC Pink under the symbol “APLD.” On April 12, 2022, the last reported sale price of our common stock on the OTC Pink was $10.20 per share, as adjusted for a reverse stock split of one-for-six. Quotes of stock trading prices on any over-the-counter market quotations reflect inter-dealer prices, without retail mark-up, mark-down or commission and may not necessarily represent actual transactions. The OTC Pink price of our common stock is not indicative of the offering price of this offering and should not be relied upon for that purpose.
We have been approved to list our common stock on the Nasdaq Global Select Market under the symbol “APLD.”
In connection with this offering and our application to list our common stock on the Nasdaq Global Select Market, we effected a one-for-six reverse stock split pursuant to which every six shares of common stock were reclassified as one share of common stock as more fully described under “Reverse Stock Split” on page 36. Unless otherwise indicated, and other than in the consolidated historical financial statements and related notes included in this prospectus, the number of shares of our common stock represented in this prospectus is adjusted to reflect the reverse stock split.
As of November 30, 2021, we are no longer deemed to be a shell company as defined under Rule 405 of the Securities Act of 1933, as amended. However, stockholders cannot rely on the provisions of Rule 144 for the resale of their shares until certain additional conditions are met.
Investing in our common stock involves a high degree of risk. See “Risk Factors” beginning on page 10 to read about factors you should consider before buying shares of our common stock.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.
	Per Share	Total
Initial public offering price	$5.00	$40,000,000
Underwriting discount and commissions(1)	$0.35	$2,800,000
Proceeds, before expenses, to us	$4.65	$37,200,000

(1)
See “Underwriting (Conflicts of Interest)” for additional information regarding underwriting compensation.

We have granted a 30-day option to the underwriters to purchase up to 1,200,000 additional shares of common stock solely to cover over-allotments, if any.
The underwriters expect to deliver the shares of common stock to purchasers on or about April 18, 2022, through the book-entry facilities of The Depository Trust Company.
Bookrunners
B. Riley Securities	Needham & Company
Lead Managers
Craig-Hallum	D.A. Davidson & Co.
Co-Managers
Lake Street	Northland Capital Markets
The date of this prospectus is April 12, 2022

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For investors outside of the United States: Neither we nor any of the underwriters have done anything that would permit this offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States. Persons outside the United States who come into possession of this prospectus must inform themselves about, and observe any restrictions relating to, the offering of common stock and the distribution of this prospectus outside of the United States.
ABOUT THIS PROSPECTUS
You should rely only on information contained in this prospectus filed with the Securities and Exchange Commission, or the SEC. Neither the delivery of this prospectus nor the sale of our securities means that the information contained in this prospectus is correct after the date of this prospectus.
This prospectus is not an offer to sell or the solicitation of an offer to buy our securities in any circumstances under which the offer or solicitation is unlawful or in any state or other jurisdiction where the offer is not permitted. The information contained in this prospectus is accurate only as of its date regardless of the time of delivery of this prospectus or of any sale of common stock.
Neither we nor the underwriters have authorized anyone to provide you with any information or to make any representations other than those contained in this prospectus or any applicable prospectus supplement or any free writing prospectuses prepared by or on behalf of us or to which we have referred you. Neither we nor the underwriters take responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. Neither we nor the underwriters will make an offer to sell these securities in any jurisdiction where the offer or sale is not permitted.
Unless the context indicates otherwise, references in this prospectus to the “Company,” “APLD,” “we,” “us,” “our” and similar terms refer to Applied Blockchain, Inc. and its consolidated subsidiaries.
MARKET AND INDUSTRY DATA
Unless otherwise indicated, information contained in this prospectus concerning our industry and the markets in which we operate, including our general expectations, market position, market opportunity, and market size, is based on information from various third-party industry and research sources, as well as assumptions that we have made that are based on those data and other similar sources, and on our knowledge of the markets for our products and services. This information involves a number of assumptions and limitations, and you are cautioned not to give undue weight to such estimates. While we believe the market position, market opportunity, and market size information included in this prospectus is generally reliable, information of this sort is inherently imprecise. In addition, projections, assumptions, and estimates of our future performance and the future performance of the industry in which we operate is necessarily subject to a high degree of uncertainty and risk due to a variety of factors, including those described in the section titled “Risk Factors” and elsewhere in this prospectus. These and other factors could cause results to differ materially from those expressed in the estimates made by the independent parties and by us.
This prospectus contains statistical data, estimates, and forecasts that are based on industry publications or reports generated by third-party providers, or other publicly available information, as well as other information based on internal estimates.
GLOSSARY FOR CRYPTOASSETS
Throughout this prospectus, we use a number of industry terms and concepts which are defined as follows:
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Altcoin:    Cryptocurrencies other than Bitcoin. They share some characteristics with Bitcoin but are also different in order to appeal to a wide variety of users.

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Bitcoin:    Bitcoin is a decentralized digital currency, without a central bank or single administrator, that can be sent from user to user on the peer-to-peer bitcoin network without the need for intermediaries.

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Block:    Synonymous with digital pages in a ledger. Blocks are added to an existing blockchain as transactions occur on the network. Miners are rewarded for “mining” a new block with ETH on the Ethereum platform.

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Blockchain:    A cryptographically secure digital ledger that maintains a record of all transactions that occur on the network and follows a consensus protocol for confirming new blocks to be added to the blockchain.

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Consensus Mechanism:    Each of Ethereum and Bitcoin use Proof-of-work (POW) as the Consensus Mechanism.

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Crypto:    A broad term for any cryptography-based market, system, application, or decentralized network.

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Cryptoasset:    Any digital asset built using blockchain technology, including cryptocurrencies, stablecoins, and security tokens.

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Cryptoeconomy:    A new open financial system built upon crypto.

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Ethereum:    An open software platform based on blockchain technology that enables anyone to build and deploy decentralized applications.

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Ether or ETH:    The cryptoasset of the Ethereum (a way to pay for the processing power required to run the network and used by users on the Ethereum platform to pay fees).

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Hash rate:    The hash rate is the measuring unit of the processing power of a blockchain network (1 Mhash/s indicates 1 million hash calculations are done every second).

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Hosting:    A service that includes a facility powering, housing, and maintaining mining equipment.

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GPU:    A graphic processing unit which can process many pieces of data simultaneously.

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Miner:    Individuals or entities who operate a computer or group of computers that add new transactions to Blocks, and verify Blocks created by other miners. Miners collect transaction fees and are rewarded with new tokens for their services.

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Mining:    The process by which new blocks are created, and thus new transactions are added to the blockchain.

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Next-Gen datacenters:   Facilities that house computing power-intensive hardware for concentrated applications.

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Wallet:    A place to store public and private keys for cryptoassets. Wallets are typically software, hardware, or paper-based.

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PROSPECTUS SUMMARY
This summary highlights selected information that is presented in greater detail elsewhere in this prospectus. This summary does not contain all of the information you should consider before investing in our common stock. You should carefully read this prospectus in its entirety before investing in our common stock, including the sections titled “Risk Factors,” “Special Note Regarding Forward-Looking Statements,” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and our consolidated financial statements and the accompanying notes, provided elsewhere in this prospectus. Some of the statements in this prospectus constitute forward-looking statements. See the section titled “Special Note Regarding Forward-Looking Statements.” Unless the context otherwise requires, the terms “Applied Blockchain,” “the company,” “we,” “us,” and “our” in this prospectus refer to Applied Blockchain, Inc. and our consolidated subsidiaries.
Our Business
We are building Next-Gen datacenters which are designed to provide massive computing power. Our first facility was constructed in North Dakota and as of February 2, 2022 is online and providing 55MW of energy and services to customers, with the remaining 45MW expected to be brought online during the second calendar quarter of 2022. We signed an energy services agreement with a utility to power this facility. The company pays for energy from part of the revenue from customers. Initially, these datacenters will primarily host servers securing the Bitcoin network but can also host hardware for other applications such as artificial intelligence, machine learning and other blockchain networks in the future. We have a colocation business model where our customers place hardware they own into our facilities, and we provide full operational and maintenance services for a fixed fee. We typically enter into long term fixed rate contracts with our customers.
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Scaling Hosting Operations:   leveraging partnerships to support scalable, low-cost mining solutions to support crypto and blockchain infrastructure.

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Mining Cryptoassets:   the company currently self-mines Ethereum. Operations will not expand.

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Fleet Management:   value-add services where from time to time we may facilitate the sale of blockchain mining equipment.

Hosting Operation
Our mission includes building co-hosting facilities in which our customers will lease space and access to electricity to mine cryptoassets. We are targeting bringing 800MW online by May 2023, 1.8GW by May 2024 and 5GW over the next five years.
We are building Next-Gen datacenters which are designed to provide massive computing power. Initially, these datacenters will primarily host servers securing the Bitcoin network but can also host hardware for other applications such as artificial intelligence, machine learning and other blockchain networks in the future. We have a colocation business model where our customers place hardware they own into our facilities and we provide full operational and maintenance services for a fixed fee. We typically enter into long term fixed rate contracts with our customers.
We have purchased property in North Dakota on which we constructed our first co-hosting facility. We have also entered into an Amended and Restated Energy Services Agreement with respect to 100 megawatts to be used by our co-hosting customers. We have also entered into agreements with four customers (JointHash Holding Limited (a subsidiary of GMR), Bitmain Technologies Limited, F2Pool Mining, Inc. and Hashing LLC) which will account for the total available energy under the Amended and Restated Energy Services Agreement at our first facility and 85MW of energy at our second facility once built and able to provide such energy. The company pays for energy from part of the revenue from customers.
Working with expert advisors in the fields of power, crypto mining operations, procurement, and construction, we have designed a plan for a prefabricated facility and organization within the facility that can be delivered and installed quickly and maximize performance and efficiency of the facility and our and our customers’ crypto mining equipment. We have engaged a dedicated power/infrastructure team of consultants with expertise in building Next-Gen datacenters, including Etienne Snyman, Executive Vice

President of Power, Nick Phillips, Executive Vice President of Hosting and Public Affairs and Roland Davidson, Executive Vice President of Engineering. Construction of our first co-hosting facility began in September 2021. On February 2, 2022, we brought the facility online as to the first 55MW, with the remaining 45MW expected to be brought online during the second calendar quarter of 2022.
With low-cost energy powering our co-hosting facilities, our customers can expect an agile and cost competitive crypto mining solution. We have identified at least two additional sites for additional facilities and several potential customers to fill such additional sites. We are negotiating leases and/or purchases of such properties, energy agreements to support such facilities and agreements with potential additional co-hosting customers.
On November 24, 2021, we entered into a letter of intent to develop a facility in Texas with 200MW of wind power. The arrangement is subject to entry into definitive agreements by the parties. There can be no assurance that we will enter into such agreements in a particular time period or at all.
On January 6, 2022, we and Antpool Capital Asset Investment L.P., or Antpool, an affiliate of Bitmain Technologies Holding Company, entered into a Limited Liability Company Agreement of 1.21 Gigawatts, LLC, pursuant to which we and Antpool contributed $8,000 and $2,000, respectively, and will initially own 80% and 20% of 1.21 Gigawatts, respectively. 1.21 Gigawatts will develop, acquire, construct, finance, operate, maintain and own one or more Next-Gen datacenters with up to 1.5GW of capacity for hosting blockchain infrastructure. We are the managing member of 1.21 Gigawatts and are responsible for all site development, construction and operations of the datacenters. However, certain activities of 1.21 Gigawatts and its subsidiaries require the vote of 90% of the then outstanding units of each such entity. As long as Antpool owns 10% or more of the total issued and outstanding units of 1.21 Gigawatts, Antpool may appoint an individual with industry expertise to serve as an advisor to 1.21 Gigawatts. 1.21 Gigawatts will pay fees to such advisor as reasonably determined by us as managing member. Transfers by members of units of 1.21 Gigawatts are prohibited without approval of 90% of units then outstanding, which consent may be granted or withheld for any reason and transfers of such units to non-affiliates, after obtaining consent, are subject to a right of first refusal of other members to purchase some or all of such units. Additionally, Antpool has the right at any time to convert all or any portion of its 1.21 Gigawatts units into a number of shares of our common stock equal to the capital contributions by Antpool in connection with the acquisition of such units divided by $1.25 (or $7.50, after adjustment for the Reverse Stock Split), which will result in an increase in our ownership percentage of 1.21 Gigawatts.
As our co-hosting operations expand, we believe our business structure will become conducive to a REIT structure. We have begun to investigate the possibility, costs and benefits of converting to a REIT structure.
Mining Operation
Our initial mission was to quickly scale a large mining operation focused on mining Bitcoin and Ethereum (Ether). With a specialized algorithm and advice provided by strategic partners and mining pool managers, we are able to mine the most profitable cryptoassets in the market and adjust in real-time. As a result of changes to Chinese regulations of cryptoasset mining, ultimately leading to the crackdown on mining facilities in locations across the country, this pushed us to explore other co-hosting locations outside of China. By July 2021, we had entered into a co-hosting agreement with Coinmint LLC, had our initial order of mining equipment delivered and installed at Coinmint's co-hosting facility and began our mining operations. We also determined that constructing our own co-hosting facilities would enable us to generate a stable cash flow stream through long-term hosting agreements, lower the cost of power for our own mining operations and eliminate risks to us of relying on a third-party host. During the building of our co-hosting operations, we determined that it would be beneficial to our stockholders to focus more of our resources on building our co-hosting operations than on expanding our mining operations. Accordingly, in December 2021, we began selling our crypto mining equipment. On March 9, 2022 we ceased all crypto mining operations and completed the sale of all crypto mining equipment in service. We have no plans to return to crypto mining operations in the future. We still own some mining equipment. However, the equipment is either not online or was previously purchased but has yet to be delivered. We intend to sell this equipment as soon as possible and have no plans to bring the equipment online or use it for mining purposes.

We do not intend to accept digital assets as payment for services. We do intend to hold digital assets we mined prior to cessation of our mining operations for investment or conversion into fiat currency for working capital purposes.
Our Competitive Strengths
Premier strategic partnerships with leading industry participants.   We believe that our partnerships with SparkPool, GMR and Bitmain have provided, and certain partners continue to provide, us with a significant competitive advantage. SparkPool operated one of the largest Ethereum mining pools in the world, and was one of the leading software developers for mining software globally. GMR has also been a proponent of our hosting strategy, having signed a contract for approximately 50% of our 100MW capacity as part of our hosting operation under development. Bitmain, our newest partner, provides us with preferred access to Bitcoin mining equipment as well as leads for potential hosting customers. SparkPool, GMR, and Bitmain are each strategic equity investors in our company. Each of these Service Providers assisted in the creation of our crypto mining operations, which we then terminated on March 9, 2022. Each of them also advised us in connection with the design and buildout of our co-hosting operations. GMR, SparkPool and Bitmain have since become customers of our co-hosting operations.
Access to low-cost power with long-term services agreement.   One of the main benefits of our Amended and Restated Electric Service Agreement is the low cost of power for mining. Even prior to the crypto mining restrictions in China, power capacity available for Bitcoin mining was scarce, especially at scalable sites with over 100MW of potential capacity. This scarcity of mining power allows us to realize attractive hosting rates in the current market, in particular given our ability to provide long-term (5-year) hosting contracts. For the first 100MW buildout, we secured 5-years of power from a utility that pre-filled the 100MW of planned capacity before breaking ground.
Benefits of Next-Gen datacenters compared to traditional datacenters.   Next-Gen datacenters are optimized for large computing power and require more power than traditional datacenters that are optimized for data retention and retrieval. As a result, Next-Gen datacenters are more power intensive than traditional datacenters. Next-Gen datacenters and traditional datacenters also have very different layouts, internet connection requirements and cooling designs to accommodate the different power demands and customer requirements. Traditional datacenters cannot easily convert to Next-Gen datacenter facilities like ours because of these differences. Geographically, traditional datacenters are at a disadvantage because they require fiber bases, low-latency connections and connection redundancies that are usually found in high-cost areas with high-density populations.
Hosting provides predictable, recurring revenue and cash flow to complement more volatile mining operations.   The financial performance of mining operations is linked to the value of the underlying cryptocurrencies mined, which can result in volatility in financial results. However, through our Amended and Restated Electric Service Agreement with a utility in the upper Midwest, we have locked in a ceiling for our energy costs. The Amended and Restated Electric Service Agreement has also enabled us to launch our hosting business with long-term customer contracts. Cambridge Bitcoin Electricity Consumption Index reported that as of February 1, 2021 more than 6GW of Bitcoin was mined in China (or $4.3 billion of power cost, assuming $0.08 per kWh average hosting cost). China has since banned cryptoasset mining related activity. We expect much of the demand for hosting locations previously met in China will move to the United States due to its reliable power options. We intend for the steady cash flows generated by our hosting operations to be reinvested into the hosting business.
Strong management team and board of advisors with deep experience in crypto mining and hosting operations.   We have recently expanded our leadership team by attracting top talent in the crypto mining and hosting space. Recent hires from both publicly traded and private company competitors have allowed us to build a team capable of designing hosting datacenters, constructing hosting facilities, and efficiently running mining operations at scale. In addition, our board of advisors includes luminaries in the crypto space, including the co-founders of SparkPool and GMR.
Our Growth Strategies
Leverage partners to grow hosting operations while minimizing risk.   Our strategic partners GMR and Bitmain have entered into hosting contracts with us that will utilize the available capacity from our first planned 100MW hosting site, which enabled us to pre-fill our initial site before breaking ground. Beyond their own use of our hosting capabilities, our partners have strong relationships across the cryptocurrency ecosystem, and we believe that we will be able to leverage their networks to identify leads for our expansion of hosting operations. In fact, we believe that we have sufficient demand to fill our planned hosting expansion.
Secure scalable power sites in areas favorable for crypto mining.   We have developed a pipeline of potential power sources. We are currently developing our first hosting site in the Midwest, and we have visibility into two additional sites in the Midwest as well as solar and wind assets in Texas. Through our build-out of our first Midwest facility and the prior experience our leadership team brings to our initiatives, we believe that we have developed a repeatable power strategy to significantly scale our operations. In addition, we are currently focused on and will continue to target states that have favorable laws and regulations for the crypto mining industry, which we believe further de-risks the scaling of our operations.
Vertically integrate power assets.   With recent additions to our management team, we are increasingly looking at various types of power assets to support the growth of our mining and hosting operations. This also includes power generation assets, which longer-term could be used to reduce our cost of power. Our management team has experience not only in evaluating and acquiring power assets, but also in the conversion of power assets to crypto mining/hosting operations and the construction of datacenters with the specific purpose of mining crypto currency assets.
Expand into other cryptocurrency assets and businesses.   While we no longer mine cryptoassets and have no plans to return to crypto mining operations, we see potential value in the ecosystems developing around cryptoassets. We deem the following factors important in making a decision to enter into a particular line of business: advice from securities and regulatory legal counsel about the regulatory framework applicable to such line of business, including the Howey test for whether or not a particular asset could be a security and consequences thereof, as applicable at the time, economic conditions, costs and benefits resulting from investing in a new line of business rather than our current co-hosting business, other costs of establishing such new or additional line of business, investor appetite, and other factors that may arise from time to time which could impact the costs and benefits to us and our stockholders.
Our Company History
Applied Blockchain, Inc. was incorporated in Nevada in May 2001 under the name of Reel Staff, Inc. to provide staffing services to film, video and television production companies. In September 2002, in connection with a share exchange with the stockholders of Flight Safety Technologies, Inc. (“FSTO”) and merger with FSTO, we changed our name to Flight Safety Technologies, Inc. On October 23, 2009, we filed a certificate of amendment to our articles of incorporation with the Secretary of State of the State of Nevada to change our name to Applied Science Products, Inc. ceased operations in 2014. As a result of having no business or revenues from 2015 through May 2021, we were deemed a shell company. As of November 30, 2021, we are no longer a shell company.
In December 2020, we began investigating opportunities to acquire, or otherwise build, an operating business. We determined to build a business focused on cryptoassets, and specifically participate in Ethereum (Ether) mining. On March 19, 2021, we entered into the Services Agreement with GMR Limited, a British Virgin Islands limited liability company (“GMR”), Xsquared Holding Limited, a British Virgin Islands limited liability company (“SparkPool”) and Valuefinder, a British Virgin Islands limited liability company (“Valuefinder” and, together with GMR and SparkPool, each a “Service Provider” and collectively, the “Service Providers”). Pursuant to the Services Agreement, we engaged the Service Providers to provide cryptoasset mining management and analysis and to secure equipment to be purchased by us as consideration for 7,440,148 shares of common stock to be issued to each of GMR and SparkPool or their designees and 3,156,426 shares of common stock to be issued to Valuefinder or its designee, in each case upon the occurrence of certain events. On March 25, 2021, we filed a certificate of amendment to our Second Amended and Restated Articles of Incorporation (as amended from time to time, our “Articles”) with the Secretary of State of the State of Nevada to change our name to Applied Blockchain, Inc. By July 2021, we had purchased crypto mining equipment, taken delivery of such equipment, installed such equipment at a cohosting location and began mining and generating revenue. Each of these Service Providers assisted in the creation of our crypto mining operations which we then terminated on March 9, 2022. Each of them also advised us in connection with the design and buildout of our co-hosting operations. GMR and SparkPool have since become customers of our co-hosting operations. In July 2021, we added a strategic partner, Bitmain Technologies Limited (“Bitmain”), a producer of products for blockchain and artificial intelligence (AI) applications, to assist in the operation and development of our mining and co-hosting business as well as the identification of other strategic business initiatives.
In June 2021, we formed a wholly-owned subsidiary, APLD Hosting, LLC, in Nevada. APLD Hosting is entering into agreements to own and operate our co-hosting facilities. In August 2021, APLD, LLC, purchased property in North Dakota and in September 2021, we began construction of our first co-hosting facility on the North Dakota property. On February 2, 2022, we brought the facility online as to the first 55MW, with the remaining 45MW expected to be brought online during the second calendar quarter of 2022.
On October 22, 2021, we formed 1.21 Gigawatts LLC in Delaware to develop, construct, finance, operate and maintain datacenters.
On November 2, 2021, we formed a wholly-owned subsidiary, Applied Talent Resources LLC, in Nevada to employ and manage our employees, employee staffing among our entities and projects and employment related plans and policies. On November 8, 2021 we formed APLD-JTND Phase II, LLC and on November 15, 2021 we formed APLD-Rattlesnake Den I, LLC and APLD-Rattlesnake Den II, LLC, each of which is a Delaware limited liability company formed to build and operate a co-hosting facility.
On January 6, 2022, we and Antpool, an affiliate of Bitmain Technologies Holding Company, entered into a Limited Liability Company Agreement of 1.21 Gigawatts, pursuant to which we own 80% and Antpool owns 20% of 1.21 Gigawatts. 1.21 Gigawatts will develop, acquire, construct, finance, operate, maintain and own one or more Next-Gen datacenters with up to 1.5 GW of capacity for hosting blockchain infrastructure.
During the building of our co-hosting operations, we determined that it would be beneficial to our stockholders to focus more of our resources on building our co-hosting operations than on expanding our mining operations. Accordingly, in December 2021, we began selling our crypto mining equipment. On March 9, 2022 we ceased all crypto mining operations and completed the sale of all crypto mining equipment in service. We have no plans to return to crypto mining operations in the future. We still own some mining equipment. However, the equipment is either not online or was previously purchased but has yet to be delivered. We intend to sell this equipment as soon as possible and have no plans to bring the equipment online or use it for mining purposes.
Summary Risk Factors
An investment in our common stock involves a high degree of risk and uncertainty. You should carefully consider the risks summarized below and the other risks that are discussed more fully in the “Risk Factors” section of this prospectus immediately following this prospectus summary. These risks include, but are not limited to, the following:
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We have little operating history in the co-hosting business with limited sources of revenue and may be unable to increase our revenue from operations or raise additional capital needed to grow our business or become profitable.

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Our customers are dependent on the price of cryptoassets which has fluctuated wildly and could continue to do so. A significant loss by our customers resulting from a decline in cryptoasset prices, could cause a decline in our revenue from co-hosting operations and our expansion of co-hosting operations may be delayed or prevented.

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If we fail to manage our growth, our business, financial conditional and results of operations could be harmed.

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We and our co-hosting customers are subject to a highly-evolving regulatory landscape and any adverse changes to, or our failure to comply with, any laws or regulations could adversely affect our business, prospects or operations, including potential illegality now, or in the future, of acquiring, owning, holding, selling or using Bitcoin, Ether or other cryptoassets, participating in blockchains or utilizing similar cryptoassets in one or more countries, the ruling of which would adversely affect us.
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Governmental actions may have a materially adverse effect on the cryptoasset mining industry as a whole, which would have an adverse effect on our business and results of operations.

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Cryptoassets’ status as a “security,” a “commodity” or a “financial instrument” in any relevant jurisdiction is subject to a high degree of uncertainty and if we or our co-hosting customers are unable to properly characterize a cryptoasset, we or they may be subject to regulatory scrutiny, investigations, fines, and other penalties, which may adversely affect our business, operating results, and financial condition.

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Our business is dependent on technology, access to the internet and electricity which may not be available on commercially reasonable terms, if at all. Broad disruption of the internet could also adversely affect the prices of Bitcoin, Ether or other cryptoassets mined by our customers.

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Banks and financial institutions vary in the services they provide to businesses that engage in cryptoasset-related activities or that accept cryptoasset as payment.

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There is a lack of liquid markets for cryptoassets and banks and other services providers may stop providing services to entities involved in cryptoasset mining and such markets could be manipulated.

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Acceptance and/or widespread use of Bitcoin, Ether and other cryptoassets is uncertain.

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Cryptoassets may have concentrated ownership and large sales or distributions by holders of such cryptoassets could have an adverse effect on the market price of such cryptoasset.

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Competition from other methods of investing in Bitcoin, Ether and other cryptoassets or the development of competing blockchain platforms or technologies may adversely affect our operations, investment strategies and profitability.

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We may not adequately respond to rapidly changing technology or methods of, rules of, or access to, platforms which may negatively affect our business. Rapidly changing technology or platform methods, rules and access may render our crypto mining and related equipment and facilities obsolete, unprofitable or unusable.

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The characteristics of cryptoassets have been, and may in the future continue to be, exploited to facilitate illegal activity such as fraud, money laundering, tax evasion and ransomware scams; if any of our co-hosting customers do so or are alleged to have done so, it could adversely affect us.

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The open source structure of the Bitcoin and Ethereum network protocols and structure of the platforms are open to manipulation, hacking, decreases in transaction fees. Circumstances may arise that do not provide an adequate incentive to our co-hosting customers to continue mining or to us to continue co-hosting and we may cease co-hosting operations, which would lead to our failure to achieve profitability.

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The loss or destruction of private keys required to access any cryptoassets held in custody for our own or our customers’ accounts may be irreversible. If we, or they, are unable to access private keys or if we, or they, experience a hack or other data loss relating to the ability to access any cryptoassets, it could cause regulatory scrutiny, reputational harm, and other losses.

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Cryptoassets and Bitcoin and Ether platforms, including those maintained by our customers, are susceptible to malicious actors, botnets, and cybersecurity threats and may be exposed to cybersecurity threats and hacks.

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Our cryptoassets mined prior to cessation of our mining operations and our customers’ cryptoassets may be subject to damage, theft or restriction on access.

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The limited rights of legal recourse against us, and our lack of insurance protection expose us and our stockholders to the risk of loss of our cryptoassets mined prior to cessation of our mining operations for which no person is liable.

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COVID-19 or any pandemic, epidemic or infectious disease outbreak in the United States or elsewhere, may adversely affect our business.

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The price of our common stock may have little or no relationship to the historical bid prices of our common stock on the OTC Pink.

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We will incur increased costs as a result of closing this offering and later becoming a public reporting company.

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You may experience dilution of your ownership interest because of the future issuance of additional equity in our company.

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Until November 30, 2021, we were a shell company and stockholders cannot rely on the provisions of Rule 144 for the resale of their shares until certain additional conditions are met.

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Provisions in Articles, our amended and restated bylaws (as amended from time to time, the “Bylaws”), and Nevada law may discourage a takeover attempt even if a takeover might be beneficial to our stockholders.

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Cryptoassets face significant scaling obstacles that can lead to high fees or slow transaction settlement times which could negatively impact our customers’ business and our co-hosting operations.

Our Corporate Information
Our executive office is located at 3811 Turtle Creek Blvd., Suite 2100, Dallas, Texas 75219, and our phone number is (214) 427-1704. Our principal website address is www.appliedblockchaininc.com. The information on any of our websites is deemed not to be incorporated in this prospectus or to be part of this prospectus.
Implications of Being a Smaller Reporting Company
We are a “smaller reporting company” as defined in the Exchange Act. We may take advantage of certain of the scaled disclosures available to smaller reporting companies so long as the market value of our voting and non-voting common stock held by non-affiliates is less than $250.0 million measured on the last business day of our second fiscal quarter, or our annual revenue is less than $100.0 million during the most recently completed fiscal year and the market value of our common stock held by non-affiliates is less than $700.0 million measured on the last business day of our second fiscal quarter.

The Offering
Securities Offered by Us:
8,000,000 shares of common stock.
Common Stock to be Outstanding after this Offering:
99,205,023 shares of common stock (or 100,405,023 shares of common stock if the underwriters exercise their over-allotment option in full).
Over-allotment Option:
We have granted the underwriters a 30-day option to purchase up to an additional 1,200,000 shares of our common stock.
Use of Proceeds:
We estimate that the net proceeds to us from this offering will be approximately $36.0 million, or approximately $41.6 million if the underwriters exercise their over-allotment option in full.
We expect to use the proceeds to lease or purchase additional property on which to build additional co-hosting facilities, to construct those facilities, to enter into additional energy service agreements for each additional site and for funding our working capital and general corporate purposes. See “Use of Proceeds.”
Lock-up:
We, our directors and officers and certain of our existing security holders have agreed with the underwriters not to offer for sale, issue, sell, contract to sell, pledge or otherwise dispose of any of our common stock or securities convertible into common stock as described in further detail in the prospectus, for a period of 180 days after the date of this prospectus. See “Underwriting (Conflicts of Interest)” on page 95.
Risk Factors:
Investing in our securities is highly speculative and involves a significant degree of risk. See “Risk Factors” beginning on page 10 and other information included in this prospectus for a discussion of factors you should carefully consider before deciding to invest in our securities.
Conflicts of Interest:
Affiliates of associated persons of B. Riley Securities, Inc. (“B. Riley”) will own in excess of 10% of our issued and outstanding common stock. In addition, our Chief Executive Officer, Wes Cummins, sold a majority interest in 272 Capital LP, a registered investment adviser controlled by him, to B. Riley Financial, Inc. and is the CEO and President of B. Riley Capital Management, LLC. Chuck Hastings, CEO of B. Riley Wealth Management, Inc., serves on our board of directors and Virginia Moore, a member of the Board of Directors, is the spouse of the CEO of B. Riley Securities, Inc. Because B. Riley Securities, Inc. is an underwriter in this offering, it is deemed to have a “conflict of interest” under Rule 5121 (“Rule 5121”) of the Financial Industry Regulatory Authority, Inc. (“FINRA”). Accordingly, this offering is being made in compliance with the requirements of Rule 5121. Due to certain of these conflicts of interest, Rule 5121 requires, among other things, that a “qualified independent underwriter” participate in the preparation of, and exercise the usual standards of “due diligence” with respect to, the registration statement and this prospectus. Northland Securities, Inc. has agreed to act as a qualified independent underwriter for this offering. Northland Securities, Inc. will receive $50,000 for serving as a qualified independent underwriter in connection with this offering. We have agreed to indemnify Northland Securities, Inc. against liabilities incurred in connection with acting as a qualified independent underwriter, including liabilities under the Securities Act.
Listing:
We have been approved to list our common stock on the Nasdaq Global Select Market under the symbol “APLD.”
The number of shares of our common stock that will be outstanding after this offering set forth above is based on 54,763,534 shares of common stock outstanding as of April 6, 2022, and also includes the following:
•
22,861,661 shares of our common stock issuable upon the automatic conversion of our Series C Preferred Stock and PIK Dividends thereon to be accrued through the date on which the SEC declares our other registration statement on Form S-1 (Registration No. 333-258818), or the Resale Registration Statement effective, or the effective date.

•
13,579,828 shares of our common stock issuable upon the automatic conversion of our Series D Preferred Stock and PIK Dividends thereon to be accrued through the effective date of our Resale Registration Statement.

Unless specifically stated otherwise, all information in this prospectus assumes no exercise by the underwriters of their option to purchase additional shares of common stock to cover over-allotments, if any.
Reverse Stock Split
We effected a one-for-six reverse stock split in connection with our listing on the Nasdaq Global Select Market pursuant to which holders of our issued and outstanding common stock immediately prior to listing our common stock on Nasdaq Global Select Market had every six shares of common stock reclassified as one share of common stock. No fractional shares were issued. We refer to this as the “Reverse Stock Split.”
Unless otherwise indicated, and other than in the consolidated historical financial statements and related notes included elsewhere in this prospectus, the number of shares of our common stock represented in this prospectus is adjusted to reflect the Reverse Stock Split.

RISK FACTORS
Investing in our common stock involves a high degree of risk. You should carefully consider the risks and uncertainties described below, together with all of the other information in this prospectus, before making a decision to invest in our common stock. The risks and uncertainties described below are not the only ones we face. Additional risks and uncertainties that we are unaware of or that we currently believe are immaterial may also become important factors that adversely affect our business. If any of the following risks occur, our business, operating results, financial condition and future prospects could be materially and adversely affected. In that event, the market price of our common stock could decline, and you could lose part or all of your investment. Some statements in this prospectus, including such statements in the following risk factors, constitute forward-looking statements. See the section entitled “Special Note Regarding Forward-Looking Statements.”
Risks Related to Our Business
We are at an early stage of development of our hosting business and currently have limited sources of revenue and may never become profitable.
Until 2021, we had no operations since 2014. Although we began generating revenue in 2021 from our cryptoasset mining activities and we began generating revenue from hosting operations when our first co-hosting facility came online on February 2, 2022, we are subject to the risks and uncertainties of a new business, including the risk that we may never develop, complete development or market any of our proposed services or be able to liquidate our cryptoassets. During the building of our co-hosting operations, we determined that it would be beneficial to our stockholders to focus more of our resources on building our co-hosting operations than on expanding our mining operations. Accordingly, in December 2021, we began selling our crypto mining equipment. On March 9, 2022, we ceased all crypto mining operations and completed the sale of all crypto mining equipment in service. We have no plans to return to crypto mining operations in the future. We still own some mining equipment. However, the equipment is either not online or was previously purchased but has yet to be delivered. We intend to sell this equipment as soon as possible and have no plans to bring the equipment online or use it for mining purposes. Accordingly, we have only a limited history upon which an evaluation of our prospects and future performance can be made. Based on our limited current contractual arrangements with customers, energy suppliers and construction companies, assuming the terms of current contracts are the same for all future facilities we build, capital expenditures for our hosting operations would be approximately $350,000 per 1MW, revenues from hosting operations would be approximately $49 million per year per 100MW and direct costs of sales for our hosting operations would be approximately $37 million per year per 100MW. Hosting revenues includes only fees from lease of space and access to electricity and not maintenance or other services provided by us. Direct costs of sales from hosting includes operations, maintenance and power related costs. However, any increased hosting revenue or decreased costs, for instance, as a result of pricing power, economies of scale and additional services provided, or any decrease in demand for our hosting services, for example as a result of increased regulation on cryptoasset mining of our hosting customers or a significant decrease in cryptoasset prices, will significantly change the terms on which we are able to enter into additional agreements necessary to expand our business and thus impact the results of our hosting revenues and direct hosting costs. We intend to reduce the impact of such variability on our hosting revenue and hosting costs by entering into long term contracts with the goal of having one blue chip anchor tenant that has signed a 3-5 year long-term contract at each site and filling the rest of the facility with customers with 18-36 month terms. However, there can be no assurance that the assumptions and the results of the calculations above will happen and as such they are not intended to be estimates or projections but to illustrate the calculation of our hosting revenue. The assumptions and actual results may vary significantly from, and be higher or lower than, those set forth in these calculations and we make no representations with respect thereto. If we are unable to successfully implement our development plan or to increase our generation of revenue, we will not become profitable, and we may be unable to continue our operations. Furthermore, our proposed operations are subject to all business risks associated with new enterprises. The likelihood of our success must be considered in light of the problems, expenses, difficulties, complications, and delays frequently encountered in connection with the expansion of a business, operation in a competitive industry, and the continued development of advertising, promotions and a corresponding customer base. There can be no assurances that we will operate profitably.

Our customers are dependent on the price of cryptoassets. A decline in the price of cryptoassets could result in significant losses to us and our co-hosting customers, a decline in our revenue from co-hosting operations and delay or prevention of the expansion of our co-hosting operations.
If the price of cryptoassets declines, our customers could incur future losses and these losses could be significant as they incur costs and expenses associated with our hosting of their miners at our facilities and other costs and expenses. Such losses could be significant. If our co-hosting customers’ losses are significant enough, they may be unable to continue to pay our fees, we may experience a decline in revenue from our co-hosting operations and our expansion of co-hosting operations could be delayed or prevented. We intend to closely monitor our cash balances, cash needs and expense levels.
We are subject to a highly-evolving regulatory landscape and any adverse changes to, or our or our co-hosting customers’ failure to comply with, any laws or regulations could adversely affect our business, prospects or operations.
Our customers’ businesses are subject to extensive laws, rules, regulations, policies and legal and regulatory guidance, including those governing securities, commodities, cryptoasset custody, exchange and transfer, data governance, data protection, cybersecurity and tax. Many of these legal and regulatory regimes were adopted prior to the advent of the Internet, mobile technologies, cryptoassets and related technologies. As a result, they do not contemplate or address unique issues associated with the crypto economy, are subject to significant uncertainty, and vary widely across U.S. federal, state and local and international jurisdictions. These legal and regulatory regimes, including the laws, rules and regulations thereunder, evolve frequently and may be modified, interpreted and applied in an inconsistent manner from one jurisdiction to another, and may conflict with one another. Moreover, the complexity and evolving nature of our business and the significant uncertainty surrounding the regulation of the crypto economy requires us to exercise our judgement as to whether certain laws, rules and regulations apply to us or our customers, and it is possible that governmental bodies and regulators may disagree with our or our customers’ conclusions. To the extent we or our customers have not complied with such laws, rules and regulations, we could be subject to significant fines and other regulatory consequences, which could adversely affect our business, prospects or operations. As cryptoasset has grown in popularity and in market size, the Federal Reserve Board, U.S. Congress and certain U.S. agencies (e.g., the Commodity Futures Trading Commission, the SEC, the Financial Crimes Enforcement Network and the Federal Bureau of Investigation) have begun to examine the operations of cryptoasset networks, cryptoasset users and cryptoasset exchange markets.
Ongoing and future regulatory actions could effectively prevent our customers’ mining operations and our ongoing or planned co-hosting operations, limiting or preventing future revenue generation by us or rendering our operations obsolete. Such actions could severely impact our ability to continue to operate and our ability to continue as a going concern or to pursue our strategy at all, which would have a material adverse effect on our business, prospects or operations.
If we fail to effectively manage our growth, our business, financial condition and results of operations could be harmed.
We are a development stage company with a small management team and are subject to the strains of ongoing development and growth, which will place significant demands on our management and our operational and financial infrastructure. Although we may not grow as we expect, if we fail to manage our growth effectively or to develop and expand our managerial, operational and financial resources and systems, our business and financial results would be materially harmed.
We may not be able to manage growth effectively, which could damage our reputation, limit our growth and negatively affect our operating results. Further, we cannot provide any assurance that we will successfully identify emerging trends and growth opportunities in this business sector and we may lose out on opportunities. Such circumstances could have a material adverse effect on our business, prospects or operations.
We have an evolving business model which is subject to various uncertainties.
As cryptoassets and blockchain technologies become more widely available, we expect the services and products associated with them to evolve. Future regulations may require our co-hosting customers to change their business in order to comply fully with federal and state laws regulating cryptoasset (including Ethereum and Bitcoin) mining. In order to stay current with the industry, our business model may need to evolve as well. From time to time, we may modify aspects of our business model relating to our strategy. We cannot offer any assurance that these or any other modifications will be successful or will not result in harm to our business.
We may be unable to raise additional capital needed to grow our business.
We may operate at a loss as we continue to establish our business model. In addition, we expect to need to raise substantial additional capital to expand our operations, pursue our growth strategies and to respond to competitive pressures or unanticipated working capital requirements. We may not be able to obtain additional debt or equity financing on favorable terms, if at all, which could impair our growth and adversely affect our existing operations. If we raise additional equity financing, our stockholders may experience significant dilution of their ownership interests, and the per share value of our common stock could decline. Furthermore, if we engage in additional debt financing, the holders of debt likely would have priority over the holders of common stock on order of payment preference. We may be required to accept terms that restrict our ability to incur additional indebtedness, take other actions including terms that require us to maintain specified liquidity or other ratios that could otherwise not be in the interests of our stockholders.
Any disruption of service experienced by certain of our third-party service providers, our failure to manage and maintain existing relationships or identify and engage or hire other qualified third-party service providers or employees to perform similar functions, or other events could harm our business, financial condition, operating results, cash flows, and prospects.
We may depend upon outside advisors who may not be available on reasonable terms as needed. To supplement the business experience of our officers and directors, we may be required to employ technical experts, appraisers, attorneys, or other consultants or advisors. Our management, with approval of our board of directors (“Board”) in certain cases, without any input from stockholders, will make the selection of any such advisors. Furthermore, it is anticipated that such persons may be engaged on an “as needed” basis without a continuing fiduciary or other obligation to us. In the event we consider it necessary to hire outside advisors, we may elect to hire persons who are affiliates, if they are able to provide the required services.
On March 19, 2021, we entered into the Services Agreement with GMR Limited, a British Virgin Islands limited liability company (“GMR”), Xsquared Holding Limited, a British Virgin Islands limited liability company (“SparkPool”) and Valuefinder, a British Virgin Islands limited liability company (“Valuefinder” and, together with GMR and SparkPool, each a “Service Provider” and collectively, the “Service Providers”). Pursuant to the Services Agreement, we engaged the Service Providers to provide cryptoasset mining management and analysis and to secure equipment to be purchased by us as consideration for 7,440,148 shares of common stock to be issued to each of GMR and SparkPool or their designees and 3,156,426 shares of common stock to be issued to Valuefinder or its designee, in each case upon the occurrence of certain events. On March 25, 2021, we filed a certificate of amendment to our Second Amended and Restated Articles of Incorporation (as amended from time to time, our “Articles”) with the Secretary of State of the State of Nevada to change our name to Applied Blockchain, Inc. By July 2021, we had purchased crypto mining equipment, taken delivery of such equipment, installed such equipment at a cohosting location and began mining and generating revenue. Each of these Service Providers assisted in the creation of our crypto mining operations, which we then terminated on March 9, 2022. Each of them also advised us in connection with the design and buildout of our co-hosting operations. GMR and SparkPool have since become customers of our co-hosting operations. In July 2021, we added a strategic partner, Bitmain Technologies Limited (“Bitmain”), a producer of products for blockchain and artificial intelligence (AI) applications, to assist in the operation and development of our mining and co-hosting business as well as the identification of other strategic business initiatives.
On January 6, 2022, we and Antpool, an affiliate of Bitmain Technologies Holding Company, entered into a Limited Liability Company Agreement of 1.21 Gigawatts, LLC, pursuant to which we and Antpool contributed $8,000 and $2,000, respectively, and will initially own 80% and 20% of 1.21 Gigawatts, respectively. 1.21 Gigawatts will develop, acquire, construct, finance, operate, maintain and own one or more Next-Gen datacenters with up to 1.5GW of capacity for hosting blockchain infrastructure. We are the managing member of 1.21 Gigawatts and are responsible for all site development, construction and operations of the datacenters. However, certain activities of 1.21 Gigawatts and its subsidiaries require the vote of 90% of the then outstanding units of each such entity. As long as Antpool owns 10% or more of the total issued and outstanding units of 1.21 Gigawatts, Antpool may appoint an individual with industry expertise to serve as an advisor to 1.21 Gigawatts. 1.21 Gigawatts will pay fees to such advisor as reasonably determined by us as managing member. Transfers by members of units of 1.21 Gigawatts are prohibited without approval of 90% of units then outstanding, which consent may be granted or withheld for any reason and transfers of such units to non-affiliates, after obtaining consent, are subject to a right of first refusal of other members to purchase some or all of such units. Additionally, Antpool has the right at any time to convert all or any portion of its 1.21 Gigawatts units into a number of shares of our common stock equal to the capital contributions by Antpool in connection with the acquisition of such units divided by $1.25 (or $7.50, after adjustment for the Reverse Stock Split), which will result in an increase in our ownership percentage of 1.21 Gigawatts.
If these third parties or other outside advisors experience difficulty providing the services we require, or if they experience disruptions or financial distress or cease operations temporarily or permanently, it could make it difficult for us to operate our operations. If we are unsuccessful in identifying or finding highly qualified third-party service providers or employees, if we fail to negotiate cost-effective relationships with them or if we are ineffective in managing and maintaining these relationships, it could materially and adversely affect our business and our financial condition, operating results, cash flows, and prospects.
We may also experience disruptions due to mechanical failure, power outage, human error, physical or electronic security breaches, war, terrorism, fire, earthquake, pandemics, hurricane, flood and other natural disasters, sabotage and vandalism. Our systems may be susceptible to damage, interference, or interruption from modifications or upgrades, power loss, telecommunications failures, computer viruses, ransomware attacks, computer denial of service attacks, phishing schemes, or other attempts to harm or access our systems. Such disruptions could materially and adversely affect our business and our financial condition, operating results, cash flows, and prospects.
Various actual and potential conflicts of interest may be detrimental to stockholders.
Certain conflicts of interest may exist, or be perceived to exit, between certain of our directors or officers and us, including, direct and indirect relationships between certain of our officers and directors with entities that are, or are under common control with, B. Riley Securities, Inc., representative of the underwriters for this offering. Mr. Cummins and certain of our directors have other business interests to which they also must devote time, resources and attention. These other interests may conflict with such officer’s or director’s interest in us, including conflicting with interests in allocating resources, time and attention to our business and impacting decisions made on our behalf with respect to such entities, their affiliates or competitors.
Our Service Providers, and Bitmain, operate businesses related to crypto mining. Specifically, GMR and Bitmain actively mine cryptoassets. Although SparkPool ceased its operations as a result of China’s ban on cryptoasset mining, SparkPool is moving its mining business outside of China. SparkPool and Valuefinder each consult with and advise other cryptoasset-related companies. Our Service Providers’ and Bitmain’s interest in their own business and that of entities they advise may conflict with our interests and may impact the advice provided to us or our competitors such that our business, operations and financial results may be negatively impacted.
We do not have specific procedures in place with respect to potential conflicts of interest, however, in determining to engage with potential competitors and entities with whom our officers or directors may have relationships, we considered the risks and risk mitigation factors, including requiring that transactions with entities that are related to our officers and directors be approved or ratified by our Audit Committee, and recognizing that Mr. Cummins holds over 24% of our common stock, calculated as if the Series C Preferred Stock and Series D Preferred Stock were converted, and our Service Providers, on an as-if converted basis, hold between 1.3% and 9% of our common stock. All of them therefore have a financial interest in the success of our operations. Additionally, none of our Service Providers or Bitmain operate in the co-hosting business. We have also included more than a majority of independent directors on our Board in order to ensure that there are limitations on the risks of conflicts of interest impacting Board level decisions. Because we are not expanding our crypto mining business at this time and focusing on expanding our co-hosting business, the effects of any such risks of conflicts of interest are limited in scope. We expect that as our co-hosting business continues to grow, the risks of conflicts of interest will become more limited over time. We cannot, however, guarantee that the conflicts of interest described above, or other future conflicts of interest, will not manifest in advice or decisions that negatively impact our financial results and our operations.
The loss of any of our management team, our inability to execute an effective succession plan, or our inability to attract and retain qualified personnel, could adversely affect our business.
Our success and future growth will depend to a significant degree on the skills and services of our management team. We will need to continue to grow our management team in order to alleviate pressure on our existing team and in order to continue to develop our business. If our management team, including any new hires that we may make, fails to work together effectively and to execute our plans and strategies on a timely basis, our business could be harmed. Furthermore, if we fail to execute an effective contingency or succession plan with the loss of any member of our management team, the loss of such management personnel may significantly disrupt our business.
The loss of key members of our management team could inhibit our growth prospects. Our future success also depends in large part on our ability to attract, retain and motivate key management and operating personnel. As we continue to develop and expand our operations, we may require personnel with different skills and experiences, and who have a sound understanding of our business and the cryptoasset industry. The market for highly qualified personnel in this industry is very competitive and we may be unable to attract such personnel. If we are unable to attract such personnel, our business could be harmed.
We may depend upon outside advisors who may not be available on reasonable terms as needed.
To supplement the business experience of our officers and directors, we may be required to employ technical experts, appraisers, attorneys, or other consultants or advisors. Our management, with our board of directors (“Board”) approval in certain cases, without any input from stockholders will make the selection of any such advisors. Furthermore, it is anticipated that such persons may be engaged on an “as needed” basis without a continuing fiduciary or other obligation to us. In the event we consider it necessary to hire outside advisors, we may elect to hire persons who are affiliates, if they are able to provide the required services.
COVID-19 or any pandemic, epidemic or outbreak of an infectious disease in the United States or elsewhere may adversely affect our business.
The COVID-19 virus has had unpredictable and unprecedented impacts in the United States and around the world. The World Health Organization has declared the outbreak of COVID-19 as a “pandemic,” or a worldwide spread of a new disease. Many countries around the world have imposed quarantines and restrictions on travel and large gatherings to slow the spread of the virus. In the United States, federal, state and local governments have enacted restrictions on travel, gatherings, and workplaces, with exceptions made for essential workers and businesses. We are still assessing potential effects on our business from COVID-19 and any actions implemented by the federal, state and local governments. Although in the United States work-from-home and shelter-in-place recommendations and requirements are beginning to be removed, any future variant of COVID-19, or another epidemic, could cause such measures to be reinstated. We may experience disruptions to our business operations resulting from such quarantines, self-isolations, or other movement and restrictions on the ability of our employees to perform their jobs. Such restrictions could impact our ability to construct our co-hosting facilities or take delivery of, or effectively service and maintain our customers’ crypto mining equipment, which would have an adverse effect on our business and the results of our operations.
China has also prohibited the shipment of cryptoasset related products in and out of its borders, which could negatively impact our ability to receive mining equipment from China-based suppliers on behalf of our customers. Third-party manufacturers, suppliers, sub-contractors and customers have been and could continue to be disrupted by worker absenteeism, quarantines, restrictions on employees’ ability to work, office and factory closures, disruptions to ports and other shipping infrastructure, border closures, or other travel or health-related restrictions. Depending on the magnitude of such effects on our supply chain, shipments of parts for our customers’ existing miners may be delayed. As our customers’ equipment requires repair or becomes obsolete and requires replacement, our and their ability to obtain adequate replacements or repair parts from their manufacturer may therefore be hampered. To the extent we are providing maintenance and repair services to our customers, our ability to provide such services may also be hampered by supply chain and labor disruptions. If not resolved quickly, supply chain disruptions could negatively impact our operations.
The implications of the COVID-19 pandemic on our results of operations and overall financial performance remain uncertain. The economic effects of the pandemic and any recovery and resulting societal changes, including the impact of current labor shortages in the United States, are currently not predictable, and the future financial impacts could vary from those foreseen.
The cryptoeconomy is novel and has little to no access to policymakers or lobbying organizations, which may harm our ability to effectively react to proposed legislation and regulation of cryptoassets or cryptoasset platforms adverse to our business.
As cryptoassets have grown in both popularity and market size, various U.S. federal, state, and local and foreign governmental organizations, consumer agencies and public advocacy groups have been examining the operations of crypto networks, users and platforms, with a focus on how cryptoassets can be used to launder the proceeds of illegal activities, fund criminal or terrorist enterprises, and the safety and soundness of platforms and other service providers that hold cryptoassets for users. Many of these entities have called for heightened regulatory oversight, and have issued consumer advisories describing the risks posed by cryptoassets to users and investors. For instance, in July 2019, then-U.S. Treasury Secretary Steven Mnuchin stated that he had “very serious concerns” about cryptoassets. Outside the United States, several jurisdictions have banned so-called initial coin offerings, such as China and South Korea, while Canada, Singapore, Hong Kong, have opined that token offerings may constitute securities offerings subject to local securities regulations. In July 2019, the United Kingdom’s Financial Conduct Authority proposed rules to address harm to retail customers arising from the sale of derivatives and exchange-traded notes that reference certain types of cryptoassets, contending that they are “ill-suited” to retail investors due to extreme volatility, valuation challenges and association with financial crimes.
The cryptoeconomy is novel and has little to no access to policymakers and lobbying organizations in many jurisdictions. Competitors from other, more established industries, including traditional financial services, may have greater access to lobbyists or governmental officials, and regulators that are concerned about the potential for cryptoassets for illicit usage may effect statutory and regulatory changes with minimal or discounted inputs from the crypto economy. As a result, new laws and regulations may be proposed and adopted in the United States and internationally, or existing laws and regulations may be interpreted in new ways, that harm the crypto economy or cryptoasset platforms, which could adversely impact our and our customers’ businesses.
Cryptoassets’ status as a “security,” a “commodity” or a “financial instrument” in any relevant jurisdiction is subject to a high degree of uncertainty and if we or our co-hosting customers are unable to properly characterize a cryptoasset, we, or they, may be subject to regulatory scrutiny, investigations, fines, and other penalties, which may adversely affect our business, operating results, and financial condition.
The legal test for determining whether or not any given cryptoasset is a security (the Howey test) is a highly complex, fact-driven analysis the outcome of which is difficult to predict. The SEC took the position that initial coin offerings (“ICOs”) are issuances of securities, a position that was upheld by the U.S. District Court for the Southern District of NY in the 2020 case SEC v. Telegram Group Inc. & TON Issuer Inc. The SEC’s position on most other cryptoassets, other than Bitcoin, Ether and ICOs, is that it is up to market participants to determine whether or not a particular cryptoasset is a “security.” The SEC generally does not provide advance guidance or confirmation on the status of any particular cryptoasset as a security. Furthermore, the SEC’s views in this area have evolved over time and it is difficult to predict the direction or timing of any continuing evolution. It is also possible that a change in the governing administration or the appointment of new SEC commissioners could substantially impact the views of the

SEC and its staff. Public statements by senior officials at the SEC indicate that the SEC does not intend to take the position that Bitcoin or Ether are securities (in their current form). With respect to all other cryptoassets, there is currently no certainty under the applicable legal test that such assets are not securities, notwithstanding the conclusions we may draw based on our risk-based assessment regarding the likelihood that a particular cryptoasset could be deemed a “security” under applicable laws. Similarly, though the SEC’s Strategic Hub for Innovation and Financial Technology published a framework for analyzing whether any given cryptoasset is a security in April 2019, this framework is also not a rule, regulation or statement of the SEC and is not binding on the SEC.
Several foreign jurisdictions have taken a broad-based approach to classifying cryptoassets as “securities,” while other foreign jurisdictions, such as Switzerland, Malta, and Singapore, have adopted a narrower approach. As a result, certain cryptoassets may be deemed to be a “security” under the laws of some jurisdictions but not others. Various foreign jurisdictions may, in the future, adopt additional laws, regulations, or directives that affect the characterization of cryptoassets as “securities.” If Bitcoin or any other supported cryptoasset is deemed to be a security under any U.S. federal, state, or foreign jurisdiction, or in a proceeding in a court of law or otherwise, it may have adverse consequences for such supported cryptoasset. For instance, all transactions in such supported cryptoasset would have to be registered with the SEC or other foreign authority, or conducted in accordance with an exemption from registration, which could severely limit its liquidity, usability and transactability. Moreover, the networks on which such supported cryptoassets are utilized may be required to be regulated as securities intermediaries, and subject to applicable rules, which could effectively render the network impracticable for its existing purposes. Further, it could draw negative publicity and a decline in the general acceptance of the cryptoasset. Also, it may make it difficult for such supported cryptoasset to be traded, cleared, and custodied as compared to other cryptoassets that are not considered to be securities.
Ongoing and future regulatory actions could effectively interfere with our customers’ crypto mining operations and our co-hosting operations, limiting or preventing future revenue generation by us or rendering our operations obsolete. Such actions could severely impact our ability to continue to operate and our ability to continue as a going concern or to pursue our strategy at all, which would have a material adverse effect on our business, prospects or operations.
Banks, financial institutions and other businesses vary in the services they provide to businesses that engage in cryptoasset-related activities or that accept cryptoasset as payment.
Although a number of significant U.S. banks and investment institutions, such as Goldman Sachs, Citi Group, J.P. Morgan and BlackRock, allow customers to carry and invest in cryptoassets, the acceptance and use by banks of cryptoassets varies. Additionally, a number of companies and individuals or businesses associated with cryptoassets may have had and may continue to have their existing banking services discontinued with financial institutions in response to government action, particularly in China, where regulatory response to cryptoassets has been to exclude their use for ordinary consumer transactions. However, in 2020, the Office of the Comptroller of the Currency of the U.S. Treasury Department announced that national banks and federal savings associations may provide cryptoasset custody services for customers. While we expect Ethereum and Bitcoin to continue to gain greater acceptance by banks and investment institutions, we cannot accurately predict the level and scope of services that these institutions will offer to businesses engaging in Ethereum or other cryptoasset related activities.
The usefulness of cryptoassets as payment systems and the public perception of cryptoassets could be damaged if banks or financial institutions were to close the accounts of businesses engaging in cryptoasset-related activities. This could occur as a result of compliance risk, cost, government regulation or public pressure. The risk applies to securities firms, clearance and settlement firms, national stock and derivatives on commodities exchanges, the over-the-counter market, and the Depository Trust Company, which, if any of such entities adopts or implements similar policies, rules or regulations, could negatively affect our or our customers’ relationships with financial institutions and impede our ability to convert cryptoassets we previously mined or our customers’ ability to convert cryptoassets to fiat currencies. Such factors could have a material adverse effect on our ability to continue as a going concern or to pursue our strategy at all, which could have a material adverse effect on our business, prospects or operations and harm investors.

In addition to commercial banks, we have experienced reluctance by other service providers including public account firms and insurance companies to engage with companies engaged in cryptoasset mining related business.
If our co-hosting customers suffer from harm or loss as a result of risks relating to crypto mining operations or determine not to use our co-hosting facility, our co-hosting operations may suffer from significant losses.
We have material customer concentration in our co-hosting business. We have entered into contracts with four customers to utilize our first co-hosting facility which was brought online on February 2, 2022 as to the first 55MW, with the remaining 45MW expected to be brought online during the second calendar quarter of 2022. When our first co-hosting facility is fully online, four customers will account for 100% of the revenue from our first co-hosting facility (100MW). These customers have also contracted for 85MW of power at our second co-hosting facility once completed and operational. There are inherent risks whenever a large percentage of total revenues are concentrated with a limited number of customers. Additionally, our co-hosting customers are crypto miners themselves and subject to the same risks as we are with respect to their crypto mining businesses. It is not possible for us to predict the future level of demand for our services that will be generated by these customers or the future demand for the products and services of these customers. Should some or all of our co-hosting customers suffer from harm or loss due to a set of circumstances, their businesses could be negatively impacted or prevented. Further, our contracts with these customers permit them to terminate our services at any time (subject to notice and certain other provisions).
If any of our customers experience declining mining operations for any reason or determine to stop utilizing our co-hosting facilities, we could be pressured to reduce the prices we charge for our services or we could lose a major customer. Any such development could have an adverse effect on our margins and financial position, and would negatively affect our revenues and results of operations.
We may not be able to compete with other companies, some of whom have greater resources and experience.
We may not be able to compete successfully against present or future competitors. We do not have the resources to compete with larger providers of similar products or services at this time. The cryptoasset industry has attracted various high-profile and well-established operators, some of which have substantially greater liquidity and financial resources than we do. With the limited resources we have available, we may experience great difficulties in expanding and improving our network of computers to remain competitive. Competition from existing and future competitors, particularly those that have access to competitively priced energy, could result in our inability to secure acquisitions and partnerships that we may need to expand our business in the future. This competition from other entities with greater resources, experience and reputations may result in our failure to maintain or expand our business, as we may never be able to successfully execute our business plan. If we are unable to expand and remain competitive, our business could be negatively affected which would have an adverse effect on the trading price of our common stock, which would harm our investors.
The impact of geopolitical and economic events on the supply and demand for cryptoassets is uncertain.
Geopolitical crises may motivate large-scale purchases of cryptoassets, which could increase the price of Bitcoin , Ether and other cryptoassets rapidly. This may increase the likelihood of a subsequent price decrease as crisis-driven purchasing behavior dissipates, adversely affecting the value of our inventory following such downward adjustment. Such risks are similar to the risks of purchasing commodities in general uncertain times, such as the risk of purchasing, holding or selling gold. Alternatively, as an emerging asset class with limited acceptance as a payment system or commodity, global crises and general economic downturn may discourage investment in Bitcoin, Ether and other cryptoassets as investors focus their investment on less volatile asset classes as a means of hedging their investment risk.
As an alternative to fiat currencies that are backed by central governments, Bitcoin, Ether and other cryptoassets, which are relatively new, are subject to supply and demand forces. How such supply and demand will be impacted by geopolitical events is largely uncertain but could be harmful to us and investors in our common stock. Political or economic crises may motivate large-scale acquisitions or sales of Bitcoin, Ether and other cryptoasset either globally or locally. Such events could have a material adverse effect on our customers’ businesses and our ability to continue as a going concern or to pursue our strategy at all, which could have a material adverse effect on our business, prospects or operations and potentially the value of any cryptoasset we have mined prior to cessation of our mining operations.
Governmental actions may have a materially adverse effect on the cryptoasset mining industry as a whole, which would have an adverse effect on our business and results of operations.
Cambridge Bitcoin Electricity Consumption Index reported that as of February 1, 2021 more than 6GW of Bitcoin was mined in China (or $4.3 billion of power cost, assuming $0.08 per kWh average hosting cost). China has since banned cryptoasset mining related activity. China has already made transacting in cryptoassets illegal. Actions were taken in March 2021 by the governmental authorities for the Chinese province of Inner Mongolia, which represents roughly 8% of the world’s total mining power, to ban cryptoasset mining in the province due in part to the industry’s intense electrical power demands and its negative environmental impacts (both in terms of the waste produced by mining the rare earth metals used to manufacture miners and the production of electrical power used in cryptoasset mining). On September 24, 2021, China imposed a ban on all crypto transactions and mining. Other governments around the world are also reviewing their rules and regulations concerning the cryptoasset industry, including the United States.
On May 3, 2021, a bill was presented to the New York Senate’s Environmental Conservation Committee that, if passed, would establish a three-year moratorium on the operation of cryptoasset mining centers pending an environmental impact study on the greenhouse gas emissions caused by the cryptoasset mining industry in the State of New York. Because we are unable to influence or predict future regulatory actions taken by governments in China, the United States or elsewhere, we may have little opportunity or ability to respond to rapidly evolving regulatory positions which may have a materially adverse effect on our industry and, therefore, our business and results of operations. If further extreme regulatory action is taken by various government entities, our business may suffer and investors in our securities may lose part or all of their investment.
Acceptance and/or widespread use of Bitcoin, Ether and other cryptoassets is uncertain.
Currently, there is a relatively limited use of any cryptoasset in the retail and commercial marketplace, thus contributing to price volatility that could adversely affect an investment in our common stock. Banks and other established financial institutions may refuse to process funds for cryptoasset transactions, process wire transfers to or from cryptoasset exchanges, cryptoasset-related companies or service providers, or maintain accounts for persons or entities transacting in cryptoasset. Conversely, a significant portion of cryptoasset demand is generated by investors seeking a long-term store of value or speculators seeking to profit from the short- or long-term holding of the asset. Price volatility undermines cryptoassets’ role as a medium of exchange, as retailers are much less likely to accept it as a form of payment. Market capitalization for cryptoasset as a medium of exchange and payment method may always be low.
The relative lack of acceptance of cryptoasset in the retail and commercial marketplace, or a reduction of such use, limits the ability of end users to use them to pay for goods and services. Such lack of acceptance or decline in acceptances could have a material adverse effect on our customers’ businesses and our ability to continue as a going concern or to pursue our strategy at all, which could have a material adverse effect on our business, prospects or operations and potentially the value of Bitcoin, Ether or other cryptoassets we mined.
It may be illegal now, or in the future, to acquire, own, hold, sell or use Bitcoin, Ether or other cryptoassets, participate in blockchains or utilize similar cryptoassets in one or more countries, the ruling of which would adversely affect us.
Although currently cryptoassets generally are not regulated or are lightly regulated in most countries, one or more countries such as China and Russia, which have taken harsh regulatory action in the past, may take regulatory actions in the future that could severely restrict the right to acquire, own, hold, sell or use these cryptoassets or to exchange for fiat currency. In many nations, particularly in China and Russia, it is illegal to accept payment in cryptoassets for consumer transactions and banking institutions are barred from accepting deposits of some or all cryptoassets. Such restrictions may adversely affect us as the large-scale use of Bitcoin, Ether or other cryptoassets as a means of exchange is presently confined to certain regions globally. Such circumstances could have a material adverse effect on our customers’ businesses and our ability to continue as a going concern or to pursue our strategy at all, which could have a material adverse effect on our business, prospects or operations and potentially the value of any Bitcoin, Ether or other cryptoassets we mined.
There is a lack of liquid markets, and possible manipulation of blockchain/cryptoassets.
Cryptoassets that are represented and trade on a ledger-based platform may not necessarily benefit from viable trading markets. Stock exchanges have listing requirements and vet issuers; requiring them to be subjected to rigorous listing standards and rules, and monitor investors transacting on such platform for fraud and other improprieties. These conditions may not necessarily be replicated on a distributed ledger platform, depending on the platform’s controls and other policies. The laxer a distributed ledger platform is about vetting issuers of cryptoassets or users that transact on the platform, the higher the potential risk for fraud or the manipulation of the ledger due to a control event. These factors may decrease liquidity or volume or may otherwise increase volatility of investment securities or other assets trading on a ledger-based system, which may adversely affect our customers’ business and us. Such circumstances could have a material adverse effect on our customers’ business and our ability to continue as a going concern or to pursue our strategy at all, which could have a material adverse effect on our business, prospects or operations and potentially the value of any Bitcoin, Ether or other cryptoassets we mined prior to the cessation of our mining operations.
Cryptoassets may have concentrated ownership and large sales or distributions by holders of such cryptoassets could have an adverse effect on the market price of such cryptoasset.
As of December 31, 2020, the largest 100 Ether wallets held approximately 35% of the Ether in circulation. As of December 31, 2020, the largest 100 Bitcoin wallets held approximately 14% of the Bitcoins in circulation. Moreover, it is possible that other persons or entities control multiple wallets that collectively hold a significant number of Ether or Bitcoin, even if they individually only hold a small amount, and it is possible that some of these wallets are controlled by the same person or entity. Similar or more concentrated levels of concentrated ownership may exist for other cryptoassets as well. As a result of this concentration of ownership, large sales or distributions by such holders could have an adverse effect on the market price of Bitcoin, Ether and other cryptoassets which could have a material adverse effect on our customers’ business and our business, prospects or operations and, potentially the value of any Bitcoin, Ether or other cryptoassets we mined prior to cessation of our mining operations.
Our and our customers’ operations, investment strategies and profitability may be adversely affected by competition from other methods of investing in Bitcoin, Ether and other cryptoassets.
Our customers compete with other users and/or companies that are mining Bitcoin, Ether and other cryptoassets and other potential financial vehicles, including securities backed by or linked to cryptoassets through entities similar to them. Market and financial conditions, and other conditions beyond our or their control, may make it more attractive to invest in other financial vehicles, or to invest in Bitcoin, Ether or other cryptoassets directly, which could materially affect our revenue or ability to expand our operations. The emergence of other financial vehicles and exchange-traded funds have been scrutinized by regulators and such scrutiny and the negative impressions or conclusions resulting from such scrutiny could be applicable to our customers and impact their ability to successfully operate. Such circumstances could have a material adverse effect on our ability to continue as a going concern or to pursue our strategy at all, which could have a material adverse effect on our business, prospects or operations and potentially the value of any Bitcoin, Ether or other cryptoassets we mined prior to the cessation of our mining operations.
The development and acceptance of competing blockchain platforms or technologies may cause consumers to use alternative distributed ledgers or other alternatives.
The development and acceptance of competing blockchain platforms or technologies may cause consumers to use alternative distributed ledgers or an alternative to distributed ledgers altogether. Our customers’ business utilizes presently existent digital ledgers and blockchains and they could face difficulty adapting to emergent digital ledgers, blockchains, or alternatives thereto. This may adversely affect their business and us and our exposure to various blockchain technologies and prevent us from realizing the anticipated profits from our investments. Such circumstances could have a material adverse effect on our ability to continue as a going concern or to pursue our strategy at all, which could have a material adverse effect on our business, prospects or operations and potentially the value of any Bitcoin, Ether or other cryptoassets we mined prior to the cessation of our mining operations.
The price of Ether/Bitcoin may be affected by the sale of Ether/Bitcoin by other vehicles investing in ETH/Bitcoin or tracking Ether/Bitcoin markets.
The global market for Ether/Bitcoin is characterized by supply constraints that differ from those present in the markets for commodities or other assets such as gold and silver. To the extent that other vehicles investing in Ether/Bitcoin or tracking Ether/Bitcoin markets form and come to represent a significant proportion of the demand for Ether/Bitcoin, large redemptions of the securities of those vehicles and the subsequent sale of Ether/Bitcoin by such vehicles could negatively affect Ether/Bitcoin prices and therefore affect the value of the Ether/Bitcoin inventory our customers hold. Such events could have a material adverse effect on our ability to continue as a going concern or to pursue our strategy at all, which could have a material adverse effect on our business, prospects or operations and potentially the value of any Ether/Bitcoin we mined prior to cessation of our mining operations.
The nature of our business requires the application of complex financial accounting rules, and there is limited guidance from accounting standard setting bodies. If financial accounting standards undergo significant changes, our operating results could be adversely affected.
The accounting rules and regulations that we must comply with are complex and subject to interpretation by the Financial Accounting Standards Board (“FASB”), the SEC, and various bodies formed to promulgate and interpret appropriate accounting principles. A change in these principles or interpretations could have a significant effect on our reported financial results, and may even affect the reporting of transactions completed before the announcement or effectiveness of a change. Recent actions and public comments from the FASB and the SEC have focused on the integrity of financial reporting and internal controls. In addition, many companies’ accounting policies are being subject to heightened scrutiny by regulators and the public. Further, there have been limited precedents for the financial accounting of cryptoassets and related valuation and revenue recognition, and no official guidance has been provided by the FASB or the SEC. As such, there remains significant uncertainty on how companies can account for cryptoasset transactions, cryptoassets, and related revenue. Uncertainties or changes in regulatory or financial accounting standards could result in the need to change our accounting methods and restate our financial statements and impair our ability to provide timely and accurate financial information, which could adversely affect our financial statements, result in a loss of investor confidence, and more generally impact our business, operating results, and financial condition.
Our customers may not adequately respond to rapidly changing technology or methods of, rules of, or access to, platforms which may negatively affect our business. Rapidly changing technology or platform methods, rules and access may render our crypto mining and related equipment and facilities obsolete, unprofitable or unusable.
Competitive conditions within the cryptoasset industry require that our customers use sophisticated technology in the operation of their business. The industry for blockchain technology is characterized by rapid technological changes, new product introductions, enhancements and evolving industry standards. New technologies, techniques or products could emerge that might offer better performance than the software and other technologies we currently utilize, and we may have to manage transitions to these new technologies to remain competitive. Our customers may not be successful, generally or relative to our competitors in the cryptoasset industry, in timely implementing new technology into their systems, or doing so in a cost-effective manner. During the course of implementing any such new technology into their operations, they may experience system interruptions and failures and may find existing crypto mining equipment and infrastructure investments become obsolete. Furthermore, there can be no assurances that they will recognize, in a timely manner or at all, the benefits that they may expect as a result of our implementing new technology into our operations. Additionally, the methods, rules and access to the platforms which they mine change rapidly and could result in the platforms becoming obsolete or unusable by them. As a result of such changes to technology and/or platforms, our customers’ and our business and operations may suffer.

If the award of Ether/Bitcoin reward for solving blocks and transaction fees, is not sufficiently high, our customers may not have an adequate incentive to continue mining and may cease mining operations, which could lead to our failure to achieve profitability.
If the number of Ether/Bitcoin awarded for solving a block in a blockchain decreases, our customers’ ability to earn revenue worsens. Decreased use and demand for Ether/Bitcoin rewards may adversely affect their incentive to expend processing power to solve blocks. If the award of Ether/Bitcoin rewards for solving blocks and transaction fees are not sufficiently high, they may not have an adequate incentive to continue mining and may cease mining operations. Additionally, miners ceasing operations would reduce the collective processing power on the network, which would adversely affect the confirmation process for transactions (i.e., temporarily decreasing the speed at which blocks are added to a blockchain until the next scheduled adjustment in difficulty for block solutions) and make the Ethereum network more vulnerable to a malicious actor or botnet obtaining control in excess of 50 percent of the processing power active on a blockchain, potentially permitting such actor or botnet to manipulate a blockchain in a manner that adversely affects our activities. A reduction in confidence in the confirmation process or processing power of the network could result and be irreversible. Such events could have a material adverse effect on our and our customers’ ability to continue to pursue our strategy at all, which could have a material adverse effect on our customers’ and our business, prospects or operations and potentially the value of any cryptoasset we mined prior to cessation of our mining operations. In addition, such events could have a material adverse effect on our co-hosting facilities, particularly any investment or commitments made by us for co-hosting facilities.
If the number of Ether/Bitcoin token rewards awarded for solving a block in a blockchain decreases, the incentive for miners to continue to contribute to the network may transition from a set reward to transaction fees. In order to incentivize miners to continue to contribute to the network, the network may either formally or informally transition from a set reward to transaction fees earned upon solving a block. This transition could be accomplished by miners independently electing to record in the blocks they solve only those transactions that include payment of a transaction fee. If transaction fees paid for transactions become too high, the marketplace may be reluctant to accept Bitcoin, Ether or other cryptoassets as a means of payment and existing users may be motivated to switch from Bitcoin, Ether and other cryptoassets to another cryptoasset or to fiat currency. Either the requirement from miners of higher transaction fees in exchange for recording transactions in a blockchain or a software upgrade that automatically charges fees for all transactions may decrease demand for Ether or Bitcoin and prevent the expansion of these networks to retail merchants and commercial businesses, resulting in a reduction in the price of Bitcoin, Ether and other cryptoassets that could adversely impact the price of and decreased use and demand for Bitcoin, Ether or other cryptoassets that our customers mine or that we accumulated prior to cessation of our mining operations which may adversely affect their value, our customers’ business, our business and an investment in us.
Because the number of Bitcoin awarded for solving a block in the Bitcoin network blockchain continually decreases, miners must invest in increasing processing power to maintain their yield of Bitcoins, which might make Bitcoin mining uneconomical for our customers.
The award of new Bitcoin for solving blocks continually declines, so that Bitcoin miners must invest in increasing processing power in order to maintain or increase their yield of Bitcoin. If the pricing of Bitcoin were to decline significantly, there can be no assurance that our customers will have the resources to upgrade their processing power in order to maintain the continuing revenue production of their mining operations. Also, the developers of the Bitcoin network or other programmers could propose amendments to the network’s protocols and software that, if accepted, might require our customers to modify their Bitcoin operations, and increase their investment in Bitcoin, in order to maintain revenue production. There can be no assurance, however, that they will be able to do so. Any decrease in demand for crypto mining resources would adversely impact our investment in, and operation of, our co-hosting facilities and negatively impact our business, operating results and financial condition.
The limited rights of legal recourse against us, and our lack of insurance protection expose us and our stockholders to the risk of loss of our cryptoassets for which no person is liable.
The cryptoassets mined by us prior to cessation of our mining operations are not insured. Therefore, a loss may be suffered with respect to those cryptoassets which is not covered by insurance and for which no person is liable in damages which could adversely affect our operations and, consequently, an investment in us.

We do not hold those cryptoassets with a banking institution or a member of the Federal Deposit Insurance Corporation (“FDIC”) or the Securities Investor Protection Corporation (“SIPC”) and, therefore, our cryptoassets are not subject to the protections enjoyed by depositors with FDIC or SIPC member institutions.
Intellectual property rights claims may adversely affect the operation of some or all cryptoasset networks.
Third parties may assert intellectual property claims relating to the holding and transfer of cryptoassets and their source code. Regardless of the merit of any intellectual property or other legal action, any threatened action that reduces confidence in some or all cryptoasset networks’ long-term viability or the ability of end-users to hold and transfer cryptoassets may adversely affect the business of our customers, our co-hosting operations and an investment in us. Additionally, a meritorious intellectual property claim could prevent us, our customers and other end-users from accessing some or all cryptoasset networks or holding or transferring cryptoassets. As a result, an intellectual property claim against us or other cryptoasset network participants could adversely affect an investment in us.
Cryptoasset Mining Equipment and Technology Related Risks
The open-source structure of the Ethereum and Bitcoin network protocols means that the contributors to the protocol are generally not directly compensated for their contributions in maintaining and developing the protocol. A failure to properly monitor and upgrade the protocol could damage the Ethereum network and an investment in us.
The Ethereum and Bitcoin networks, for example, operate based on an open-source protocol maintained by contributors. As an open-source projects, Ethereum and Bitcoin are not represented by an official organization or authority. As the network protocol is not sold and its use does not generate revenues for contributors, contributors are generally not compensated for maintaining and updating the network protocols. The lack of guaranteed financial incentive for contributors to maintain or develop the networks and the lack of guaranteed resources to adequately address emerging issues with the networks may reduce incentives to address the issues adequately or in a timely manner. Changes to a cryptoasset network which our customers are mining on may adversely affect our customers’ business our co-hosting operations and an investment in us.
The further development and acceptance of cryptoasset networks and other cryptoassets, which represent a new and rapidly changing industry, are subject to a variety of factors that are difficult to evaluate. The slowing or stopping of the development or acceptance of cryptoasset systems may adversely affect an investment in us.
Cryptoassets built on blockchain technology were only introduced in 2008 and remain in the early stages of development. The use of cryptoassets to, among other things, buy and sell goods and services and complete transactions, is part of a new and rapidly evolving industry that employs cryptoassets, including Ether and Bitcoin, based upon a computer-generated mathematical and/or cryptographic protocol. The further growth and development of any cryptoassets and their underlying networks and other cryptographic and algorithmic protocols governing the creation, transfer and usage of cryptoassets represent a new and evolving paradigm that is subject to a variety of factors that are difficult to evaluate, including:
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continued worldwide growth in the adoption and use of Ether and Bitcoin as mediums of exchange;

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governmental and quasi-governmental regulation of Ether and Bitcoin and its use, or restrictions on or regulation of access to and operation of the Ethereum and Bitcoin networks or similar cryptoasset systems;

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changes in consumer demographics and public tastes and preferences;

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the maintenance and development of the open-source software protocol of the network, including software updates and changes to network protocols that could introduce bugs or security risks;

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the increased consolidation of contributors to the Ethereum and Bitcoin blockchains through mining pools;

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the availability and popularity of other forms or methods of buying and selling goods and services, including new means of using fiat currencies;

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the use of the networks supporting cryptoassets for developing smart contracts and distributed applications;

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general economic conditions and the regulatory environment relating to cryptoassets; and

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negative consumer sentiment and perception of Ethereum and Bitcoin specifically and cryptoassets generally.

The outcome of these factors could have negative effects on our customers’ business our co-hosting operations and our ability to continue as a going concern or to pursue our business strategy at all, which could have a material adverse effect on our business, prospects or operations as well as a potentially negative effect on the value of any Bitcoin, Ether or other cryptoassets we mined prior to cessation of our mining operations.
We may face risks of Internet disruptions, which could have an adverse effect on the price of Bitcoin, Ether and other cryptoassets.
A disruption of the Internet may affect the use of Bitcoin, Ether and other cryptoassets, our ability to provide co-hosting services and subsequently the value of our common stock. Generally, Bitcoin, Ether and our customers’ business of mining cryptoassets is dependent upon the Internet. A significant disruption in Internet connectivity could disrupt our ability to provide services and a currency’s network operations until the disruption is resolved and have an adverse effect on the price of cryptoassets, our customers’ ability to mine them, demand for our co-hosting services and our ability to perform our obligations under our contracts with our co-hosting customers.
The properties included in our mining network may experience damages, including damages that are not covered by insurance.
Our current co-hosting operations are, and any future mining operations our customers establish may be, subject to a variety of risks relating to physical condition and operation, including:
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the presence of construction or repair defects or other structural or building damage;

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any noncompliance with or liabilities under applicable environmental, health or safety regulations or requirements or building permit requirements;

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any damage resulting from natural disasters, such as hurricanes, earthquakes, fires, floods and windstorms; and

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claims by employees and others for injuries sustained at our properties.

For example, our co-hosting operations could be rendered inoperable, temporarily or permanently, as a result of a fire or other natural disaster or by a terrorist or other attack on the facilities where are miners are located. The security and other measures we take to protect against these risks may not be sufficient. We are currently investigating and expect to obtain property insurance that covers mining equipment, and includes business interruption for mining operations, subject to certain deductibles. The insurance we obtain may not be adequate to cover the losses we suffer as a result of any of these events. In the event of an uninsured loss, including a loss in excess of insured limits, at any of the mines in our network, such mines may not be adequately repaired in a timely manner or at all and we may lose some or all of the future revenues anticipated to be derived from such mines. The potential impact on our business is currently magnified because we are only operating from a single location.
The characteristics of cryptoassets have been, and may in the future continue to be, exploited to facilitate illegal activity such as fraud, money laundering, tax evasion and ransomware scams; if any of our customers do so or are alleged to have done so, it could adversely affect us.
Digital currencies and the digital currency industry are relatively new and, in many cases, lightly regulated or largely unregulated. Some types of digital currency have characteristics, such as the speed with which digital currency transactions can be conducted, the ability to conduct transactions without the involvement of regulated intermediaries, the ability to engage in transactions across multiple jurisdictions, the irreversible nature of certain digital currency transactions and encryption technology that anonymizes these transactions, that make digital currency particularly susceptible to use in illegal activity such as fraud, money laundering, tax evasion and ransomware scams. Two prominent examples of marketplaces that accepted digital currency payments for illegal activities include Silk Road, an online marketplace on the dark web that, among other things, facilitated the sale of illegal drugs and forged legal documents using digital currencies and AlphaBay, another darknet market that utilized digital currencies to hide the locations of its servers and identities of its users. Both of these marketplaces were investigated and closed by U.S. law enforcement authorities. U.S. regulators, including the SEC, Commodity Futures Trading Commission, and Federal Trade Commission, as well as non-U.S. regulators, have taken legal action against persons alleged to be engaged in Ponzi schemes and other fraudulent schemes involving digital currencies. In addition, the Federal Bureau of Investigation has noted the increasing use of digital currency in various ransomware scams.
While we believe that our risk management and compliance framework, which includes thorough reviews we conduct as part of our due diligence process (either in connection with onboarding new customers or monitoring existing customers), is reasonably designed to detect any such illicit activities conducted by our potential or existing customers (or, in the case of digital currency exchanges, their customers), we cannot ensure that we will be able to detect any such illegal activity in all instances. Because the speed, irreversibility and anonymity of certain digital currency transactions make them more difficult to track, fraudulent transactions may be more likely to occur. Our customers or their potential banking counterparties may be specifically targeted by individuals seeking to conduct fraudulent transfers, and it may be difficult or impossible for them to detect and avoid such transactions in certain circumstances. If one of our customers (or in the case of digital currency exchanges, their customers) were to engage in or be accused of engaging in illegal activities using digital currency, we could be subject to various fines and sanctions, including limitations on our activities, which could also cause reputational damage and adversely affect our business, financial condition and results of operations.
The decentralized nature of cryptoasset systems may lead to slow or inadequate responses to crises, which may negatively affect our business.
The decentralized nature of the governance of cryptoasset systems may lead to ineffective decision making that slows development or prevents a network from overcoming emergent obstacles. Governance of many cryptoasset systems is by voluntary consensus and open competition with no clear leadership structure or authority. To the extent lack of clarity in corporate governance of a cryptoasset system leads to ineffective decision making that slows development and growth of such cryptoassets, the business of our customers could be impaired which could negatively impact the operation of our co-hosting operations, business and value of our securities.
The loss or destruction of private keys required to access any cryptoassets held in custody for our own or our customers’ accounts may be irreversible. If we, or they, are unable to access our private keys or if we experience a hack or other data loss relating to our, or their, ability to access any cryptoassets, it could cause regulatory scrutiny, reputational harm, and other losses.
Cryptoassets are generally controllable only by the possessor of the unique private key relating to the digital wallet in which the cryptoassets are held. While blockchain protocols typically require public addresses to be published when used in a transaction, private keys must be safeguarded and kept private in order to prevent a third party from accessing the cryptoassets held in such a wallet. To the extent that any of the private keys relating to our hot wallet or cold storage containing cryptoassets in our own account mined prior to cessation of our mining operations or any of our customers’ private keys are lost, destroyed, or otherwise compromised or unavailable, and no backup of the private key is accessible, we, or they, will be unable to access the cryptoassets held in the related wallet. Further, we cannot provide assurance that our, or their, wallet will not be hacked or compromised. Cryptoassets and blockchain technologies have been, and may in the future be, subject to security breaches, hacking, or other malicious activities. Any loss of private keys relating to, or hack or other compromise of, digital wallets used to store our or our customers’ cryptoassets could adversely affect our or their ability to access or sell our or their cryptoassets, and subject us to significant financial losses. As such, any loss of private keys due to a hack, employee or service provider misconduct or error, or other compromise by third parties could hurt our or their brands and reputations, result in significant losses, and adversely impact our business. The total value of cryptoassets in our possession and control is currently significantly greater than the total value of insurance coverage that would compensate us in the event of theft or other loss of funds.
Cryptoassets face significant scaling obstacles that can lead to high fees or slow transaction settlement times.
Cryptoassets face significant scaling obstacles that can lead to high fees or slow transaction settlement times, and attempts to increase the volume of transactions may not be effective. Scaling cryptoassets is essential to the widespread acceptance of cryptoassets as a means of payment, which widespread acceptance is necessary to the continued growth and development of our business. Many cryptoasset networks, including the Ethereum network, face significant scaling challenges. For example, cryptoassets are limited with respect to how many transactions can occur per second. Participants in the cryptoasset ecosystem debate potential approaches to increasing the average number of transactions per second that the network can handle and have implemented mechanisms or are researching ways to increase scale, such as increasing the allowable sizes of blocks, and therefore the number of transactions per block, and sharding (a horizontal partition of data in a database or search engine), which would not require every single transaction to be included in every single miner’s or validator’s block. However, there is no guarantee that any of the mechanisms in place or being explored for increasing the scale of settlement of cryptoasset transactions will be effective, or how long they will take to become effective, which could adversely affect the business of our customers, our co-hosting operations, our business and an investment in our securities.
There are risks related to technological obsolescence, the vulnerability of the global supply chain to cryptoasset hardware disruption, and our customers’ difficulty in obtaining new hardware which may have a negative effect on our business.
Our customers’ mining operations can only be successful and ultimately profitable if the costs, including hardware and electricity costs, associated with mining Bitcoin, Ether and other cryptoassets are lower than the price of the Bitcoin, Ether and/or other cryptoassets. As our customers’ mining equipment operates, it experiences ordinary wear and tear and general hardware breakdown, and may also face more significant malfunctions caused by a number of extraneous factors beyond our or their control. The physical degradation of their miners will require them to, over time, replace those miners which are no longer functional. Additionally, as the technology evolves, they may be required to acquire newer models of miners to remain competitive in the market. The cost and availability of new machines is unpredictable. As a result, at times, they may obtain miners and other hardware from third parties at premium prices, to the extent they are available. In order to keep pace with technological advances and competition from other mining companies, it will be necessary to purchase new miners, which will eventually need to be repaired or replaced along with other equipment from time to time to stay competitive. This upgrading process requires substantial capital investment, and our customers may face challenges in doing so on a timely and cost-effective basis.
The global supply chain for mining equipment is presently constrained due to unprecedented demand coupled with a global semiconductor shortage, with a significant portion of available miners being acquired by companies with substantial resources. Prices for both new and older models of miners have been on the rise and these supply constraints are expected to continue for the foreseeable future. China, a major supplier of cryptoasset miners, has seen a production slowdown as a result of COVID-19. Should similar outbreaks or other disruptions to the China-based global supply chain for hardware occur, our customers may not be able to obtain adequate replacement parts for their existing miners or to obtain additional miners on a timely basis, if at all, or they may only be able to acquire miners at premium prices. Such events could have a material adverse effect on the value of our securities.
If a malicious actor or botnet obtains control in excess of 50% of the processing power active on any cryptoasset network, it is possible that such actor or botnet could manipulate the blockchain in a manner that adversely affects an investment in us.
If a malicious actor or botnet (a volunteer or hacked collection of computers controlled by networked software coordinating the actions of the computers) obtains a majority of the processing power dedicated to mining on any cryptoasset network, including the Ethereum network, it may be able to alter the blockchain by constructing alternate blocks if it is able to solve for such blocks faster than the remainder of the miners on the blockchain can add valid blocks. In such alternate blocks, the malicious actor or botnet could control, exclude or modify the ordering of transactions, though it could not generate new cryptoassets or transactions using such control. Using alternate blocks, the malicious actor could “double-spend” its own cryptoassets (i.e., spend the same cryptoassets in more than one transaction) and prevent the confirmation of other users’ transactions for so long as it maintains control. To the extent that such malicious actor or botnet does not yield its majority control of the processing power or the cryptoasset community does not reject the fraudulent blocks as malicious, reversing any changes made to the blockchain may not be possible. Such changes could adversely affect our customers’ business, our co-hosting operations, our business and an investment in us.
The approach towards and possible crossing of the 50% threshold indicate a greater risk that a single mining pool could exert authority over the validation of cryptoasset transactions. To the extent that the cryptoassets ecosystems do not act to ensure greater decentralization of cryptoasset mining processing power, the feasibility of a malicious actor obtaining in excess of 50% of the processing power on any cryptoasset network (e.g., through control of a large mining pool or through hacking such a mining pool) will increase, which may adversely impact our customers’ business, our co-hosting operations, our business and an investment in us.
Cryptoassets, including those maintained by our customers, may be exposed to cybersecurity threats and hacks.
As with any computer code generally, flaws in cryptoasset codes, including Ethereum codes, may be exposed by malicious actors. Several errors and defects have been found previously, including those that disabled some functionality for users and exposed users’ information. Exploitations of flaws in the source code that allow malicious actors to take or create money have previously occurred. Despite our customers’ efforts and processes to prevent breaches, their devices, as well as their miners, computer systems and those of third parties that they use in their operations, are vulnerable to cyber security risks, including cyber-attacks such as viruses and worms, phishing attacks, denial-of-service attacks, physical or electronic break-ins, employee theft or misuse, and similar disruptions from unauthorized tampering with their miners and computer systems or those of third parties that they use in their operations. Such events could have a material adverse effect on our customers’ businesses, our co-hosting operations, our ability to continue as a going concern or to pursue our strategy at all, which could have a material adverse effect on our business, prospects, or operations and potentially the value of any cryptoasset we mined prior to cessation of our mining operations.
Our and our customers’ cryptoassets may be subject to loss, damage, theft or restriction on access.
There is a risk that part or all of our cryptoassets mined or our customers’ cryptoassets could be lost, stolen or destroyed. We believe that our or their cryptoassets will be an appealing target to hackers or malware distributors seeking to destroy, damage or steal our or their cryptoassets. We cannot guarantee that we or they will prevent loss, damage or theft, whether caused intentionally, accidentally or by act of God. Access to our or our customers’ cryptoassets could also be restricted by natural events (such as an earthquake or flood) or human actions (such as a terrorist attack). Any of these events may adversely affect our customers’ operations and, consequently, our co-hosting operations, business and an investment in us.
Risks Related to our Common Stock
An active, liquid trading market for our common stock does not currently exist and may not develop after this offering, and as a result, you may not be able to sell your common stock at or above the public offering price, or at all.
A relatively inactive trading market exists for our common stock on the OTC Pink Market. No assurance can be given as to the following:
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the likelihood that a more active trading market for shares of our common stock will develop or be sustained;

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the liquidity of any such market;

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the ability of our stockholders to sell their shares of common stock; or

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the price that our stockholders may obtain for their shares of common stock.

If an active market does not develop for our common stock or is not maintained, the market price of our common stock may decline and you may not be able to sell your shares. The market price of our common stock may be highly volatile and subject to wide fluctuations. Our financial performance, government regulatory action, tax laws, interest rates and market conditions in general could have a significant impact on the future market price of our common stock.
The price of our common stock may have little or no relationship to the historical bid prices of our common stock on the OTC Pink.
There has been no public market for our capital stock other than the OTC Pink. Given the limited history of sales and the lack of publicly available information about our business, financing and financial results available, among other factors, this information may have little or no relation to broader market demand for our common stock and thus the price of our common stock. As a result, you should not rely on these historical sales prices as they may differ materially from the opening price of the common stock and subsequent prices of our common stock. For more information about how the public offering price of our common stock will be determined, see the section titled “Plan of Distribution.”
Investors in this offering will experience immediate and substantial dilution of $4.16 per share.
Based on the public offering price of $5.00 per share, and assuming the receipt of the estimated net proceeds of $36.0 million (after deducting underwriting discounts and commissions and estimated offering expenses and the application of such proceeds as described in “Use of Proceeds”), purchasers of our common stock in this offering will experience an immediate and substantial dilution of $4.16 per share in the as adjusted net tangible book value per share of common stock from the public offering price, and our pro forma as adjusted net tangible book value as of November 30, 2021 after giving effect to this offering would be approximately $83.8 million, or $0.84 per share. This dilution is due to, among other things, earlier investors having paid less than the initial public offering price when they purchased their shares. See “Dilution.”
We do not expect to declare or pay dividends in the foreseeable future.
Except for PIK Dividends that we are required to issue to holders of our Series C Preferred Stock and Series D Preferred Stock under the Registration Rights Agreement entered in connection with the private placement of our Series C Preferred Stock or the Registration Rights Agreement entered into in connection with the private placement of our Series D Preferred Stock (as described in our Amended and Restated Certificate of Incorporation, the Certificates of Designation and the Registration Rights Agreements entered into), we do not expect to declare or pay dividends in the foreseeable future, as we anticipate that we will invest future earnings in the development and growth of our business. Therefore, holders of our common stock may not receive any return on their investment in our common stock unless and until the value of such common stock increases and they are able to sell such shares of common stock, and there is no assurance that any of the foregoing will occur.
If our common stock is no longer publicly traded on the Nasdaq Global Select Market, another national securities exchange, OTCQB or OTCQX, our access to the capital markets will be limited.
Although we have been approved to list our common stock on the Nasdaq Global Select Market, there is no guarantee that our common stock will continue to be listed on Nasdaq Global Select Market or another national securities exchange or traded on OTCQB or OTCQX. If we are unable to have our common stock listed on the Nasdaq Global Select Market or another national securities exchange, or traded on OTCQB or OTCQX, our access to capital markets will be limited and we will have to rely on funding from private sources. Such limited access to the capital markets could impair our ability to finance our operations and any potential acquisitions and could have a material adverse effect on our business, operating results and financial condition.

Failure to establish and maintain effective internal control over financial reporting could have a material adverse effect on our business, operating results and stock value.
As a privately held company, we are not currently required to comply with the SEC’s rules implementing Section 404 of the Sarbanes-Oxley Act of 2002 (“Sarbanes-Oxley”), and are therefore not required to make a formal assessment of the effectiveness of our internal control over financial reporting for that purpose. Following the effectiveness of the registration statement of which this prospectus forms a part, we will be a public company and be required to comply with the SEC’s rules implementing Section 302 of Sarbanes-Oxley, which will require our management to certify financial and other information in our quarterly and annual reports and provide an annual management report on the effectiveness of our internal control over financial reporting. We will not be required to make our first assessment of our internal control over financial reporting until the year following our first annual report required to be filed with the SEC, likely beginning with the fiscal year ending May 31, 2023. To comply with the requirements of being a public company, we will need to upgrade our systems, including information technology, implement additional financial and management controls, reporting systems and procedures and hire additional accounting, finance and legal staff.
We currently have material weaknesses in the design or operation of our internal controls, which could adversely affect our ability to record, process, summarize and report financial data. We have not yet designed and/or implemented user access controls to ensure appropriate segregation of duties that would adequately restrict user and privileged access to the financially relevant systems and data to appropriate personnel. We also do not have a properly designed internal control system that identifies critical processes and key controls. We are in the process of remediating such material weaknesses and there can be no assurance as to when such process will fully remediate such material weaknesses.
Our efforts to develop and maintain our internal controls may not be successful, and we may be unable to maintain effective controls over our financial processes and reporting in the future and comply with the certification and reporting obligations under Sections 302 and 404 of Sarbanes-Oxley. Any failure to maintain effective controls or any difficulties encountered in our implementation or improvement of our internal controls over financial reporting could result in material misstatements that are not prevented or detected on a timely basis, which could potentially subject us to sanctions or investigations by the SEC or other regulatory authorities. Ineffective internal controls could also cause investors to lose confidence in our reported financial information.
We will incur increased costs as a result of closing this offering and later becoming a public reporting company.
We are not currently a public reporting company, and as such, we will not be responsible for the corporate governance and financial reporting practices and policies required of a public company. Following the effectiveness of the registration statement of which this prospectus forms a part, we will be a public company. As a public company with listed equity securities, we will need to comply with new laws, regulations and requirements, certain corporate governance provisions of Sarbanes — Oxley Act of 2002 (“Sarbanes-Oxley”), related regulations of the SEC and the requirements of the Nasdaq Global Select Market. Complying with these statutes, regulations and requirements will occupy a significant amount of time of our Board and management and will significantly increase our costs and expenses. We will need to:
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institute a more comprehensive compliance function;

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design, establish, evaluate and maintain a system of internal controls over financial reporting in compliance with the requirements of Section 404 of Sarbanes-Oxley and the related rules and regulations of the SEC and the Public Company Accounting Oversight Board;

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comply with rules promulgated by the Nasdaq Global Select Market or any other national securities exchange or any over the counter market on which our common stock is listed or traded;

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prepare and distribute periodic public reports in compliance with our obligations under the federal securities laws;

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establish new internal policies, such as those relating to disclosure controls and procedures and insider trading;

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involve in and retain to a greater degree outside counsel and accountants for the above activities; and

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establish an investor relations function.

In addition, we expect that being a public reporting company subject to these rules and regulations will make it more expensive for us to obtain director and officer liability insurance, and we may be required to accept reduced coverage or incur substantially higher costs to obtain coverage. If adequate director and officer liability insurance coverage is not available, it may require us to retain substantial cash balances and further restrict our ability to invest in the business. These factors could also make it more difficult for us to attract and retain qualified members of our Board, particularly to serve on our audit committee, and qualified executive officers.
You may experience dilution of your ownership interest because of the future issuance of additional equity in our company.
In the future, we may issue additional shares of capital stock in our company, including the issuance of 36,441,489 shares of our common stock to be issued on the automatic conversion of our Series C Preferred Stock and Series D Preferred Stock upon the SEC’s declaration of effectiveness of our Resale Registration Statement, resulting in the dilution of current stockholders’ relative ownership. Our board and stockholders have approved an employee incentive plan and a non-employee director incentive plan. We have reserved 15,166,666 shares of our common stock for future issuance under our plans. Such conversions and issuances would also result in dilution of current stockholders’ relative ownership.
On January 6, 2022, we and Antpool entered into a Limited Liability Company Agreement of 1.21 Gigawatts, LLC pursuant to which we and Antpool will own 80% and 20%, respectively, of 1.21 Gigawatts. Antpool’s interest in each such entity will be convertible by it at any time into a number of shares of our common stock equal to Antpool’s capital contribution in connection with the acquisition of such interests divided by $1.25 (or $7.50 after giving effect to the Reverse Stock Split). Antpool’s potential ownership of our common stock is dependent on its capital contributions to 1.21 Gigawatts which in turn will depend on which projects are approved by us and Antpool and the costs associated therewith. Accordingly, we cannot predict the amount of Antpool’s potential ownership of our common stock. However, merely to illustrate how the calculation of Antpool’s potential ownership of our common stock would be computed, the chart below shows the calculation assuming the full buildout of 1.5GW with capital expenditures of $250,000 per MW and debt financing of 0%, 30% and 70%. These assumptions and the results of the calculations below are not intended to be estimates or projections but to illustrate how the calculation of Antpool’s potential ownership of our common stock would be computed. The assumptions and actual results may vary significantly from, and be higher or lower than, those set forth in these calculations and we make no representations with respect thereto.
	0% Debt Finance	30% Debt Finance	70% Debt Finance
Capital Expenditure per MW	$250,000	$250,000	$250,000
Total Capital Expenditure for 1.5GW	$375,000,000	$375,000,000	$375,000,000
Amount Financed with Debt	$0	$112,500,000	$262,500,000
Total Capital Contribution	$375,000,000	$262,500,000	$112,500,000
Capital Contribution by Antpool (20%)	$75,000,000	$42,500,000	$22,500,000
APLD Shares issuable upon Conversion of Antpool Capital Contributions at a $7.50 conversion price	10,000,000	7,000,000	3,000,000
Shares Outstanding after this Offering plus Shares issuable to Antpool	109,205,023	106,205,023	102,205,023
Percentage of APLD Common Stock if Antpool Converted all of its Capital Contributions	9.2%	6.6%	2.9%
On January 14, 2022, we granted an aggregate of 1,791,666 restricted stock units (“RSUs”) to three consultants, consisting of 125,000 RSUs to Roland Davidson, our Executive Vice President of Engineering, 416,666 RSUs to Nick Phillips, our Executive Vice President of Hosting and Public Affairs, and 1,250,000 RSUs to Etienne Snyman, our Executive Vice President of Power.

We may also issue other securities that are convertible into or exercisable for equity in our company in connection with hiring or retaining employees or consultants, future acquisitions or future sales of our securities.
The holders of our Series C Preferred Stock and Series D Preferred Stock are currently accruing PIK Dividends at an aggregate rate of approximately 217 shares of Series C Preferred Stock and 454 shares of Series D Preferred Stock per day until the Resale Registration Statement is declared effective by the SEC, or the effective date, at which time all such PIK Dividends will convert to common stock on the same terms as the Series C Preferred Stock and Series D Preferred Stock, as applicable, based on the stated value of $25 per share of Series C Preferred Stock and Series D Preferred Stock and a conversion price of $0.75 and $2.64, respectively. The resale of such common stock is included in the Resale Registration Statement. Additional PIK Dividends will continue to accrue daily until the effective date. The common stock issued upon the conversion of the additional PIK Dividends will be included in an amendment to the Resale Registration Statement once the effective date is known and such PIK Dividends are calculable.
Provisions in our Articles, our Bylaws, and Nevada law may discourage a takeover attempt even if a takeover might be beneficial to our stockholders.
Provisions contained in our Articles and Bylaws could make it more difficult for a third party to acquire us if we have become a publicly traded company. Provisions of our Articles and Bylaws impose various procedural and other requirements, which could make it more difficult for stockholders to effect certain corporate actions. For example, our Articles authorize our Board to determine the rights, preferences, privileges and restrictions of unissued series of preferred stock without any vote or action by our stockholders. Thus, our Board can authorize and issue shares of preferred stock with voting or conversion rights that could adversely affect the voting or other rights of holders of our other series of capital stock. These rights may have the effect of delaying or deterring a change of control of our company. Additionally, our Bylaws establish limitations on the removal of directors and on the ability of our stockholders to call special meetings.
For a more complete understanding of these provisions, please refer to the Nevada Revised Statutes and our Articles and Bylaws.
Though not now, we may be or in the future we may become subject to Nevada’s control share law. A corporation is subject to Nevada’s control share law if it has more than 200 stockholders, at least 100 of whom are stockholders of record and residents of Nevada, and it does business in Nevada or through an affiliated corporation. The law focuses on the acquisition of a “controlling interest” which means the ownership of outstanding voting shares sufficient, but for the control share law, to enable the acquiring person to exercise the following proportions of the voting power of the corporation in the election of directors: (i) one-fifth or more but less than one-third; (ii) one-third or more but less than a majority; or (iii) a majority or more. The ability to exercise such voting power may be direct or indirect, as well as individual or in association with others.
The effect of the control share law is that the acquiring person, and those acting in association with it, obtains only such voting rights in the control shares as are conferred by a resolution of the stockholders of the corporation, approved at a special or annual meeting of stockholders. The control share law contemplates that voting rights will be considered only once by the other stockholders. Thus, there is no authority to strip voting rights from the control shares of an acquiring person once those rights have been approved. If the stockholders do not grant voting rights to the control shares acquired by an acquiring person, those shares do not become permanent non-voting shares. The acquiring person is free to sell its shares to others. If the buyers of those shares themselves do not acquire a controlling interest, their shares do not become governed by the control share law.
If control shares are accorded full voting rights and the acquiring person has acquired control shares with a majority or more of the voting power, any stockholder of record, other than an acquiring person, who has not voted in favor of approval of voting rights is entitled to demand fair value for the redemption of such stockholder’s shares.
Nevada’s control share law may have the effect of discouraging takeovers of the corporation.

In addition to the control share law, Nevada has a business combination law which prohibits certain business combinations between Nevada corporations and “interested stockholders” for two years after the “interested stockholder” first becomes an “interested stockholder,” unless our Board approves the combination in advance or thereafter by both the Board and 60% of the disinterested stockholders. For purposes of Nevada law, an “interested stockholder” is any person who is (i) the beneficial owner, directly or indirectly, of ten percent or more of the voting power of the outstanding voting shares of the corporation, or (ii) an affiliate or associate of the corporation and at any time within the two previous years was the beneficial owner, directly or indirectly, of ten percent or more of the voting power of the then outstanding shares of the corporation. The definition of the term “business combination” is sufficiently broad to cover virtually any kind of transaction that would allow a potential acquiror to use the corporation’s assets to finance the acquisition or otherwise to benefit its own interests rather than the interests of the corporation and its other stockholders.
The effect of Nevada’s business combination law is to potentially discourage parties interested in taking control of us from doing so if it cannot obtain the approval of our Board.
The regulation of penny stocks by the SEC and FINRA may have an effect on the tradability of our securities.
Our shares of common stock are currently listed for trading on the OTC Pink Market. Our common stock is subject to a Securities and Exchange Commission rule that imposes special sales practice requirements upon broker-dealers who sell such securities to persons other than established customers or accredited investors. For purposes of the rule, the phrase “accredited investors” means, in general terms, institutions with assets in excess of $5,000,000, or individuals having a net worth in excess of $1,000,000 or having an annual income that exceeds $200,000 (or that, when combined with a spouse’s income, exceeds $300,000).
For transactions covered by the rule, the broker-dealer must make a special suitability determination for the purchaser and receive the purchaser’s written agreement to the transaction prior to the sale. Consequently, the rule may affect the ability of broker-dealers to sell our securities and also may affect the ability of sellers to sell their securities in any market that might therefore develop.
In addition, the Securities and Exchange Commission has adopted a number of rules to regulate “penny stocks.” Such rules include Rules 3a51-1, 15g-1, 15g-2, 15g-3, 15g-4, 15g-5, 15g-6, 15g-7, and 15g-9 under the Exchange Act. Because our securities constitute “penny stocks” within the meaning of the rules, the rules would apply to us and to our securities. The rules may further affect the ability of owners of our common stock to sell our securities in any market that might develop for them.
Stockholders should be aware that, according to Securities and Exchange Commission, the market for penny stocks has suffered in recent years from patterns of fraud and abuse. Such patterns include (i) control of the market for the security by one or a few broker-dealers that are often related to the promoter or issuer; (ii) manipulation of prices through prearranged matching of purchases and sales and false and misleading press releases; (iii) “boiler room” practices involving high-pressure sales tactics and unrealistic price projections by inexperienced sales persons; (iv) excessive and undisclosed bid-ask differentials and markups by selling broker-dealers; and (v) the wholesale dumping of the same securities by promoters and broker-dealers after prices have been manipulated to a desired consequent investor losses. Our management is aware of the abuses that have occurred historically in the penny stock market. Although we do not expect to be in a position to dictate the behavior of the market or of broker-dealers who participate in the market, management will strive within the confines of practical limitations to prevent the described patterns from being established with respect to our securities.
The shares of our common stock may be thinly traded on the OTC Pink Market, meaning that the number of persons interested in purchasing our shares of common stock at or near ask prices at any given time may be relatively small or non-existent. This situation is attributable to a number of factors, including the fact that we are a small company which is relatively unknown to stock analysts, stock brokers, institutional investors and others in the investment community that generate or influence sales volume, and that even if we came to the attention of such persons, they tend to be risk-averse and would be reluctant to follow an unproven, early stage company such as ours or purchase or recommend the purchase of our shares of common stock until such time as we became more seasoned and viable. As a consequence, there may be periods of several days or more when trading activity in our shares of common stock is minimal or non-existent, as compared to a seasoned issuer which has a large and steady volume of trading activity that will generally support continuous sales without an adverse effect on the price of our common stock.
Until November 30, 2021, we were a shell company and as such stockholders cannot rely on the provisions of Rule 144 for the resale of their shares until certain conditions are met.
We have been a shell company as defined under Rule 405 of the Securities Act of 1933. As securities issued by a former shell company, the securities issued by us can only be resold pursuant to an effective registration statement and not by utilizing the provisions of Rule 144 until certain conditions are met, including that: (i) we are subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, (ii) we have filed all required reports under the Exchange Act of the preceding 12 months and (iii) one year has elapsed since we filed “Form 10” information (e.g. audited financial statements, management information and compensation, stockholder information, etc.).
Thus, a stockholder of ours will not be able to sell its shares until such time as a registration statement for those shares is filed or we become a reporting company, we have remained current on our Exchange Act filings for 12 months and we have filed the information as would be required by a “Form 10” filing.
Furthermore, as a former shell company, we will not become eligible to use Form S-8 to register offerings of our securities until the later of January 29, 2022 and the date we file information equivalent to what we would be required to file if we filed Form 10 information with the SEC.
If securities or industry analysts do not publish research or reports about our business, or if they downgrade their recommendations regarding our common stock, its trading price and volume could decline.
We expect the trading market for our common stock to be influenced by the research and reports that industry or securities analysts publish about us, our business or our industry. As a new public company, we do not currently have and may never obtain research coverage by securities and industry analysts. If no securities or industry analysts commence coverage of our company, the trading price for our stock may be negatively impacted. If we obtain securities or industry analyst coverage and if one or more of these analysts cease coverage of our company or fail to publish reports on us regularly, we could lose visibility in the financial markets, which in turn could cause our stock price or trading volume to decline and our common stock to be less liquid. Moreover, if one or more of the analysts who cover us downgrades our stock or publishes inaccurate or unfavorable research about our business, or if our results of operations do not meet their expectations, our stock price could decline.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS
This prospectus contains forward-looking statements. All statements contained in this prospectus other than statements of historical fact, including statements regarding our future operating results and financial position, our business strategy and plans, market growth, and our objectives for future operations, are forward-looking statements. The words “believe,” “may,” “will,” “estimate,” “potential,” “continue,” “anticipate,” “intend,” “expect,” “could,” “would,” “project,” “plan,” “target,” and similar expressions are intended to identify forward-looking statements.
Forward-looking statements contained in this prospectus include, but are not limited to, statements about:
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our future financial performance, including our expectations regarding our net revenue, operating expenses, and our ability to achieve and maintain future profitability;

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our business plan and our ability to effectively manage our growth;

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anticipated trends, growth rates, and challenges in our business, the cryptoeconomy, and in the markets in which we operate;

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further development and market acceptance of cryptoasset networks and other cryptoassets;

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further development of our co-hosting facilities and customer base for co-hosting services;

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beliefs and objectives for future operations;

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our cryptoassets may be subject to loss, damage, theft or restriction on access;

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the value of Bitcoin, Ether and other cryptoassets, which may be subject to pricing risk has historically been subject to wide swings;

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our expectations concerning relationships with third parties;

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the effects of increased competition in our markets and our ability to compete effectively;

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our ability to stay in compliance with laws and regulations that currently apply or become applicable to our business both in the United States and internationally;

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economic and industry trends, projected growth, or trend analysis;

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trends in revenue, cost of revenue, and gross margin;

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trends in operating expenses, including technology and development expenses, sales and marketing expenses, and general and administrative expenses, and expectations regarding these expenses as a percentage of revenue;

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increased expenses associated with being a public company; and

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other statements regarding our future operations, financial condition, and prospects and business strategies.

We have based these forward-looking statements largely on our current expectations and projections about future events and trends that we believe may affect our operating results, financial condition, business strategy, short-term and long-term business operations and objectives, and financial needs. These forward-looking statements are subject to a number of risks, uncertainties, and assumptions, including those described in the section titled “Risk Factors.” Moreover, we operate in a very competitive and rapidly changing environment. New risks emerge from time to time. It is not possible for our management to predict all risks, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements we may make. In light of these risks, uncertainties, and assumptions, the future events and trends discussed in this prospectus may not occur and actual results could differ materially and adversely from those anticipated or implied in the forward-looking statements.
You should not rely upon forward-looking statements as predictions of future events. The events and circumstances reflected in the forward-looking statements may not be achieved or occur. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, performance, or achievements. We undertake no obligation to update any of these forward-looking statements for any reason after the date of this prospectus or to conform these statements to actual results or revised expectations, except as required by law.
You should read this prospectus and the documents that we reference in this prospectus and have filed with the SEC as exhibits to the registration statement of which this prospectus forms a part with the understanding that our actual future results, performance, and events and circumstances may be materially different from what we expect.
This prospectus contains statistical data, estimates, and forecasts that are based on industry publications or reports generated by third-party providers, or other publicly available information, as well as other information based on internal estimates.

USE OF PROCEEDS
We estimate that the net proceeds from the sale of 8,000,000 shares of our common stock will be approximately $36.0 million, or approximately $41.6 million if the underwriters exercise in full their option to purchase additional shares of common stock, based on the public offering price of $5.00 per share, after deducting the underwriting discounts and commissions and estimated offering expenses payable by us.
We currently estimate that we will use the net proceeds from this offering as follows: to purchase or lease additional property on which to build additional co-hosting facilities, to construct those facilities, to enter into additional energy service agreements for each additional site and to fund our working capital and general corporate purposes, including the costs of operating as a public company. We have presumed that we will receive aggregate gross proceeds of $40.0 million and will deduct $4.0 million payable in offering costs, commissions and fees.
The expected use of net proceeds of this offering represents our current intentions based upon our present plan and business conditions. As of the date of this prospectus, we cannot specify with certainty all of the particular uses for the net proceeds to be received upon the completion of this offering. The amounts and timing of our actual use of net proceeds will vary depending on numerous factors. As a result, management will have broad discretion in the application of the net proceeds, and investors will be relying on our judgment regarding the application of the net proceeds of this offering. We reserve the right to use of the net proceeds we receive in the offering in any manner we consider to be appropriate. Although we do not contemplate changes in the proposed use of proceeds, to the extent we find that adjustment is required for other uses by reason of existing business conditions, the use of proceeds may be adjusted. The actual use of the proceeds of this offering could differ materially from those outlined above as a result of several factors including those set forth under “Risk Factors” and elsewhere in this prospectus.

REVERSE STOCK SPLIT
We effected a one-for-six reverse stock split in connection with our listing on the Nasdaq Global Select Market pursuant to which holders of our issued and outstanding common stock immediately prior to listing our common stock on Nasdaq Global Select Market had every six shares of common stock reclassified as one share of common stock. No fractional shares were issued. We refer to this as the Reverse Stock Split.
Unless otherwise indicated, and other than in the consolidated historical financial statements and related notes included elsewhere in this prospectus, the number of shares of our common stock represented in this prospectus is adjusted to reflect the Reverse Stock Split.

DIVIDEND POLICY
On December 16, 2021, we became obligated to accrue an aggregate per day of approximately 217 shares of Series C Preferred Stock and approximately 454 shares of Series D Preferred Stock of paid-in-kind dividends (“PIK Dividends”) on our Series C Preferred Stock and our Series D Preferred Stock, respectively. All such PIK Dividends are convertible into common stock automatically, and will be issued, upon effectiveness of our other registration statement on Form S-1 (Registration No. 333-258818) (the “Resale Registration Statement”) on the same terms as the Series C Preferred Stock and Series D Preferred Stock, as applicable, based on the stated value of $25 per share of Series C Preferred Stock and Series D Preferred Stock and a conversion price of $0.75 and $2.64, respectively. The resale of such common stock issuable to holders of our Series C Preferred Stock and Series D Preferred Stock on the effective date, including shares of common stock issuable upon PIK Dividends accrued through the effective date of the Resale Registration Statement, is included in the Resale Registration Statement. Additional PIK Dividends will continue to accrue daily until the effective date. The common stock issued upon the conversion of the additional PIK Dividends will be included in an amendment to the Resale Registration Statement once the effective date is known and such PIK Dividends are calculable. At the time the registration statement of which this prospectus forms a part becomes effective, our obligation to issue further PIK Dividends will cease.
We have been approved to list our common stock on the Nasdaq Global Select Market under the symbol “APLD.”
Except for such PIK Dividends we do not expect to declare or pay dividends in the foreseeable future, as we anticipate that we will invest future earnings in the development and growth of our business.
Except for such required PIK Dividends, we intend to retain all available funds and any future earnings for use in the operation of our business and do not anticipate paying any dividends on our capital stock in the foreseeable future. Any future determination to declare dividends will be made at the discretion of our board of directors and will depend on our financial condition, operating results, capital requirements, general business conditions, and other factors that our Board may deem relevant.

CAPITALIZATION
The following table sets forth cash and cash equivalents, as well as our capitalization, as of November 30, 2021 on:
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an actual basis without giving effect to the Reverse Stock Split;

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a pro forma basis, giving effect to our issuance of an aggregate of 1,366,666 shares of restricted stock to our executive officers and non-employee directors, the automatic conversion of all outstanding shares of our Series C Preferred Stock and Series D Preferred Stock and PIK Dividends accrued thereon into common stock through the effective date of our Resale Registration Statement, for an aggregate of 36,441,489 shares of our common stock and the Reverse Stock Split, as if such conversions, issuance and Reverse Stock Split had occurred on November 30, 2021; and

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a pro forma as adjusted basis, giving effect to our issuance of an aggregate of 1,366,666 shares of restricted stock to our executive officers and non-employee directors, the automatic conversions of all outstanding shares of our Series C Preferred Stock and Series D Preferred Stock and PIK Dividends accrued thereon into common stock through the effective date of our Resale Registration Statement, for an aggregate of 36,441,489 shares of our common stock, the Reverse Stock Split and this offering, as if such conversions, issuances, and Reverse Stock Split had occurred on November 30, 2021.

You should read this table together with our consolidated financial statements and related notes, and the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” each included elsewhere in this prospectus.
	As of November 30, 2021
	Actual	Pro Forma Prior To This Offering	Pro Forma As Adjusted After This Offering
	(in thousands)

Cash and cash equivalents	$14,045	$14,045	$50,087
Mezzanine equity:
Series C convertible and redeemable preferred stock, $.001 par value, 660,000 shares authorized, issued and outstanding, 0 and 0 shares outstanding, respectively	15,135	—	—
Series D convertible and redeemable preferred stock, $.001 par value, 1,380,000 shares authorized, issued and 0 and 0 shares outstanding, respectively	31,574	—	—
Stockholders’ equity
Common stock, $.001 par value, 1,000,000,000, 166,666,666 and 166,666,666 shares authorized, respectively, and 320,381,519, 91,205,023 and 99,205,023 respectively shares issued and outstanding	320	91	99
Additional paid-in capital	43,657	92,601	128,635
Treasury Stock, 6,050 shares, at cost	(62)	(62)	(62)
Accumulated deficit	(44,837)	(44,837)	(44,837)
Total stockholders’ equity	(922)	47,793	83,835
Total capitalization	45,787	47,793	83,835
The number of shares of our common stock to be outstanding following the effectiveness of this registration statement includes:
•
54,763,534 shares of our common stock outstanding as of April 6, 2022;

•
22,861,661 shares of our common stock issuable on the automatic conversion of our Series C Preferred Stock and PIK Dividends thereon to be accrued through the effective date of the Resale Registration Statement;

•
13,579,828 shares of our common stock issuable on the automatic conversion of our Series D Preferred Stock and PIK Dividends thereon to be accrued through the effective date of the Resale Registration Statement; and

•
8,000,000 shares of common stock issuable on the consummation of this offering.

DILUTION
The difference between the public offering price per share of our common stock and the pro forma net tangible book value per share after this offering constitutes the dilution to investors in this offering. Net tangible book value per share is determined by dividing our net tangible book value, which is our total tangible assets less total liabilities, by the number of outstanding shares of common stock.
On a historical actual basis as of November 30, 2021, our net tangible book value was approximately $(0.92) million, or approximately $(0.02) per share.
On a pro forma basis as of November 30, 2021, our net tangible book value would have been approximately $47.8 million, or approximately $0.52 per share, after giving effect to our issuance of an aggregate of 1,366,666 shares of restricted stock to our executive officers and directors, the automatic conversion of all outstanding shares of our Series C Preferred Stock and Series D Preferred Stock and PIK Dividends thereon into common stock, for an aggregate of 36,441,489 shares of our common stock and our Reverse Stock Split, as if such conversions, issuance and Reverse Stock Split had occurred on November 30, 2021.
On a pro forma as adjusted basis as of November 30, 2021, our net tangible book value would have been $83.8 million, or approximately $0.84 per share, after giving further effect to the sale of the shares of common stock offered in this prospectus and the deduction of the underwriting discount and estimated offering expenses payable by us. The difference between the pro forma and pro forma as adjusted net tangible book value represents an immediate dilution of 83% per share, or $4.16, to new investors.
The following table illustrates the dilution to the new investors on a per-share basis:
Public offering price		$5.00
Historical actual net tangible book value before this offering	$(0.02)
Increase attributable to pro forma adjustment	$0.54
Pro forma net tangible book value before this offering	$0.52
Increase in pro forma net tangible book value attributable to new investors	$0.32
Pro forma as adjusted net tangible book value after this offering		$0.84
Dilution to new investors		$4.16
To the extent any RSUs that we granted to certain of our consultants in January 2022 vest, new investors would experience further dilution.
If the underwriters exercise in full the option to purchase additional shares to cover over-allotments, the pro forma as adjusted net tangible book value per share of our common stock after giving effect to this offering would be approximately $0.89 per share, and the dilution in pro forma as adjusted net tangible book value per share to investors in this offering would be approximately $4.11 per share of common stock.
The dilution to new investors presented above excludes the effect of:
•
the issue of 1,791,666 shares of our common stock underlying RSUs previously granted to certain of our consultants in January 2022; and

•
the issue of 15,666,666 shares of our common stock reserved, but not subject to outstanding awards under our incentive plans.

The following table sets forth purchase price information with respect to (i) our initial stockholders including an aggregate of 1,366,666 shares of restricted stock to our executive officers and directors, the automatic conversion of all outstanding shares of our Series C Preferred Stock and Series D Preferred Stock and PIK Dividends thereon into common stock, for an aggregate of 36,441,489 shares of our common stock; and (ii) new investors in this offering, after giving effect to the sale of the shares of our common stock in this offering at the public offering price of $5.00 per share:

	Shares Purchased		Total Consideration		Average Price per share
	Amount	Percentage	Amount (in thousands)	Percentage
Initial Stockholders	91,205,023	91.9%	$92,692	69.9%	$1.02
New investors	8,000,000	8.1%	$40,000	30.1%	$5.00
Total	99,205,023	100.0%	$132,692	100.0%	$1.34
If the underwriters exercise in full the option to purchase additional shares to cover over-allotments, our existing stockholders would own 90.8% and our new investors would own 9.2% of the total number of shares of our common stock outstanding after this offering.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
RESULTS OF OPERATIONS
You should read the following discussion and analysis of our financial condition and results of operations together with our consolidated financial statements and the related notes appearing elsewhere in this prospectus. Some of the information contained in this discussion and analysis or set forth elsewhere in this prospectus, including information with respect to our plans and strategy for our business, includes forward-looking statements that involve risks and uncertainties. You should read the sections titled “Risk Factors” and “Special Note Regarding Forward-Looking Statements” for a discussion of important factors that could cause actual results to differ materially from the results described in or implied by the forward-looking statements contained in the following discussion and analysis.
Trends and Uncertainties
In June 2021, we began our crypto mining operations. Prior to that time, we had no operating business or revenues since 2014. As a result, we were deemed to be a shell company until November 30, 2021. During June 2021, we also began planning and executing a strategy to develop co-hosting operations to meet the changing challenges and needs of the cryptoasset industry. As our business operations continue to commence and grow, and because of the rapidly changing nature of our industry, our business will continue to change. The regulatory framework in which we operate may change. In the year ended May 31, 2021, we did not have cryptoasset related operations. In the future we will account for such operations as set forth below. These accounting rules and regulations we follow are likely to change in the future as discussed below.
Sale of Crypto Mining Equipment
On March 9, 2022, we ceased all crypto mining operations and completed the sale of all crypto mining equipment in service. We still own some mining equipment. However, the equipment is either not online or was previously purchased but has yet to be delivered. We intend to sell this equipment as soon as possible and have no plans to bring the equipment online or use it for mining purposes. Total proceeds from the sale of the equipment were $1.6 million. We will recognize a loss of $2.9 million in the sale of the equipment during the quarter ended May 31, 2022. We have no plans to return to crypto mining operations in the future as we grow our co-hosting operations. The results of our crypto mining operations will be accounted for as discontinued operations in our consolidated financial statements as of and for the period ended February 28, 2022. This decision may decrease liquidity and our available capital resources, which may adversely affect us.
Loans
On March 11, 2022, we entered into a term loan agreement as guarantor with Applied Hosting, LLC, or Hosting, our wholly-owned subsidiary, as the borrower, and Vantage Bank Texas, as lender. Pursuant to the loan agreement, on March 11, 2022, Hosting entered into a promissory note agreement, or Note and borrowed $7,500,000 for a five-year term with an interest rate of 5% per annum. The proceeds of the term loan will be used for working capital needs for the operation of Phase I of the hosting facility in Jamestown, North Dakota. The loan agreement and Note contain customary covenants, representations and warranties and events of default.
Also on March 11, 2022, we entered into a continuing guaranty agreement with the lender, pursuant to which we agreed to guaranty Hosting’s indebtedness and obligations under the loan agreement. The term loan is secured by a mortgage on the real property constituting Phase I of the Jamestown, North Dakota property pursuant to a Mortgage, Security Agreement and Fixture Financing Statement, dated March 11, 2022, by and between Hosting and the lender, and a security interest in the accounts receivable, rents and servicing agreements relating to the property, and equipment as set forth in or required by the loan agreement.
Regulatory Matters
Our customers’ businesses are subject to extensive laws, rules, regulations, policies and legal and regulatory guidance, including those governing securities, commodities, cryptoasset custody, exchange and transfer, data governance, data protection, cybersecurity and tax. Many of these legal and regulatory regimes were adopted prior to the advent of the Internet, mobile technologies, cryptoassets and related technologies. As a result, they do not contemplate or address unique issues associated with the crypto economy, are subject to significant uncertainty, and vary widely across U.S. federal, state and local and international jurisdictions. These legal and regulatory regimes, including the laws, rules and regulations thereunder, evolve frequently and may be modified, interpreted and applied in an inconsistent manner from one jurisdiction to another, and may conflict with one another. Moreover, the complexity and evolving nature of our business and the significant uncertainty surrounding the regulation of the crypto economy requires us to exercise our judgement as to whether certain laws, rules and regulations apply to us or our customers, and it is possible that governmental bodies and regulators may disagree with our or our customers’ conclusions. To the extent we or our customers have not complied with such laws, rules and regulations, we could be subject to significant fines and other regulatory consequences, which could adversely affect our business, prospects or operations. As cryptoassets have grown in popularity and in market size, the Federal Reserve Board, U.S. Congress and certain U.S. agencies (e.g., the Commodity Futures Trading Commission, the SEC, the Financial Crimes Enforcement Network and the Federal Bureau of Investigation) have begun to examine the operations of cryptoasset networks, cryptoasset users and cryptoasset exchange markets. Other countries around the world are likewise reviewing and, in some cases, increasing regulation of the cryptoasset industry. For instance, on September 24, 2021, China imposed a ban on all crypto transactions and mining.
Ongoing and future regulatory actions could effectively prevent our customers’ mining operations and our ongoing or planned co-hosting operations, limiting or preventing future revenue generation by us or rendering our operations and crypto mining equipment obsolete. Such actions could severely impact our ability to continue to operate and our ability to continue as a going concern or to pursue our strategy at all, which would have a material adverse effect on our business, prospects or operations.
Accounting Matters
On February 2, 2022 we brought our first facility online as to the first 55MW, with the remaining 45MW expected to be brought online during the second calendar quarter of 2022. In this facility we will provide energized space and operating and maintenance services to third-party mining companies who locate their mining hardware within our co-hosting facility. We will account for these agreements as a single performance obligation for services being delivered in a series with delivery being measured by energy consumption by our co-hosting customers, subject in certain cases to minimum monthly fees to be paid to us. As such, we will recognize revenue over the life of the contracts as our series of performance obligations are met. Hosting contracts may require payment in advance of the service delivery. We will recognize such payments as deferred revenue until our performance obligations are met, at which time we will recognize the revenue. We do not have any significant warranty obligations. Hosting revenue will be included in hosting revenue in our consolidated statements of operations.
COVID-19
The COVID-19 virus has had unpredictable and unprecedented impacts in the United States and around the world. The World Health Organization has declared the outbreak of COVID-19 as a “pandemic,” or a worldwide spread of a new disease. Many countries around the world have imposed quarantines and restrictions on travel and large gatherings to slow the spread of the virus. In the United States, federal, state and local governments have enacted restrictions on travel, gatherings, and workplaces, with exceptions made for essential workers and businesses. We are still assessing potential effects on our business from COVID-19 and any actions implemented by the federal, state and local governments. Although in the United States work-from-home and shelter-in-place recommendations and requirements are beginning to be removed, any future variant of COVID-19, or another epidemic, could cause such measures to be reinstated. We may experience disruptions to our business operations resulting from such quarantines, self-isolations, or other restrictions on the movement or ability of our employees and consultants to perform their jobs. Such restrictions could impact our ability to construct our co-hosting facilities or take delivery of, or effectively service and maintain, our customers’ crypto mining equipment.
China has also limited the shipment of products in and out of its borders, which could negatively impact our ability to receive mining equipment from China-based suppliers on behalf of our customers.

Third-party manufacturers, suppliers, sub-contractors and customers have been and continue to be disrupted by worker absenteeism, quarantines, restrictions on employees’ ability to work, office and factory closures, disruptions to ports and other shipping infrastructure, border closures, or other travel or health-related restrictions. Depending on the magnitude of such effects on our supply chain, shipments of parts for our customers’ existing miners may be delayed. As our customers’ equipment requires repair or becomes obsolete and requires replacement, our and their ability to obtain adequate replacements or repair parts from their manufacturer may therefore be hampered. Supply chain disruptions could negatively impact our operations.
The implications of the COVID-19 pandemic on our results of operations and overall financial performance remain uncertain. The economic effects of the pandemic and any recovery and resulting societal changes, including the impact of current labor shortages in the United States, are currently not predictable, and the future financial impacts could vary from those foreseen.
To the extent we are providing maintenance and repair services to our customers, our ability to provide such services may also be hampered by supply chain and labor disruptions.
Future Expense of RSUs and Restricted Stock
We granted an aggregate of 1,791,666 restricted stock units (‘‘RSUs’’) to certain of our consultants with different vesting schedules based on occurrence of certain events which we cannot predict. Assuming that such RSUs vest in the amounts and during the quarters set forth in the table below, such table details the vesting shares and implied expenses in each relevant fiscal quarter.
	After Giving Effect to the Reverse Stock Split
Fiscal Quarter End	RSUs Vested	Implied Expense
May 31, 2022	441,666	$3,551,000
August 31, 2022	800,000	$6,432,000
November 30,2022	550,000	$4,422,000
We granted an aggregate of 600,000 shares of restricted stock (“Restricted Stock”) to our non-employee directors. The Restricted Stock vests one half on each of April 1, 2022, or the date, if later, on which the SEC declares effective a registration statement covering the resale of the shares of the Restricted Stock (the “Later Date”) and April 1, 2023. The following table details the vesting shares and implied expenses in each relevant fiscal quarter.
Fiscal Quarter End	Vesting Restricted Stock	Implied Expense
May 31, 2022	300,000	$2,412,000
August 31, 2022	75,000	$603,000
November 30, 2022	75,000	$603,000
February 28, 2023	75,000	$603,000
May 31, 2023	75,000	$603,000
We granted an aggregate of 766,666 shares of restricted stock (“Restricted Stock”) to three of our employees. The Restricted Stock vests one half on April 1, 2022, or, if later, the Later Date, and one-quarter of the remaining unvested shares vest on each of July 1, 2022, October 1, 2022, January 1, 2023 and April 1, 2023, or, in each case, if later, the Later Date. The following table details the vesting shares and implied expenses in each relevant fiscal quarter.

Fiscal Quarter End	Vesting Restricted Stock	Implied Expense
May 31, 2022	383,334	$3,082,000
August 31, 2022	95,833	$770,500
November 30, 2022	95,833	$770,500
February 28, 2023	95,833	$770,500
May 31, 2023	95,833	$770,500
Components of Results of Operations
Revenues
In the quarter ended August 31, 2021, we placed into operation our Nvidia GPU miners, which are hosted at Coinmint. The quarter ended November 30, 2021, was our first full quarter of cryptocurrency mining revenues. Cryptocurrency mining revenues, net totaled $1.4 million for the quarter ending November 30, 2021 compared with $0 for the prior year period. Revenues were derived from the mining of 368 ethereum coins. Revenues for the six months ended November 30, 2021 totaled $2 million compared to $0 for the comparable prior year period. Revenues were derived from the mining of 586 ethereum coins.
Cost of our cryptocurrency mining revenues for the quarter ending November 30, 2021 consist of depreciation related to our GPU miners as well as hosting fees paid to Coinmint.
We generated $933 thousand and $1.3 million of gross profit for the three and six months ended November 30, 2021, driven by our mining operations. No revenues for the three and six months ended November 30, 2021 are related to equipment sales. We no longer intend to grow our mining operations. From time to time, we may decide to sell equipment we have already purchased, but it is not our business model to sell equipment.
Operating Expenses
Our operating expenses consist primarily of expenses related to salaries of employees hired to develop and start our operating business and costs related to our activities in starting and maintaining our operating business such as datacenter personnel and energy costs.
Net Loss
Our net loss for the three and six months ended November 30, 2021 is primarily attributable to selling, general and administrative expenses and stock-based compensation for service agreement. The increase in our net loss from the three and six months ended November 30, 2020 to the three and six months ended November 30, 2021 was primarily due to expenses related to starting our business which was dormant in fiscal year 2020.
Liquidity and Capital Resources
Sources of Liquidity
We have only generated cash from the sale of our convertible preferred stock and the sale of Ether generated from our mining operations. Since December 2020, when we began planning to acquire or build an operational business, we have raised aggregate gross proceeds of $49.0 million from issuances of our convertible preferred stock. On April 15, 2021, we received $16.5 million in gross proceeds from the issuance of our Series C Convertible Redeemable Preferred Stock and on July 30, 2021, we received $32.5 million in gross proceeds from the issuance of our Series D Preferred Stock. During fiscal year 2021, we did not generate any revenue from crypto mining, co-hosting or otherwise. We have incurred net losses from operations. In June 2021, as a result of commencement of our crypto mining operations, we began to generate revenue. As of November 30, 2021 and May 31, 2021, we had cash of $14.1 million and $11.8 million, respectively, and an accumulated deficit of $44.8 million and $21.6 million, respectively. On March 11,

2022, we entered into a term loan agreement for $7.5 million for a term of five years with an interest rate of 5% per annum. The proceeds of the term loan will be used for working capital needs for the operation of Phase I of the hosting facility in Jamestown, North Dakota.
Funding Requirements
Having ceased our operations in 2014, we have experienced net losses until the first quarter of our fiscal year ended May 31, 2022. Our transition to profitability is dependent on the successful mining of crypto assets, the purchase and installation of additional crypto mining equipment and/or the successful operation of one or more of our own co-hosting facilities. We believe that amounts we received from our April 2021 and July 2021 sales of convertible preferred stock, from our crypto mining operations, prior to cessation of such operations on March 9, 2022, and revenue we have begun to achieve in our co-hosting operations since our first co-hosting facility was brought online as to 55MW on February 2, 2022, after planned expenditures to commence building our co-hosting operations, will be sufficient to meet our working capital needs for at least the next 12 months.
We expect that our general and administrative expenses and our operating expenditures will continue to increase as we continue to expand our operations and as we become a public company when the registration statement of which this prospectus forms a part becomes effective. We also expect that our revenues will increase as we continue to bring online the remaining 45MW of capacity at our first operational co-hosting facility. We expect to need additional capital to fund continued growth, which we may obtain through one or more equity offerings, debt financings or other third-party funding. Because of the numerous risks and uncertainties associated with the crypto mining industry, we are unable to estimate the amount of increased capital we may need to raise to continue to build additional co-hosting facilities and we may use our available capital sooner that we currently expect.
We believe that our existing cash, together with the anticipated revenues from current operations, will enable us to fund our operating expense requirements through at least 12 months. We have based our estimates as to how long we expect we will be able to fund our operations on assumptions that may prove to be wrong, and we could use our available capital resources sooner than we currently expect, in which case, we would be required to obtain additional financing sooner than currently projected, which may not be available to us on acceptable terms, or at all. Our failure to raise capital as and when needed would have a negative impact on our financial condition and our ability to pursue our business strategy.
Cash Flows
The net cash generated by operating activities of $4 million for the six months ended November 30, 2021 consisted primarily of $12.3 million of non-cash compensation for service agreement expenses and $5.2 million of accounts payable and accrued liabilities.
The net cash used in investing activities for the six months ended November 30, 2021 represents deposits on mining equipment and purchases of property and equipment.
The net cash provided by financing activities for the six months ended November 30, 2021 represents proceeds from issuance of our Series D Preferred Stock.
For the six months ended November 30, 2020 there was no cash used by operating activities, investing activities and financing activities.
Off Balance Sheet Arrangements
None.
Significant Accounting Pronouncements
None.
Recent Accounting Pronouncements
We continually assess any new accounting pronouncements to determine their applicability. When it is determined that a new accounting pronouncement affects our financial reporting, we undertake a study to determine the consequences of the change to its consolidated financial statements and assures that there are proper controls in place to ascertain that our consolidated financial statements properly reflect the change.
In December 2019, the FASB issued ASU No. 2019-12, “Income Taxes” (Topic 740): Simplifying the Accounting for Income Taxes” (“ASU 2019-12”), which is intended to simplify various aspects related to accounting for income taxes. ASU 2019-12 removes certain exceptions to the general principles in Topic 740 and also clarifies and amends existing guidance to improve consistent application. This guidance is effective for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2020, with early adoption permitted.
In August 2020, the FASB issued ASU No. 2020-06, Debt — Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging — Contracts in Entity’s Own Equity (Subtopic 815-40): Accounting for Convertible Instruments and Contracts in an Entity’s Own Equity, which simplifies accounting for convertible instruments by removing major separation models required under current GAAP. The ASU removes certain settlement conditions that are required for equity contracts to qualify for the derivative scope exception, and it also simplifies the diluted earnings per share calculation in certain areas. This ASU is effective for annual reporting periods beginning after December 15, 2021, including interim periods within those fiscal years. Early adoption is permitted, but no earlier than fiscal years beginning after December 15, 2020. This update permits the use of either the modified retrospective or fully retrospective method of transition. We are currently evaluating the impact this ASU will have on its consolidated financial statements and related disclosures.

BUSINESS
Overview
Our Business
We are building Next-Gen datacenters which are designed to provide massive computing power. Our first facility was constructed in North Dakota and as of February 2, 2022 is online and providing 55MW of energy and services to customers, with the remaining 45MW expected to be brought online during the second calendar quarter of 2022. We signed an energy services agreement with a utility to power this facility. The company pays for energy from part of the revenue from customers. Initially, these datacenters will primarily host servers securing the Bitcoin network but can also host hardware for other applications such as artificial intelligence, machine learning and other blockchain networks in the future. We have a colocation business model where our customers place hardware they own into our facilities, and we provide full operational and maintenance services for a fixed fee. We typically enter into long term fixed rate contracts with our customers.
•
Scaling Hosting Operations:   leveraging partnerships to support scalable, low-cost mining solutions to support crypto and blockchain infrastructure.

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Mining Cryptoassets:   the company currently self-mines Ethereum. Operations will not expand.

•
Fleet Management:   value-add services where from time to time we may facilitate the sale of blockchain mining equipment.

Hosting Operation
Our mission includes building co-hosting facilities in which our customers will lease space and access to electricity to mine cryptoassets. We are targeting bringing 800MW online by May 2023, 1.8GW by May 2024 and 5GW over the next five years.
We are building Next-Gen datacenters which are designed to provide massive computing power. Initially, these datacenters will primarily host servers securing the Bitcoin network but can also host hardware for other applications such as artificial intelligence, machine learning and other blockchain networks in the future. We have a colocation business model where our customers place hardware they own into our facilities and we provide full operational and maintenance services for a fixed fee. We typically enter into long term fixed rate contracts with our customers.
We have purchased property in North Dakota on which we constructed our first co-hosting facility. We have also entered into an Amended and Restated Energy Services Agreement with respect to 100 megawatts to be used by our co-hosting customers. We have also entered into agreements with four customers (JointHash Holding Limited (a subsidiary of GMR), Bitmain Technologies Limited, F2Pool Mining, Inc. and Hashing LLC) which will account for the total available energy under the Amended and Restated Energy Services Agreement at our first facility and 85MW of energy at our second facility once built and able to provide such energy. The company pays for energy from part of the revenue from customers.
Working with expert advisors in the fields of power, crypto mining operations, procurement, and construction, we have designed a plan for a prefabricated facility and organization within the facility that can be delivered and installed quickly and maximize performance and efficiency of the facility and our and our customers’ crypto mining equipment. Construction of our first co-hosting facility began in September 2021. On February 2, 2022, we brought the facility online as to the first 55MW, with the remaining 45MW expected to be brought online during the second calendar quarter of 2022.
With low-cost energy powering our co-hosting facilities, our customers can expect an agile and cost competitive crypto mining solution. We have identified at least two additional sites for additional facilities and several potential customers to fill such additional sites. We are negotiating leases and/or purchases of such properties, energy agreements to support such facilities and agreements with potential additional co-hosting customers.

On November 24, 2021, we entered into a letter of intent to develop a facility in Texas with 200MW of wind power. The arrangement is subject to entry into definitive agreements by the parties. There can be no assurance that we will enter into such agreements in a particular time period or at all.
On January 6, 2022, we and Antpool, an affiliate of Bitmain Technologies Holding Company, entered into a Limited Liability Company Agreement of 1.21 Gigawatts, LLC, pursuant to which we and Antpool contributed $8,000 and $2,000, respectively, and will initially own 80% and 20% of 1.21 Gigawatts, respectively. 1.21 Gigawatts will develop, acquire, construct, finance, operate, maintain and own one or more Next-Gen datacenters with up to 1.5GW of capacity for hosting blockchain infrastructure. We are the managing member of 1.21 Gigawatts and are responsible for all site development, construction and operations of the datacenters. However, certain activities of 1.21 Gigawatts and its subsidiaries require the vote of 90% of the then outstanding units of each such entity. As long as Antpool owns 10% or more of the total issued and outstanding units of 1.21 Gigawatts, Antpool may appoint an individual with industry expertise to serve as an advisor to 1.21 Gigawatts. 1.21 Gigawatts will pay fees to such advisor as reasonably determined by us as managing member. Transfers by members of units of 1.21 Gigawatts are prohibited without approval of 90% of units then outstanding, which consent may be granted or withheld for any reason and transfers of such units to non-affiliates, after obtaining consent, are subject to a right of first refusal of other members to purchase some or all of such units. Additionally, Antpool has the right at any time to convert all or any portion of its 1.21 Gigawatts units into a number of shares of our common stock equal to the capital contributions by Antpool in connection with the acquisition of such units divided by $1.25 (or $7.50, after adjustment for the Reverse Stock Split), which will result in an increase in our ownership percentage of 1.21 Gigawatts.
As our co-hosting operations expand, we believe our business structure will become conducive to a REIT structure, comparable to Digital Realty Trust (NYSE: DLR) and Equinix, Inc. (NASDAQ: EQIX), each of which is a traditional datacenter operator and Innovative Industrial Properties, Inc. (NYSE: IIPR), a specialty REIT that similarly services a new growth industry. We have begun to investigate the possibility, costs and benefits of converting to a REIT structure.
Mining Operation
Our initial mission was to quickly scale a large mining operation focused on mining Bitcoin and Ethereum (Ether). With a specialized algorithm and advice provided by strategic partners and mining pool managers, we are able to mine the most profitable cryptoassets in the market and adjust in real-time. As a result of changes to Chinese regulations of cryptoasset mining, ultimately leading to the crackdown on mining facilities in locations across the country, this pushed us to explore other co-hosting locations outside of China. By July 2021, we had entered into a co-hosting agreement with Coinmint LLC, had our initial order of mining equipment delivered and installed at Coinmint's co-hosting facility and began our mining operations. We also determined that constructing our own co-hosting facilities would enable us to generate a stable cash flow stream through long-term hosting agreements, lower the cost of power for our own mining operations and eliminate risks to us of relying on a third-party host. During the building of our co-hosting operations, we determined that it would be beneficial to our stockholders to focus more of our resources on building our co-hosting operations than on expanding our mining operations. Accordingly, in December 2021, we began selling our crypto mining equipment. On March 9, 2022 we ceased all crypto mining operations and completed the sale of all crypto mining equipment in service. We still own some mining equipment. However, the equipment is either not online or was previously purchased but has yet to be delivered. We intend to sell this equipment as soon as possible and have no plans to bring the equipment online or use it for mining purposes. We have no plans to return to crypto mining operations in the future.
We do not intend to accept digital assets as payment for services. We do intend to hold digital assets we mined prior to cessation of our mining operations for investment or conversion into fiat currency for working capital purposes.
Company History
Applied Blockchain, Inc. was incorporated in Nevada in May 2001 under the name of Reel Staff, Inc. to provide staffing services to film, video and television production companies. In September 2002, in connection with a share exchange with the stockholders of Flight Safety Technologies, Inc. (“FSTO”), we

discontinued previous operations and changed our name to FSTO, FSTO became our subsidiary and stockholders of FSTO acquired approximately 53% of our outstanding common stock. In June 2003, FSTO merged into us, and we became the owners of certain patents related to air travel safety technology which we planned to develop and market. On July 29, 2009, we filed a Form 15 with the SEC to terminate the registration of our common stock and our obligations to file annual, quarterly and other periodic reports with the SEC in order to conserve financial and other resources for the continuing development and commercialization of our business.
On September 2, 2008, we formed a subsidiary, Advanced Plasma Products, that acquired certain intellectual property and laboratory equipment for the development of products based on patented atmospheric plasma technology. We designed, produced and sold air purification products. The company also spent significant resources developing a medical device for chronic wound treatment. On October 23, 2009, we filed a certificate of amendment to our Articles with the Secretary of State of the State of Nevada to change our name to Applied Science Products, Inc.
On January 13, 2009, we acquired Cummins Family Produce, Inc., an Idaho corporation (“CFP”). CFP was a fresh produce processing and packaging business. The purpose of the acquisition was to acquire a cash generating business to further fund the development of plasma-based products at our other subsidiary, Advanced Plasma Products. Operations ceased in 2013 and the facilities leased by CFP were sold to another company. Thereafter, we were not able to secure additional funding needed to complete development and testing of the wound treatment device and operations ceased in 2014.
Since that time, all of our then existing subsidiaries have been dissolved or have become defunct.
On December 3, 2020, we filed a Certificate of Reinstatement/Revival with the Secretary of State of the State of Nevada in order reinstate us. At that time, we began investigating opportunities to acquire, or otherwise build, an operating business. We determined to build a business focused on cryptoassets, and specifically participate in Ethereum (Ether) mining. In March 2021, we executed a strategy planning and portfolio advisory services agreement (“Services Agreement”) with GMR Limited, a British Virgin Island limited liability company (“GMR”), Xsquared Holding Limited, a British Virgin Island limited liability company (“SparkPool”) and Valuefinder, a British Virgin Islands limited liability company (“Valuefinder”) and, together with GMR and SparkPool, the “Service Providers”). Jason Zhang, one of our board members, is the sole equity holder and manager, of Valuefinder and a related party. Pursuant to the Services Agreement, the Service Providers agreed to provide cryptoasset mining management and analysis and to assist us in securing difficult to obtain equipment and we agreed to issue 7,440,148 shares of our common stock to GMR or its designees, 7,440,148 shares of our common stock to SparkPool or its designees and 3,156,426 shares of our common stock to Valuefinder or its designees. Each Service Provider has provided such services to us which services commenced in June 2021. Each of these Service Providers assisted in the creation of our crypto mining operations, which we then terminated on March 9, 2022. Each of them also advised us in connection with the design and buildout of our co-hosting operations. GMR and SparkPool have since become customers of our co-hosting operations. In July 2021, after clearance of our name change by FINRA and receipt of additional information from the Service Providers required by the transfer agent, we issued 7,440,148 shares of our common stock to each of GMR and SparkPool and 3,156,426 shares of our common stock to Jason Zhang, Valuefinder’s designee.
On April 7, 2021, we filed a certificate of amendment to our Articles with the Secretary of State of Nevada, to, among other things, change our name to Applied Blockchain, Inc.
To raise funds to purchase crypto mining equipment and begin building our business, on April 15, 2021, we filed our Articles with the Secretary of State of Nevada, to, among other things, establish Series C Convertible Redeemable Preferred Stock and to file the Certificate of Designations related thereto. Also on April 15, 2021, we entered into that certain placement agent agreement, dated as of April 7, 2021, by and between us and B. Riley Securities, Inc. Pursuant to such agreement, on July 16, 2021 we issued 660,000 shares of Series C Convertible Redeemable Preferred Stock (the “Series C Preferred Stock”) to certain investors for gross proceeds of $16,500,000. We used the net proceeds from the offering, among other things, to purchase cryptoasset mining equipment and pay for co-hosting services from Coinmint, LLC. The Series C Preferred Stock is not subject to the Reverse Stock Split except by adjustment to the conversion price.

Also on April 15, 2021 holders of a majority of the shares of Series A Preferred Stock and Series B Preferred Stock opted to convert such shares which triggered a mandatory conversion of all outstanding Series A Convertible Preferred Stock and Series B Convertible Preferred Stock into an aggregate of 28,765,292 shares of our common stock which shares were issued on July 2, 2021. Additionally, on April 15, 2021, we entered into an Exchange Agreement with certain noteholders, including Wes Cummins, our chairman of the Board, chief executive officer, secretary and treasurer, pursuant to which we agreed to exchange all outstanding notes for an aggregate of 5,038,827 shares of our common stock, which shares were issued on July 2, 2021.
In June 2021, we entered into a Co-Hosting and Services Agreement with Coinmint, LLC pursuant to which Coinmint hosts certain of our crypto mining equipment. We subsequently took delivery of our crypto mining equipment, installed the equipment at Coinmint’s co-hosting facility and began mining operations in June 2021.
On July 29, 2021, we filed a certificate of amendment to our Articles with the Secretary of State of Nevada, to increase our authorized capital stock to 1,005,000,000 shares (or 171,666,666 shares after giving effect to the Reverse Stock Split) and designate 1,000,000,000 as common stock (or 166,666,666 after giving effect to the Reverse Stock Split). On the same day, we filed with the Secretary of State of Nevada the certificate of designations to establish Series D Convertible Redeemable Preferred Stock (the “Series D Preferred Stock”).
To raise funds to lease or purchase property, purchase and install a physical building on such land to house our co-hosting facility, make deposits for our energy services agreement and purchase additional crypto mining equipment to continue to expand our mining business and build our co-hosting business, on August 4 and 5, 2021, pursuant to that certain placement agent agreement, dated as of July 30, 2021, by and between us and B. Riley Securities, Inc. (the “Placement Agent Agreement”), we issued 1,300,000 shares of Series D Preferred Stock to certain investors for gross proceeds of $32,500,000. On August 25, 2021, pursuant to that certain placement agent agreement, dated as of July 30, 2021, we issued an additional 4,000 shares of Series D Preferred Stock to an investor for gross proceeds of $100,000. On October 7, 2021, we amended the Placement Agent Agreement to extend the duration during which previously unsold shares of Series D Preferred Stock could be sold and issued the remaining 76,000 unsold shares of Series D Preferred Stock to investors for gross proceeds of $1,900,000. We used a portion of the proceeds from the Series D Preferred Stock offering, among other things, to purchase property on which to locate our first co-hosting facility, pay amounts needed to secure an energy services agreement, order the prefabricated building that is being installed to serve as our first co-hosting location and to purchase additional mining equipment. The Series D Preferred Stock is not subject to the Reverse Stock Split except by adjustment to the conversion price.
During the year ended May 31, 2021, we formed two subsidiaries, Shanghai Sparkly Ore Tech, Ltd and Applied Blockchain, Ltd. Shanghai Sparkly Ore Tech, Ltd is a wholly owned foreign entity in China that is currently dormant. Applied Blockchain, Ltd. is a wholly owned subsidiary formed in Grand Cayman. Applied Blockchain, Cayman was dormant except that it held a digital wallet which we might use in the future if we undertake crypto mining outside of the U.S. until October 12, 2021 when it entered into a services agreement with Xsquared Holding Limited.
In June 2021, we formed a wholly-owned subsidiary, APLD Hosting, LLC, in Nevada. APLD Hosting is entering into agreements to own and operate our co-hosting facilities. In August 2021, APLD Hosting purchased property in North Dakota and in September 2021, we began construction of our first co-hosting facility on the North Dakota property. On February 2, 2022, we brought the facility online as to the first 55MW, with the remaining 45MW expected to be brought online during the second calendar quarter of 2022.
On October 22, 2021, we formed 1.21 Gigawatts LLC in Delaware to develop, construct, finance, operate and maintain datacenters.
On November 2, 2021, we formed a wholly-owned subsidiary, Applied Talent Resources LLC, in Nevada to employ and manage our employees, employee staffing among our entities and projects and employment related plans and policies. On November 8, 2021, we formed APLD-JTND Phase II, LLC, and on November 15, 2021, we formed APLD-Rattlesnake Den I, LLC and APLD-Rattlesnake Den II, LLC, each of which is a Delaware limited liability company formed to build and operate a co-hosting facility.

On January 6, 2022, we and Antpool, an affiliate of Bitmain Technologies Holding Company, entered into a Limited Liability Company Agreement of 1.21 Gigawatts, pursuant to which we own 80% and Antpool owns 20% of 1.21 Gigawatts. 1.21 Gigawatts will develop, acquire, construct, finance, operate, maintain and own one or more Next-Gen datacenters with up to 1.5 GW of capacity for hosting blockchain infrastructure.
During the building of our co-hosting operations, we determined that it would be beneficial to our stockholders to focus more of our resources on building our co-hosting operations than on expanding our mining operations. Accordingly, in December 2021, we began selling our crypto mining equipment. On March 9, 2022, we ceased all crypto mining operations and completed the sale of all crypto mining equipment in service. We still own some mining equipment. However, the equipment is either not online or was previously purchased but has yet to be delivered. We intend to sell this equipment as soon as possible and have no plans to bring the equipment online or use it for mining purposes. We have no plans to return to crypto mining operations in the future.
Our Competitive Strengths
Premier strategic partnerships with leading industry participants.   We believe that our partnerships with SparkPool, GMR and Bitmain have provided, and certain partners continue to provide, us with a significant competitive advantage. GMR has also been a proponent of our hosting strategy, having signed a contract for approximately 50% of our 100MW capacity as part of our hosting operation under development. Bitmain, our newest partner, provides us with preferred access to Bitcoin mining equipment as well as leads for potential hosting customers. SparkPool, GMR, and Bitmain are each strategic equity investors in our company. Each of these Service Providers assisted in the creation of our crypto mining operations, which we then terminated on March 9, 2022. Each of them also advised us in connection with the design and buildout of our co-hosting operations. GMR, SparkPool and Bitmain have since become customers of our co-hosting operations.
Access to low-cost power with long-term services agreement.   One of the main benefits of our Amended and Restated Electric Service Agreement is the low cost of power for mining. Even prior to the crypto mining restrictions in China, power capacity available for Bitcoin mining was scarce, especially at scalable sites with over 100MW of potential capacity. This scarcity of mining power allows us to realize attractive hosting rates in the current market, in particular given our ability to provide long-term (5-year) hosting contracts. For the first 100MW buildout, we secured 5-years of power from a utility that pre-filled the 100MW of planned capacity before breaking ground.
Benefits of Next-Gen datacenters compared to traditional datacenters.   Next-Gen datacenters are optimized for large computing power and require more power than traditional datacenters that are optimized for data retention and retrieval. As a result, Next-Gen datacenters are more power intensive than traditional datacenters. Next-Gen datacenters and traditional datacenters also have very different layouts, internet connection requirements and cooling designs to accommodate the different power demands and customer requirements. Traditional datacenters cannot easily convert to Next-Gen datacenter facilities like ours because of these differences. Geographically, traditional datacenters are at a disadvantage because they require fiber bases, low-latency connections and connection redundancies that are usually found in high-cost areas with high-density populations.
Hosting provides predictable, recurring revenue and cash flow to complement more volatile mining operations.    The financial performance of mining operations is linked to the value of the underlying cryptocurrencies mined, which can result in volatility in financial results. However, through our Amended and Restated Electric Service Agreement with a utility in the upper Midwest, we have locked in a ceiling for our energy costs. The Electric Service Agreement has also enabled us to launch our hosting business with long-term customer contracts. Cambridge Bitcoin Electricity Consumption Index reported that as of February 1, 2021 more than 6GW of Bitcoin was mined in China (or $4.3 billion of power cost, assuming $0.08 per kWh average hosting cost). China has since banned cryptoasset mining related activity. We expect much of the demand for hosting locations previously met in China will move to the United States due to its reliable power options. We intend for the steady cash flows generated by our hosting operations to be reinvested into the hosting business.

Strong management team and board of advisors with deep experience in crypto mining and hosting operations.   We have recently expanded our leadership team by attracting top talent in the crypto mining and hosting space. Recent hires from both publicly traded and private company competitors have allowed us to build a team capable of designing hosting datacenters, constructing hosting facilities, and efficiently running mining operations at scale. In addition, our board of advisors includes luminaries in the crypto space, including the co-founders of SparkPool and GMR.
Our Growth Strategies
Leverage partners to grow hosting operations while minimizing risk.   Our strategic partners GMR and Bitmain have entered into hosting contracts with us that will utilize the available capacity from our first planned 100MW hosting site, which enabled us to pre-fill our initial site before breaking ground. Beyond their own use of our hosting capabilities, our partners have strong relationships across the cryptocurrency ecosystem, and we believe that we will be able to leverage their networks to identify leads for our expansion of hosting operations. In fact, we believe that we have sufficient demand to fill our planned hosting expansion.
Secure scalable power sites in areas favorable for crypto mining.   We have developed a pipeline of potential power sources. We are currently developing our first hosting site in the Midwest, and we have visibility into two additional sites in the Midwest as well as solar and wind assets in Texas. Through our build-out of our first Midwest facility and the prior experience our leadership team brings to our initiatives, we believe that we have developed a repeatable power strategy to significantly scale our operations. In addition, we are currently focused on and will continue to target states that have favorable laws and regulations for the crypto mining industry, which we believe further de-risks the scaling of our operations.
Vertically integrate power assets.    With recent additions to our management team, we are increasingly looking at various types of power assets to support the growth of our mining and hosting operations. This also includes power generation assets, which longer-term could be used to reduce our cost of power. Our management team has experience not only in evaluating and acquiring power assets, but also in the conversion of power assets to crypto mining/hosting operations and the construction of datacenters with the specific purpose of mining crypto currency assets.
Expand into other cryptocurrency assets and businesses.    While we no longer mine cryptoassets and have no plans to return to crypto mining operations, we see potential value in the ecosystems developing around cryptoassets. We deem the following factors important in making a decision to enter into a particular line of business: advice from securities and regulatory legal counsel about the regulatory framework applicable to such line of business, including the Howey test for whether or not a particular asset could be a security and consequences thereof, as applicable at the time, economic conditions, costs and benefits resulting from investing in a new line of business rather than our current co-hosting business, other costs of establishing such new or additional line of business, investor appetite, and other factors that may arise from time to time which could impact the costs and benefits to us and our stockholders.
Strategic Relationships
In March 2021, we executed a strategy planning and portfolio advisory services agreement (“Services Agreement”) with GMR Limited, a British Virgin Islands limited liability company (“GMR”), Xsquared Holding Limited, a British Virgin Islands limited liability company (“SparkPool”) and Valuefinder, a British Virgin Islands limited liability company (“Valuefinder” and, together with GMR and SparkPool, the “Service Providers”). Jason Zhang, one of our board members, is the sole equity holder and manager, of Valuefinder and a related party. Pursuant to the Services Agreement, the Service Providers agreed to provide cryptoasset mining management and analysis and to assist us in securing difficult to obtain equipment and we agreed to issue 7,440,148 shares of our common stock to GMR or its designees, 7,440,148 shares of our common stock to SparkPool or its designees and 3,156,426 shares of our common stock to Valuefinder or its designees. Each Service Provider has provided such services to us which services commenced in June 2021. Each of these Service Providers assisted in the creation of our crypto mining operations, which we then terminated on March 9, 2022. Each of them also advised us in connection with the design and buildout of our co-hosting operations. GMR and SparkPool have since become customers of our co-hosting operations. In July 2021, after clearance of our name change by FINRA and receipt of additional information from the Service Providers required by the transfer agent, the Company issued 7,440,148 shares of our common stock to each of GMR and SparkPool and 3,156,426 shares of our common stock to Jason Zhang, Valuefinder’s designee. In July 2021, we added a strategic partner, Bitmain Technologies Limited (“Bitmain”), a producer of products for blockchain and artificial intelligence (AI) applications. Bitmain has assisted us in the identification and analysis of other strategic business initiatives.
Company’s Hosting Operations
Valuefinder and Bitmain have provided advice on commencing a co-hosting business in addition to our mining business. On September 12, 2021, we entered into an Amended and Restated Energy Services Agreement with respect to 100 megawatts to be used by us and our co-hosting customers. We have also entered into agreements with several of our Service Providers, or entities introduced to us by them, for our co-hosting services, which will account for 100% of the energy under the Amended and Restated Energy Services Agreement available at our first co-hosting facility and 85MW at our second facility once built and subject to an energy services agreement.
In October and November 2021, we formed 1.21 Gigawatts, APLD-Rattlesnake Den I, LLC and APLD-Rattlesnake Den II, LLC in Delaware to develop, acquire, construct, finance, operate, maintain and own one or more datacenters designed for hosting computers, servers and related technology and equipment, including for use in mining or development of cryptoassets, blockchain-based technologies or other encrypted digital public ledgers of transactions.
On January 6, 2022, we and Antpool, an affiliate of Bitmain Technologies Holding Company, entered into a Limited Liability Company Agreement of 1.21 Gigawatts, LLC, pursuant to which we and Antpool contributed $8,000 and $2,000, respectively, and will initially own 80% and 20% of 1.21 Gigawatts, respectively. 1.21 Gigawatts will develop, acquire, construct, finance, operate, maintain and own one or more Next-Gen datacenters with up to 1.5GW of capacity for hosting blockchain infrastructure. We are the managing member of 1.21 Gigawatts and are responsible for all site development, construction and operations of the datacenters. However, certain activities of 1.21 Gigawatts and its subsidiaries require the vote of 90% of the then outstanding units of each such entity. As long as Antpool owns 10% or more of the total issued and outstanding units of 1.21 Gigawatts, Antpool may appoint an individual with industry expertise to serve as an advisor to 1.21 Gigawatts. 1.21 Gigawatts will pay fees to such advisor as reasonably determined by us as managing member. Transfers by members of units of 1.21 Gigawatts are prohibited without approval of 90% of units then outstanding, which consent may be granted or withheld for any reason and transfers of such units to non-affiliates, after obtaining consent, are subject to a right of first refusal of other members to purchase some or all of such units. Additionally, Antpool has the right at any time to convert all or any portion of its 1.21 Gigawatts units into a number of shares of our common stock equal to the capital contributions by Antpool in connection with the acquisition of such units divided by $1.25 (or $7.50, after adjustment for the Reverse Stock Split), which will result in an increase in our ownership percentage of 1.21 Gigawatts.
Future Business Expansion
Our expectations for our future business expansion are:
Calendar Year 2022
First-Second Quarter
•
We brought our first facility in Jamestown, ND online as to the first 55MW on February 2, 2022.

•
Bring the remaining 45MW online at our first facility in Jamestown, ND.

•
Lease or purchase land in Texas on or near a wind farm. Enter into an energy services agreement for 200MW colocated with a wind power generating facility.

•
Continue to enter into customer contracts for our co-hosting services at existing or planned facilities.

Third-Fourth Quarter
•
Complete construction of additional buildings on our Jamestown, ND property, enter into a second energy services agreement for an additional 100MW for this facility.

•
Lease or purchase another property in Texas. Enter into an energy services agreement for 200MW of wind power for this facility.

•
Enter into an energy services agreement for 150MW of power in Oklahoma.

•
Enter into an energy services agreement for 180MW of power in North Dakota.

•
Continue to enter into agreements with customers for our co-hosting services at existing or planned facilities.

Calendar Year 2023
•
Enter into agreements with additional customers for any additional capacity not already contracted for at the existing four and any planned facilities.

•
Continue to lease or purchase additional land on which to construct additional facilities and construct additional facilities to build out the remainder of the planned 1.5GW of capacity.

•
Enter into additional energy services agreements with respect to the remainder of the 1.5GW of planned capacity.

Calendar Year 2024 through Calendar Year 2026
•
Enter into agreements with additional customers for any additional capacity not already contracted for at the existing and planned facilities.

•
Continue to lease or purchase additional land on which to construct additional facilities and construct additional facilities to build out the remainder of the planned 5GW of capacity.

•
Enter into additional energy services agreements with respect to the remainder of the 5GW of planned capacity.

Site Selection Criteria
Our site selection criteria considers geographic diversity, attractive return on investment, and environmental impact.
Geographic Diversity:   Geographic diversity minimizes the risk to us of any event in a particular region that may impact our facilities in that geographic area. We expect to choose locations in environments that are policy and regulation friendly, and find sites with less expensive stable energy.
Attractive Return on Investment:   We expect to achieve attractive return on investments in low-cost renewable assets with strict underwriting standards to achieve targeted returns. Moreover, we aim to have a balanced mix of high-volume, blue-chip customers and higher margin, smaller scale customers with one anchor blue-chip customer at each facility that has signed a 3 – 5 year long-term contract at each site and filling the rest of the facility with customers with 18 – 36 month terms.
Environmental Impact:   We are doing our part to be as environmentally conscious as possible when choosing sites for development by targeting renewable energy assets to minimize our carbon footprint. Further, because Next-Gen datacenters like ours represent a unique power load, we believe our demand for renewable energy and entry into agreements with renewable energy providers will increase and accelerate the buildout of renewable energy infrastructure.
Customers
We have material customer concentration in our co-hosting business. We have entered into contracts with JointHash Holding Limited (a subsidiary of GMR), Bitmain Technologies Limited, F2Pool Mining, Inc. and Hashing LLC to utilize our first co-hosting facility which we brought online as to the first 55MW on February 2, 2022, with the remaining 45MW expected to be brought online during the second calendar quarter of 2022. When the full 100MW is online at our first co-hosting facility, JointHash has contracted to use 40% of the available power, Bitmain for 45% and F2Pool for 15%. Together these customers will account for 100% of our co-hosting facility revenue until our second facility is constructed and operational. These four customers have agreed to use an additional 85 MW of power at our second facility, once it is constructed and operational. We are currently exploring options with respect to property on which our second facility will be built as well as energy services arrangements to provide power to the second facility.
Pursuant to our co-hosting contracts with our all four customers we agree to provide an environment and electricity for normal operation, monitoring, reporting and maintenance of equipment and the customers agree to pay service fees to us. Service fees are made up of hosting fees, operation fees and maintenance fees. Hosting fees to be paid by JointHash, Bitmain and F2Pool are based on the cost of power consumption by the customer plus a surcharge with F2Pool. Operation fees and maintenance fees are to be determined by the parties in each contract and on each purchase order. F2Pool has agreed to pay a monthly minimum services fee determined in relation to then current hosting fees and Hashing agreed to pay a flat fee per month for all services subject to certain additional fees for maintenance fees.
The agreements with JointHash and Bitmain are effective until terminated. In addition to providing for termination for breaches or defaults (subject to certain cure periods) and by mutual agreement of the relevant parties, JointHash and Bitmain may terminate their agreements with respect to all or part of their equipment subject to the relevant agreement with payment of a termination fee calculated by reference to the equipment as to which the agreement is being terminated and its forecasted energy usage.
The terms of the agreements with F2Pool and Hashing are 60 calendar months from the date on which no less than a negotiated number of megawatts of power are available at our first facility. The term may be extended for an additional 24 months without change to the fee structure by agreement of both parties. Unilateral termination rights are only available upon defaults or breaches of the agreement (subject to cure periods), bankruptcy or similar situations and certain assignment, sale or merger of F2Pool to or with a third party.
Our site level strategy consists of having one blue chip anchor tenant that has signed a 3 – 5 year long-term contract at each site and filling the rest of the facility with customers with 18 – 36 month terms.
Government Regulations
Our customers’ businesses are subject to extensive laws, rules, regulations, policies and legal and regulatory guidance, including those governing securities, commodities, cryptoasset custody, exchange and transfer, data governance, data protection, cybersecurity and tax. Many of these legal and regulatory regimes were adopted prior to the advent of the Internet, mobile technologies, cryptoassets and related technologies. As a result, they do not contemplate or address unique issues associated with the crypto economy, are subject to significant uncertainty, and vary widely across U.S. federal, state and local and international jurisdictions. These legal and regulatory regimes, including the laws, rules and regulations thereunder, evolve frequently and may be modified, interpreted and applied in an inconsistent manner from one jurisdiction to another, and may conflict with one another. Moreover, the complexity and evolving nature of our business and the significant uncertainty surrounding the regulation of the crypto economy requires us to exercise our judgement as to whether certain laws, rules and regulations apply to us or our customers, and it is possible that governmental bodies and regulators may disagree with our or our customers’ conclusions. To the extent we or our customers have not complied with such laws, rules and regulations, we could be subject to significant fines and other regulatory consequences, which could adversely affect our business, prospects or operations. As cryptoassets have grown in popularity and in market size, the Federal Reserve Board, U.S. Congress and certain U.S. agencies (e.g., the Commodity Futures Trading Commission, the SEC, the Financial Crimes Enforcement Network and the Federal Bureau of Investigation) have begun to examine the operations of cryptoasset networks, cryptoasset users and cryptoasset exchange markets. On September 24, 2021, China imposed a ban on all crypto transactions and mining. Other governments around the world are also reviewing their rules and regulations concerning the cryptoasset industry, including the United States.
In 2018, the SEC Director of Corporate Finance William Hinman announced that the Commission would not treat Ether or Bitcoin as securities. The legal test for determining whether or not any given cryptoasset is a security (the Howey test) is a highly complex, fact-driven analysis the outcome of which is difficult to predict. The SEC took the position that initial coin offerings (“ICOs”) are issuances of securities, a position that was upheld by the U.S. District Court for the Southern District of NY in the 2020 case SEC v. Telegram Group Inc. & TON Issuer Inc. The SEC’s position on most other cryptoassets, other than Bitcoin, Ether and ICOs, is that it is up to market participants to determine whether or not a particular cryptoasset is a “security.” The SEC generally does not provide advance guidance or confirmation on the status of any particular cryptoasset as a security. Furthermore, the SEC’s views in this area have evolved over time and it is difficult to predict the direction or timing of any continuing evolution. It is also possible that a change in the governing administration or the appointment of new SEC commissioners could substantially impact the views of the SEC and its staff. Public statements by senior officials at the SEC indicate that the SEC does not intend to take the position that Bitcoin or Ether are securities (in their current form). With respect to all other cryptoassets, there is currently no certainty under the applicable legal test that such assets are not securities, notwithstanding the conclusions we may draw based on our risk-based assessment regarding the likelihood that a particular cryptoasset could be deemed a “security” under applicable laws. Similarly, though the SEC’s Strategic Hub for Innovation and Financial Technology published a framework for analyzing whether any given cryptoasset is a security in April 2019, this framework is also not a rule, regulation or statement of the SEC and is not binding on the SEC.
Ongoing and future regulatory actions could effectively prevent our customers’ crypto mining operations and our ongoing or planned co-hosting operations, limiting or preventing future revenue generation by us or rendering our operations obsolete. Such actions could severely impact our ability to continue to operate and our ability to continue as a going concern or to pursue our strategy at all, which would have a material adverse effect on our business, prospects or operations.
Environmental Regulations
We have observed increasing media attention directed at the environmental concerns associated with cryptocurrency mining, particularly its energy-intensive nature. While we do not believe any U.S.-based regulators have taken a position adverse to our business, in March 2021, the governmental authorities for the Chinese province of Inner Mongolia, which represented roughly 8% of the world’s total mining power, banned bitcoin mining in the province due to the industry’s intense electrical power demands and its negative environmental impacts (both in terms of the waste produced by mining the rare Earth metals used to manufacture miners and the production of electrical power used in bitcoin mining). We have, and continue to, monitor domestic and international regulations, including regulations relating to environmental impacts of our business.
We brought the first 55MW at our first co-hosting facility in North Dakota online on February 2, 2022, with the remaining 45MW expected to be brought online during the second calendar quarter of 2022. North Dakota is one of the States leading the United States in wind power generation. We signed an energy services agreement with a utility in North Dakota to power this facility. The power comes off a grid and we cannot control whether that energy is generated by wind or other methods. We do not have access to information about the amount of energy we used and the sources of that energy. We have, and will continue to, consider opportunities for limiting the impact of our business on the environment.
Employees and Human Capital
As of March 16, 2022, we had 47 employees, all of whom were full time. We also had seven independent contractors who focus full time on our business and four independent contractors who worked on a part time basis on our business. We have relied and plan on continuing to rely on independent organizations, advisors and consultants to perform certain services for us. Such services may not always be available to us on a timely basis, on commercially reasonable terms or at all. Our future performance will depend in part on our ability to successfully integrate newly hired employees and to engage and retain consultants, as well as our ability to develop an effective working relationship with our employees and consultants.

DESCRIPTION OF PROPERTIES
We lease approximately 10,699 square feet of office space at 3811 Turtle Creek Blvd., Suite 2100, Dallas, Texas 75219. We use this location as our principal offices.
Our wholly-owned subsidiary, APLD Hosting LLC, owns in fee simple a 40-acre parcel of land located in Stutsman County, North Dakota, to be used in our co-hosting business. We have constructed our first co-hosting facility at this location. The portion of this property used in Phase I of the Jamestown, North Dakota hosting facility is mortgaged in connection with the loan from Vantage Bank Texas.

LEGAL PROCEEDINGS
As of the date of this prospectus, we are not involved in legal proceedings.

MANAGEMENT
Executive Officers and Directors
The following table provides information regarding our executive officers and directors as of March 21, 2022:
Name	Age	Position(s)	Period of Service
Executive Officers
Wes Cummins	44	Chief Executive Officer, Secretary, Treasurer, Chairman of the Board	Director from February 2007 to December 2020 and March 2021 to Present, sole officer from March 2012 to December 2020 and CEO, Secretary and Treasurer from March 2021 to Present
David Rench	44	Chief Financial Officer	March 2021 to Present
Regina Ingel	34	Executive Vice President of Operations	April 2021 to Present
Non-Employee Directors
Chuck Hastings(1)(3)	43	Director	April 2021 to Present
Kelli McDonald(2)(3)	43	Director	April 2021 to Present
Douglas Miller(1)(2)(4)	64	Director	April 2021 to Present
Virginia Moore(2)(3)	48	Director	April 2021 to Present
Richard Nottenburg(1)(2)	68	Director	June 2021 to Present
Jason Zhang	29	Director	April 2021 to Present

(1)
Member of the audit committee.

(2)
Member of the compensation committee.

(3)
Member of the nominating and governance committee.

(4)
Lead independent director.

Executive officers
Wes Cummins
Mr. Cummins has served as a member of our Board from 2007 until 2020 and from March 11, 2021 through present. During that time Mr. Cummins also served in various executive officer positions and he is currently serving as our chairman of the Board, chief executive officer, president, secretary and treasurer. Mr. Cummins was also the founder and CEO of 272 Capital LP, a registered investment advisor, which he sold to B. Riley Financial, Inc. (Nasdaq: RILY) in August 2021. Following the sale Mr. Cummins joined B. Riley as President of B. Riley Asset Management. Mr. Cummins intends to spend at least 40 hours per week on our business. Mr. Cummins has been a technology investor for over 20 years and held various positions in capital markets including positions at investment banks and hedge funds. Prior to founding 272 Capital and starting our operating business, Mr. Cummins was an analyst with Nokomis Capital, L.L.C., an investment advisory firm, a position he held from October 2012 until February 2020. Mr. Cummins also served as president of B. Riley & Co., from 2002 to 2011. Mr. Cummins also serves as a member of the boards of Sequans Communications S.A. (NYSE: SQNS), a fabless designer, developer and supplier of cellular semiconductor solutions for massive, broadband and critical Internet of Things markets and Vishay Precision Group, Inc. (VPG), designer, manufacturer and marketer of sensors, and sensor-based measurement systems, as well as specialty resistors and strain gages based upon their proprietary technology. Mr. Cummins served on the board of Telenav, Inc. (NASDAQ: TNAV) from August 2016 until February 2021. He holds a BSBA from Washington University in St. Louis where he majored in finance and accounting.

We believe Mr. Cummins’ experience building a business and as a chief executive officer and his experience investing in technology gives him insight and perspective into creating and building a technology based company as well as operating as a public company and enables him to be an effective board member.
David Rench
Mr. Rench became our chief financial officer in March 2021 and continues to serve in that capacity. Prior to joining us, Mr. Rench co-founded in 2010, and from 2010 to 2017 served as the VP of Finance and Operations of, a software startup company, ihiji, until the company was acquired by Control4 in 2017. After the acquisition of ihiji, Mr. Rench joined and served as Chief Financial Officer of Hirzel Capital, an investment management company, from 2017 to 2020. Mr. Rench holds a BBA from the Neeley School of Business at Texas Christian University in Fort Worth, Texas, and an MBA from the Cox School of Business at Southern Methodist University in Dallas, Texas. He is skilled in talent management and focused on long-term business growth, revenue, and profitability. He has strong experience leading the full spectrum of accounting, budgets, financial analysis, forecast planning, IT strategy, and reporting processes to achieve and exceed corporate financial goals. He has demonstrated expertise in developing and implementing streamlined tools and procedures to maximize departmental efficiency.
Regina Ingel
Ms. Ingel became our Vice President of Operations in March 2021. Her experience is in marketing and operations to support growth of companies across sectors. From 2016 to 2018, Ms. Ingel worked with operations in the corporate buying offices at Neiman Marcus, a large department store chain, where she worked closely with the executive team on projections, marketing and planning for the web business. Ms. Ingel also founded an event planning company in Dallas in 2019, which she grew through creative marketing and sales despite a nationwide pandemic. Ms. Ingel sold her company in early 2021 to pursue a career in the cryptocurrency marketplace and specifically as our vice president of operations.
Non-employee directors
Chuck Hastings
Mr. Hastings currently serves as Chief Executive Officer of B. Riley Wealth Management. Mr. Hastings joined B. Riley Financial in 2013 as a portfolio manager and became Director of Strategic Initiatives at B. Riley Wealth Management in 2018 and President in 2019. Prior to joining B. Riley, Mr. Hastings served as Portfolio Manager at Tri Cap LLC and was Head Trader at GPS Partners, a Los Angeles-based hedge fund, where he managed all aspects of trading and process including price and liquidity discovery and trade execution from 2005 to 2009. While at GPS Partners, Mr. Hastings was instrumental in growing the fund with the founding partners from a small start-up to one of the largest funds on the West Coast. Earlier in his career, Mr. Hastings served as a convertible bond trader at Morgan Stanley in New York. Mr. Hastings also serves as a Board member for IQvestment Holdings. Mr. Hastings holds a B.A. in political science from Princeton University. He is a recognized leader in the financial industry with more than two decades of global financial and business expertise. We believe Mr. Hastings’ experience and expertise will be of tremendous value as we pursue opportunities to leverage our initial investment and further scale our mining operations and build our co-hosting operations and enables him to be an effective board member.
Kelli McDonald
Ms. McDonald has a passion for high impact charity work in her local community as well as social and environmental causes. Ms. McDonald has been active in early childhood education since 2006. She has served as the Fundraising Chairperson and Social Media Manager for KSD NOW since 2019 and works in merchandising for an independent bookseller. In addition to work in non-profit development, early childhood education and the Literacy Project from 2017 to 2020, Ms. McDonald founded NG Gives Back — a community service and engagement program focused on the St. Louis area. She earned a Bachelor of Arts degree from The University of Wisconsin Oshkosh. We believe Ms. McDonald’s education and community outreach background bring a unique perspective to the Board and enables her to be an effective board member.

Douglas Miller
Mr. Miller has served as a member of the board of directors of three public companies over the past nine years: Telenav, Inc (NASDAQ: TNAV), CareDx, Inc. (NASDAQ: CDNA) and Procera Networks. He has chaired the Audit Committee for each of these companies, and has also served as Lead Independent Director and as chair or committee member on Compensation, Nominating and Governance and Special committees. Prior to his roles as board member, Mr. Miller served as senior vice president, chief financial officer and treasurer of Telenav, a wireless application developer specializing in personalized navigation services, from 2006 to 2012. From 2005 to 2006, Mr. Miller served as vice president and chief financial officer of Longboard, Inc., a privately held provider of telecommunications software. Prior to that, from 1998 to 2005, Mr. Miller held various management positions, including senior vice president of finance and chief financial officer, at Synplicity, Inc., a publicly traded electronic design automation company. Mr. Miller also served as chief financial officer of 3DLabs, Inc., a publicly held graphics semiconductor company, and as an audit partner at Ernst & Young LLP, a professional services organization. Mr. Miller is a certified public accountant (inactive). He holds a B.S.C. in Accounting from Santa Clara University. We believe Mr. Miller’s experience as a chief financial officer and board member of public companies gives him insight and perspective into how other boards function and enables him to be an effective board member.
Virginia Moore
Ms. Moore is the Co-founder, and CEO since 2017, of Catavento, a home textiles company based in Los Angeles. For 7 years prior to that, Ms. Moore was a partner and Vice President of Corbis Global, a 100-person architectural and engineering outsourcing firm. Earlier in her career she held positions in Marketing and Category Management with Coca-Cola, ACNielsen and Universal Studios Home Entertainment. Ms. Moore earned a Business Administration degree from Universidad Católica de Cordoba in her native Argentina and an MBA from ESADE Business School in Barcelona, Spain. Ms. Moore’s business and entrepreneurial experience brings a unique perspective to our Board and enable her to be an effective board member.
Richard Nottenburg
Dr. Nottenburg is currently on the board of directors of Cognyte Software Ltd., (NASDAQ: CGNT),a global leader in security analytics software and Verint Systems Inc. (NASDAQ: VRNT), a customer engagement company. He serves as chairman of the compensation committee of both companies. He is also a member of the board of Sequans Communications S.A. (NYSE: SQNS), a leading developer and provider of 5G and 4G chips and modules for massive, broadband and critical IoT applications where he serves on both the audit and compensation committees. Dr. Nottenburg is also Executive Partner at OceanSoundPartners LP, a private equity firm, and an investor in various early stage technology companies. Previously, Dr. Nottenburg served as President and Chief Executive Officer and a member of the board of directors of Sonus Networks, Inc. from 2008 through 2010. From 2004 until 2008, Dr. Nottenburg was an officer with Motorola, Inc., ultimately serving as its Executive Vice President, Chief Strategy Officer and Chief Technology Officer. We believe that Dr. Nottenburg’s deep experience in global technology-focused businesses and will be a valuable resource to us as we look to leverage our supply chain and scale our operations and enable him to be an effective member of the Board.
Jason Zhang
Mr. Zhang is an investor and entrepreneur in the technology sector. In 2019, Mr. Zhang founded Valuefinder, LLC, a British Virgin Island limited liability company (“Valuefinder”), which advises, or invests in, cryptoasset related companies. Prior to that Mr. Zhang served as an investment analyst at MSD Capital from 2015 to 2017. MSD Capital is a private investment firm established in 1998 to exclusively manage the assets of Michael Dell and his family. From 2017 to 2019, Mr. Zhang was an investment analyst at SCGE Management LP (Sequoia), an investment company that invests in early stage companies. At both MSD Capital and Sequoia, Mr. Zhang focused investments in startup companies, including companies involved with cryptoassets, enterprise software, consumer products and hardware. Mr. Zhang graduated from Harvard College in 2015. We believe that Mr. Zhang’s experience with startup companies and companies involved in cryptoassets is a valuable resource to us as we build and expand our operations and enable him to be an effective member of the Board.
Appointment of Officers
Our executive officers are appointed by, and serve at the discretion of, our board of directors. There are no family relationships among any of our executive officers or directors.
Board of Directors Composition
Our board of directors currently consists of seven members. Until we are listed on a national securities exchange, we will not be required to meet the corporate governance requirements of a national securities exchange but we have structured our Board composition and corporate governance in order to meet the requirements of the Nasdaq Global Select Market.
Each of our current directors serves until the next annual meeting of our stockholders or earlier death, resignation or removal. Despite the expiration of a director’s term, however, the director shall continue to serve until such director’s successor is elected and qualifies or until there is a decrease in the number of directors.
Director Independence
Lead Independent Director
Our Board has appointed Douglas Miller as our lead independent director. Our lead independent director is expected to provide leadership to our Board if circumstances arise in which the role of chief executive officer and chairperson of our Board may be, or may be perceived to be, in conflict, and perform such additional duties as our board of directors may otherwise determine and delegate.
Committees of the Board of Directors
Our Board has established an audit committee, a compensation committee, and a nominating and governance committee, each of which have the composition and responsibilities described below. Members serve on these committees until their resignation or until otherwise determined by our Board. Each committee operates under a written charter approved by our Board that satisfies the applicable rules of the SEC and the listing standards of the Nasdaq Global Select Market. Copies of each committee’s charter are posted on the Investor Relations section of our website.
Audit committee
Our audit committee is comprised of Messrs. Miller, Hastings and Nottenburg. Mr. Miller is the chairperson of our audit committee. Each audit committee member meets the requirements for independence under the current Nasdaq Global Select Market listing standards and SEC rules and regulations. Our Board has not determined whether any of our directors qualify as “audit committee financial experts” as defined in Item 407(d) of Regulation S-K promulgated under the Securities Act. Prior to having our common stock quoted on the OTCQB or listed on the Nasdaq Global Select Market, our Board will ensure that at least one member of our Audit Committee meets the requirements of the Nasdaq Global Select Market and has accounting or related financial management expertise. This designation does not impose any duties, obligations, or liabilities that are greater than are generally imposed on members of our audit committee and our Board. Each member of our audit committee is financially literate. Our audit committee is directly responsible for, among other things:
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selecting a firm to serve as the independent registered public accounting firm to audit our consolidated financial statements;

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ensuring the independence of the independent registered public accounting firm;

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discussing the scope and results of the audit with the independent registered public accounting firm and reviewing, with management and that firm, our interim and year-end operating results;

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establishing procedures for employees to anonymously submit concerns about questionable accounting or audit matters;

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considering the adequacy of our internal controls and internal audit function;

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inquiring about significant risks, reviewing our policies for risk assessment and risk management, including cybersecurity risks, and assessing the steps management has taken to control these risks;

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reviewing and overseeing our policies related to compliance risks;

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reviewing related party transactions that are material or otherwise implicate disclosure requirements; and

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approving or, as permitted, pre-approving all audit and non-audit services to be performed by the independent registered public accounting firm.

Compensation committee
Our compensation committee is comprised of Ms. McDonald, Ms. Moore and Messrs. Miller and Nottenburg. Ms. McDonald is the chairperson of our compensation committee. The composition of our compensation committee meets the requirements for independence under the current Nasdaq Global Select Market listing standards and SEC rules and regulations. Each member of this committee is a non-employee director, as defined in Rule 16b-3 promulgated under the Exchange Act. Our compensation committee is responsible for, among other things:
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reviewing and approving, or recommending that our Board approve, the compensation and the terms of any compensatory agreements of our executive officers;

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reviewing and recommending to our Board the compensation of our directors;

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administering our stock and equity incentive plans;

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reviewing and approving, or making recommendations to our Board with respect to, incentive compensation and equity plans; and

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establishing our overall compensation philosophy.

Nominating and governance committee
Our nominating and governance committee is comprised of Ms. Moore, Ms. McDonald and Mr. Hastings. Ms. Moore is the chairperson of our nominating and governance committee. The composition of our nominating and governance committee meets the requirements for independence under the current Nasdaq listing standards and SEC rules and regulations. Our nominating and governance committee is responsible for, among other things:
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identifying and recommending candidates for membership on our Board;

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recommending directors to serve on board committees;

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reviewing and recommending our corporate governance guidelines and policies;

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reviewing succession plans for senior management positions, including the chief executive officer;

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reviewing proposed waivers of the code of business conduct and ethics for directors, executive officers, and employees (with waivers for directors or executive officers to be approved by the Board);

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evaluating, and overseeing the process of evaluating, the performance of our Board and individual directors; and

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advising our Board on corporate governance matters.

Board’s Role in Risk Oversight
Our Board of directors is primarily responsible for overseeing our risk management processes. Our Board, as a whole, determines our appropriate level of risk, assesses the specific risks that we face, and reviews management’s strategies for adequately mitigating and managing the identified risks. Although our board of directors administers this risk management oversight function, the committees of our Board support our Board in discharging its oversight duties and address risks inherent in their respective areas. The audit committee reviews our major financial risk exposures and the steps management has taken to monitor and control such exposures, including our procedures and related policies with respect to risk assessment and risk management. Our audit committee also reviews matters relating to compliance, cybersecurity, and security and reports to our Board regarding such matters. The compensation committee reviews risks and exposures associated with compensation plans and programs. We believe this division of responsibilities is an effective approach for addressing the risks we face and that our Board leadership structure supports this approach.
Board Diversity
Each year, our nominating and governance committee will review, with the Board, the appropriate characteristics, skills, and experience required for the Board as a whole and its individual members. In evaluating the suitability of individual candidates, our nominating and governance committee will consider factors including, without limitation, an individual’s character, integrity, judgment, potential conflicts of interest, other commitments, and diversity. While we have no formal policy regarding board diversity for our Board as a whole nor for each individual member, the nominating and governance committee does consider such factors as gender, race, ethnicity and experience, area of expertise, as well as other individual attributes that contribute to the total diversity of viewpoints and experience represented on the Board.
Code of Business Conduct and Ethics
We have adopted a code of business conduct and ethics that applies to all of our employees, officers, and directors. The full text of our code of business conduct and ethics is posted on the Investor Relations section of our website: www.appliedblockchaininc.com. We intend to disclose future amendments to certain provisions of our code of business conduct and ethics, or waivers of these provisions, on our website or in public filings.
Compensation Committee Interlocks and Insider Participation
None of the members of our compensation committee is, or has been, our officer or employee. None of our executive officers currently serves, or during the year ended May 31, 2021 served, as a member of the Board, or as a member of the compensation or similar committee, of any entity that has one or more executive officers serving on our Board or compensation committee.
Legal Proceedings
To our knowledge, (i) no director or executive officer has been a director or executive officer of any business which has filed a bankruptcy petition or had a bankruptcy petition filed against it during the past ten years; (ii) no director or executive officer has been convicted of a criminal offense or is the subject of a pending criminal proceeding during the past ten years; (iii) no director or executive officer has been the subject of any order, judgment or decree of any court permanently or temporarily enjoining, barring, suspending or otherwise limiting his involvement in any type of business, securities or banking activities during the past ten years; and (iv) no director or officer has been found by a court to have violated a federal or state securities or commodities law during the past ten years.

EXECUTIVE AND DIRECTOR COMPENSATION
We are a “smaller reporting company” under applicable SEC rules and are providing disclosure regarding our executive compensation arrangements pursuant to the rules applicable to emerging growth companies, which means that we are not required to provide a compensation discussion and analysis and certain other disclosures regarding our executive compensation. The following discussion relates to the compensation of our named executive officers for fiscal year ended May 31, 2021, consisting of Wes Cummins, our Chief Executive Officer, Secretary, Treasurer, Chairman of the Board, David Rench, our Chief Financial Officer, and Regina Ingel, our Vice President of Operations.
We did not pay any compensation to any employees in the fiscal year ended May 31, 2020.
Summary Compensation Table
Name and position	Year	Salary ($)	Bonus ($)	Total ($)(a)
Wes Cummins	2021	52,083	—	52,083
CEO, President, Secretary and Treasurer	2020	—	—	—
David Rench,	2021	41,667	—	41,667
Chief Financial Officer	2020	—	—	—
Regina Ingel	2021	12,500	—	12,500
Vice President of Operations	2020	—	—	—

(a)
Amounts represent compensation for partial year service from March 2021 through May 31, 2021.

We recently increased the salaries of our named executive officers as of November 1, 2021 and granted each of them restricted stock as set forth in each of their employment agreements as described below.
Employment Agreements
Cummins Agreement
Wes Cummins is our Chief Executive Officer. On January 4, 2022, we and Mr. Cummins entered into an Employment Agreement, effective as of November 1, 2021 (the “Cummins Employment Agreement”).
Pursuant to the Cummins Employment Agreement, Mr. Cummins receives a base salary of $300,000 per annum, subject to annual review, and shall also be eligible for an annual bonus of up to 100% of his base salary, to be determined at our sole discretion. The term of the Cummins Employment Agreement ends on October 31, 2024, with automatic one (1) year extensions unless notice not to renew is given by either party at least 60 days prior to the relevant end date.
The Cummins Employment Agreement grants Mr. Cummins an incentive award of 500,000 restricted shares of our common stock (“Restricted Stock”).
The Restricted Stock will vest in accordance with the following schedule:
Number of Shares	Vesting Date*
250,000	4/1/2022
62,500	7/1/2022
62,500	10/1/2022
62,500	1/1/2023
62,500	4/1/2023

*
Shares will vest on such date or the date, if later, on which the SEC declares effective a registration statement covering the resale of the shares of restricted stock (such date, the “Later Date”).

The Cummins Employment Agreement requires Mr. Cummins to devote his full-time efforts to his employment duties and obligations, and provides that Mr. Cummins will be entitled to participate in all benefit plans provided to our employees in accordance with our applicable plan, policy or practices, as well as in any long-term incentive program established by us. It also provides for unlimited annual paid vacation, and reimbursement of reasonable business expenses, and provides that either party may terminate the employment arrangement pursuant to the notice requirements set forth in the Cummins Employment Agreement.
The Cummins Employment Agreement contains restrictive covenants prohibiting Mr. Cummins from disclosing our confidential information at any time, from competing with us in any geographic area where we do business during his employment, and from soliciting our employees, contractors or customers, during his employment and for one year thereafter.
Rench Agreement
David Rench is our Chief Financial Officer. On January 4, 2022, we and Mr. Rench entered into an Employment Agreement, effective as of November 1, 2021 (the “Rench Employment Agreement”).
Pursuant to the Rench Employment Agreement, Mr. Rench receives a base salary of $240,000 per annum, subject to annual review, and shall also be eligible for an annual bonus of up to 75% of his base salary, to be determined at our sole discretion. The term of the Rench Employment Agreement ends on October 31, 2024, with automatic one (1) year extensions unless notice not to renew is given by either party at least 60 days prior to the relevant end date.
The Rench Employment Agreement grants Mr. Rench an incentive award of 166,666 shares of Restricted Stock. The Restricted Stock will vest in accordance with the following schedule:
Number of Shares	Vesting Date*
83,333	4/1/2022
20,833	7/1/2022
20,833	10/1/2022
20,833	1/1/2023
20,834	4/1/2023

*
Shares will vest on such date or the Later Date, if later.

The Rench Employment Agreement requires Mr. Rench to devote forty (40) hours per week to his employment duties and obligations, and provides that Mr. Rench will be entitled to participate in all benefit plans provided to our employees in accordance with our applicable plan, policy or practices, as well as in any long-term incentive program established by us. It also provides for unlimited annual paid vacation, and reimbursement of reasonable business expenses, and provides that either party may terminate the employment arrangement pursuant to the notice requirements set forth in the Rench Employment Agreement.
The Rench Employment Agreement contains restrictive covenants prohibiting Mr. Rench from disclosing our confidential information at any time, from competing with us in any geographic area where we do business during his employment, and from soliciting our employees, contractors or customers, during his employment and for one year thereafter.
Ingel Agreement
Regina Ingel is our Vice President of Operations. On January 4, 2022, we and Ms. Ingel entered into an Employment Agreement, effective as of November 1, 2021 (the “Ingel Employment Agreement”).
Pursuant to the Ingel Employment Agreement, Ms. Ingel receives a base salary of $120,000 per annum, subject to annual review, and shall also be eligible for an annual bonus of up to 50% of her base salary, to be determined at our sole discretion. The term of the Ingel Employment Agreement ends on October 31,

2024, with automatic one (1) year extensions unless notice not to renew is given by either party at least 60 days prior to the relevant end date.
The Ingel Employment Agreement grants Ms. Ingel an incentive award of 100,000 shares of Restricted Stock.
The Restricted Stock will vest in accordance with the following schedule:
Number of Shares	Vesting Date*
50,000	4/1/2022
12,500	7/1/2022
12,500	10/1/2022
12,500	1/1/2023
12,500	4/1/2023

*
Shares will vest on such date or the Later Date, if later.

The Ingel Employment Agreement requires Ms. Ingel to devote forty (40) hours per week to her employment duties and obligations, and provides that Ms. Ingel will be entitled to participate in all benefit plans provided to our employees in accordance with our applicable plan, policy or practices, as well as in any long-term incentive program established by us. It also provides for unlimited annual paid vacation, and reimbursement of reasonable business expenses, and provides that either party may terminate the employment arrangement pursuant to the notice requirements set forth in the Ingel Employment Agreement.
The Ingel Employment Agreement contains restrictive covenants prohibiting Ms. Ingel from disclosing our confidential information at any time, from competing with us in any geographic area where we do business during her employment, and from soliciting our employees, contractors or customers, during her employment and for one year thereafter.
Severance Agreements
None of our employees have severance agreements.
Outstanding Equity Awards at Fiscal Year End
There were no outstanding equity awards held by our named executive officers on May 31, 2021.
Employee Benefit Plans
On October 9, 2021, our Board approved two equity incentive plans, which our stockholders approved on January 20, 2022. The two plans consist of the 2021 Incentive Plan (the “Incentive Plan”), which provides for grants of various equity awards to our employees and consultants, and the 2021 Non-Employee Director Stock Plan (the “Director Plan” and, together with the Incentive Plan, the “Plans”), which provides for grants of restricted stock to non-employee directors and for deferral of cash and stock compensation if such deferral provisions are activated at a future date.
The Incentive Plan
The following summary of the material features of the Incentive Plan is qualified in its entirety by reference to the Incentive Plan, a copy of which is attached as Exhibit 10.12 to the registration statement of which this prospectus forms a part.
Administration
The Compensation Committee administers the Incentive Plan. The Compensation Committee has full and exclusive discretionary power to interpret the terms and the intent of the Incentive Plan and any award agreement or other agreement or document ancillary to or in connection with the Incentive Plan, to select eligible employees and third-party service providers to receive awards (“Participants”), to determine eligibility for awards and to adopt such rules, regulations, forms, instruments, and guidelines for administering the Incentive Plan as it may deem necessary or proper. Such authority shall include, but not be limited to, selecting award recipients, establishing all award terms and conditions, including the terms and conditions set forth in award agreements, granting awards as an alternative to or as the form of payment for grants or rights earned or due under compensation plans, service contracts or other of our arrangements, construing any ambiguous provision of the Incentive Plan or any award agreement, and, subject to stockholder or Participant approvals as may be required, adopting modifications and amendments to the Incentive Plan or any award agreement. All actions taken and all interpretations and determinations made by the Compensation Committee shall be final and binding upon Participants, us, and all other interested individuals.
The Compensation Committee may delegate its administrative duties or powers to one or more of its members or to one or more of our officers, our affiliates or subsidiaries, or to one or more agents or advisors. However, the authority to grant awards to individuals who are subject to Section 16 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), cannot be delegated to anyone who is not a member of the Compensation Committee. As used in this summary, the term “Incentive Plan Administrator” means the Compensation Committee and any delegate, as appropriate.
Eligibility
Any employee of, and any third-party service provider to, us, an affiliate or a subsidiary is eligible to participate in the Incentive Plan if selected by the Incentive Plan Administrator. We are not able to estimate the number of individuals that the Incentive Plan Administrator will select to participate in the Incentive Plan or the type or size of awards that the Incentive Plan Administrator will approve. Therefore, the benefits to be allocated to any individual or to various groups of individuals are not presently determinable.
Awards
Under the Incentive Plan, if approved by stockholders, we will be able to grant nonqualified stock options, incentive stock options, stock appreciation rights, restricted stock, restricted stock units, performance shares, performance units, cash-based awards and other stock-based awards.
Options.   Options granted under the Incentive Plan may be incentive stock options (“ISOs”) or nonqualified stock options. Options entitle the Participant to purchase a specified number of shares of common stock from us at a specified option price, subject to applicable vesting conditions and such other provisions as the Incentive Plan Administrator may determine consistent with the Incentive Plan, including, without limitation, restrictions on transferability of the underlying shares. The per-share option price will be fixed by the Incentive Plan Administrator at the time the option is granted, but cannot be less than the per-share fair market value of the underlying common stock on the date of grant (or, with respect to ISOs, in the case of a holder of more than 10 percent of outstanding voting securities, 110 percent of such per share fair market value). The option price may be paid, in the Incentive Plan Administrator’s discretion, in cash or its equivalent, with shares of common stock, by a cashless, broker-assisted exercise, or a combination thereof, or any other method accepted by the Compensation Committee.
The minimum vesting period for an option is generally one year. The maximum period in which a vested option may be exercised will be fixed by the Incentive Plan Administrator at the time the option is granted but cannot exceed 10 years (five years for ISOs granted to a holder of more than 10 percent of our outstanding voting securities). The Award Agreement will set forth the extent to which a Participant may exercise the option following termination of employment. No employee may be granted ISOs that are first exercisable in a calendar year for common stock having an aggregate fair market value (determined as of the date the option is granted) exceeding $100,000.
SARs.   A stock appreciation right (“SAR”) entitles the Participant to receive an amount upon exercise equal to the excess of the fair market value of one share of common stock on the exercise date over the grant price of the SAR. SARs shall be subject to applicable vesting conditions and such other provisions as the Incentive Plan Administrator may determine consistent with the Incentive Plan, including, without limitation, mandatory holding periods for any shares received upon exercise. The grant price per SAR shall be determined by the Incentive Plan Administrator, but cannot be less than the fair market value of one share of common stock on the grant date.
The minimum vesting period for a SAR is generally one year. The maximum period in which a vested SAR may be exercised will be fixed by the Incentive Plan Administrator at the time the SAR is granted, but generally cannot exceed 10 years. The Award Agreement shall set forth the extent to which a Participant may exercise the SAR following termination of employment. The amount payable upon the exercise of an SAR may, in the Incentive Plan Administrator’s discretion, be settled in cash, common stock, or a combination thereof, or any other manner approved by the Incentive Plan Administrator.
Restricted Stock and Restricted Stock Units.   Restricted stock is common stock issued to a Participant subject to applicable vesting and other restrictions. Restricted stock units are similar to restricted stock except that no shares of common stock are actually issued to the Participant unless and until the restrictions on the award lapse. An award of restricted stock or restricted stock units will be forfeitable, or otherwise restricted, until conditions established at the time of the grant are satisfied. These conditions may include, for example, a requirement that the Participant complete a specified period of service or the attainment of certain performance objectives. Any restrictions imposed on an award of restricted stock or restricted stock units will be prescribed by the Incentive Plan Administrator.
The minimum vesting period for restricted stock and restricted stock units is generally one year. The Award Agreement shall set forth the extent to which a Participant may retain restricted stock or restricted stock units following termination of employment. Participants may be granted full voting rights with respect to restricted stock during the applicable restriction period, but will have no voting rights with respect to restricted stock units until common stock is issued in settlement thereof. Restricted stock will become freely transferrable by the Participant after all conditions and restrictions have been satisfied. Vested restricted stock units may, in the Incentive Plan Administrator’s discretion, be settled in cash, common stock, or a combination of cash and common stock or any other manner approved by the Incentive Plan Administrator.
Performance Shares and Performance Units.   A performance share award entitles a Participant to receive a payment equal to the fair market value of a specific number of shares of common stock, subject to applicable performance and vesting conditions. A performance unit award is similar to a performance share award except that a performance unit award is not necessarily tied to the value of common stock. The Incentive Plan Administrator will prescribe, as set forth in an award agreement, the performance conditions that must be satisfied during the applicable performance period for an award of performance shares or performance units to be earned. The Incentive Plan Administrator may also impose time-based vesting conditions on the payment of earned performance shares or performance units.
The minimum performance period or vesting period for performance shares and performance units is generally one year. The award agreement shall set forth the extent to which a Participant may retain performance units and performance shares following termination of employment. To the extent that performance units or performance shares are earned and vested, the obligation may be settled in cash, common stock or a combination of cash and common stock. If the award is settled in shares of common stock, the shares may be subject to additional restrictions deemed appropriate by the Incentive Plan Administrator.
Cash-Based Awards and Other Stock-Based Awards.   The Incentive Plan also allows the Incentive Plan Administrator to make cash-based awards and other stock-based awards to Participants on such terms and conditions as the Incentive Plan Administrator prescribes, including without limitation, time-based and performance-based vesting conditions. The minimum vesting period for other stock-based awards is generally one year. The award agreement shall set forth the extent to which a Participant may retain cash-based and other stock and equity-based awards following termination of employment. To the extent that any cash-based and other stock and equity-based awards are granted, they may, in the Incentive Plan Administrator’s discretion, be settled in cash or common stock.
Dividend Equivalents.   Participants may be granted dividend equivalents based on the dividends declared on shares that are subject to any award during the period between the grant date and the date the Award is exercised, vests or expires. The payment of dividends and dividend equivalents prior to an award becoming vested is prohibited, and the Incentive Plan Administrator shall determine the extent to which dividends and dividend equivalents may accrue during the vesting period.

Minimum Vesting of Stock-Based Awards
Awards granted under the Incentive Plan are generally subject to a minimum vesting period of at least one year. Awards may be subject to cliff-vesting or graded-vesting conditions, with graded vesting starting no earlier than one year after the grant date. The Incentive Plan Administrator may provide for shorter vesting periods in an award agreement for no more than five percent of the maximum number of shares authorized for issuance under the Incentive Plan.
Transferability
In general, awards available under the Incentive Plan will be nontransferable except by will or the laws of descent and distribution.
Performance Objectives
The Compensation Committee shall have full discretionary authority to select performance measures and related performance goals upon which payment or vesting of an award depends. Performance measures may relate to financial metrics, non-financial metrics, GAAP and non-GAAP metrics, business and individual objectives or any other performance metrics that the Compensation Committee deems appropriate.
The Compensation Committee may provide in any award that any evaluation of performance may include or exclude any of the following events that occurs during a performance period: (a) asset write-downs, (b) litigation or claim judgments or settlements, (c) the effect of changes in tax laws, accounting principles, or other laws or provisions affecting reported results, (d) any reorganization and restructuring programs, (e) extraordinary nonrecurring items as described in management’s discussion and analysis of financial condition and results of operations appearing in the our annual report to stockholders for the applicable year, (f) acquisitions or divestitures, and (g) foreign exchange gains and losses.
The Compensation Committee shall retain the discretion to adjust performance-based awards upward or downward, either on a formula or discretionary basis or any combination, as the Committee determines.
Change in Control
Unless otherwise provided in an award agreement or otherwise determined by the Compensation Committee, upon a Change in Control the following shall occur:
•
For awards other than performance awards, a Replacement Award (that is, an award with a value and terms that are at least as favorable as the outstanding award) may be issued;

•
For awards other than performance awards, if a Replacement Award is not issued and our common stock ceases to be publicly traded after the Change in Control, such awards shall be immediately vested and exercisable upon such Change in Control;

•
For unearned performance awards, the award shall be (i) earned on a pro-rata basis at the higher of actual or target performance and (ii) measured as of the end of the calendar quarter before the effective date of the Change in Control, or, if the award is stock-price based, as of the effective date of the Change in Control;

•
For earned but unvested performance awards, the award shall be immediately vested and payable as of the effective date of the Change in Control;

•
For awards other than performance awards, if our common stock continues to be publicly traded after a Change in Control, such awards shall continue under their applicable terms, unless otherwise determined by the Compensation Committee.

Notwithstanding the forgoing, in the case of awards other than performance awards, the Compensation Committee may cancel such awards, and the award holders shall receive shares or cash equal to the difference between the amount stockholders receive for their shares pursuant to the Change in Control event and the purchase price per share, if any, under the award.
Except as may be provided in a severance compensation agreement between us and the Participant, if, in connection with a Change in Control, a Participant’s payment of any awards will cause the Participant to be liable for federal excise tax levied on certain “excess parachute payments,” then either (i) all payments otherwise due or (ii) the reduced payment amount to avoid an excess parachute payment, whichever will provide the Participant with the greater after-tax economic benefit taking into account any applicable excise tax, shall be paid to the Participant. In no event will any Participant be entitled to receive any kind of gross-up payment or reimbursement for any excise taxes payable in connection with Change in Control payments.
Share Authorization
The maximum aggregate number of shares of common stock that may be issued under the Incentive Plan is 13,333,333 shares, all of which can be issued pursuant to the exercise of incentive stock options.
In connection with any corporate event or transaction (including, but not limited to, a change in our shares or our capitalization) such as a merger, consolidation, reorganization, recapitalization, separation, partial or complete liquidation, stock dividend, stock split, reverse stock split, split up, spin off, or other distribution of our stock or property, combination of shares, exchange of shares, dividend in kind, or other like change in capital structure, number of outstanding shares or distribution (other than normal cash dividends) to our stockholders, or any similar corporate event or transaction, the Compensation Committee, in its sole discretion, in order to prevent dilution or enlargement of Participants’ rights under the Incentive Plan, shall substitute or adjust, as applicable, the number and kind of shares that may be issued under the Incentive Plan or under particular forms of awards, the number and kind of shares subject to outstanding awards, the option price or grant price applicable to outstanding awards, and other value determinations applicable to outstanding awards. The Compensation Committee may also make appropriate adjustments in the terms of any awards under the Incentive Plan to reflect or relate to such changes or distributions and to modify any other terms of outstanding awards, including modifications of performance goals and changes in the length of performance periods.
If an award entitles the holder to receive or purchase shares of common stock, the shares covered by such award or to which the award relates shall be counted against the aggregate number of shares available for awards under the Incentive Plan as follows:
•
With respect to any awards, the number of shares available for awards shall be reduced by one share for each share covered by such award or to which the award relates; and

•
Awards that do not entitle the holder to receive or purchase shares and awards that are settled in cash shall not be counted against the aggregate number of shares available for awards under the Incentive Plan.

In addition, any shares related to awards which terminate by expiration, forfeiture, cancellation, or otherwise without issuance of shares shall be available again for grant under the Incentive Plan.
In no event, however, will the following shares again become available for awards or increase the number of shares available for grant under the Incentive Plan: (i) shares tendered by the Participant in payment of the exercise price of an option; (ii) shares withheld from exercised awards for tax withholding purposes; (iii) shares subject to a SAR that are not issued in connection with the settlement of that SAR; and (iv) shares repurchased by us with proceeds received from the exercise of an option.
Amendment and Termination
No award may be granted under the Incentive Plan after 10 years from the date the Incentive Plan was approved by stockholders. The Compensation Committee may, at any time and from time to time, alter, amend, modify, suspend, or terminate the Incentive Plan and any award agreement in whole or in part; provided, however, that, (i) without the prior approval of our stockholders, options or SARs issued under the Incentive Plan will not be repriced, repurchased (including a cash buyout), replaced, or re-granted through cancellation, or by lowering the option price of a previously granted option or the grant price of a previously granted SAR (except in connection with a permitted adjustment in authorized shares described above), (ii) any amendment of the Incentive Plan must comply with the rules of the primary stock exchange or trading market, if any, that our common stock is publicly traded on (the “Trading Market”), and (iii) no material amendment of the Incentive Plan shall be made without stockholder approval if stockholder approval is required by law, regulation, or Trading Market rule.
The Compensation Committee may make adjustments in the terms and conditions of, and the criteria included in, awards in recognition of unusual or nonrecurring events affecting us or our financial statements or of changes in applicable laws, regulations, or accounting principles, whenever the Compensation Committee determines that such adjustments are appropriate in order to prevent unintended dilution or enlargement of the benefits or potential benefits intended to be made available under the Incentive Plan.
Notwithstanding the foregoing, no termination, amendment, suspension, or modification of the Incentive Plan or an award agreement shall adversely affect in any material way any award previously granted under the Incentive Plan, without the written consent of the Participant holding such award.
Federal Income Tax Consequences
We have been advised by counsel regarding the federal income tax consequences of the Incentive Plan. No income is recognized by a Participant at the time an option or SAR is granted. If the option is an ISO, no income will be recognized upon the Participant’s exercise of the option (except that the alternative minimum tax may apply). Income is recognized by a Participant when they dispose of shares acquired under an ISO. The exercise of a nonqualified stock option or SAR generally is a taxable event that requires the Participant to recognize, as ordinary income, the difference between the shares’ fair market value and the option price. If a Participant disposes of shares acquired under an ISO before two years after the ISO was granted, or before one year after the ISO was exercised, this is a “disqualifying disposition” and any gain recognized by the Participant upon the disposition of such shares will be taxed as ordinary income to the extent such gain does not exceed the fair market value of such shares on the date the ISO was exercised over the option price.
Income is recognized on account of the award of restricted stock and performance shares when the shares first become transferable or are no longer subject to a substantial risk of forfeiture unless the Participant makes an election to recognize income on the grant date under Section 83(b) of the Code. At the applicable time, the Participant recognizes income equal to the fair market value of the common stock.
With respect to awards of performance units, restricted stock units, and cash-based awards, a Participant will recognize ordinary income equal to any cash that is paid and the fair market value of common stock that is received in settlement of an award.
Except in the case of a disqualifying distribution of shares acquired upon the exercise of an ISO, as described above, upon the sale or other disposition of shares acquired by a Participant under the Incentive Plan, the Participant will recognize short-term or long-term capital gain or loss, depending on whether such shares have been held for more than one year at such time. Such capital gain or loss will equal the difference between the amount realized on the sale of the shares and the Participant’s tax basis in such shares (generally, the amount previously included in income by the Participant in connection with the grant or vesting of the shares or the exercise of the related option).
We generally will be entitled to claim a federal income tax deduction on account of the exercise of a nonqualified stock option or SAR or upon the taxability to the recipient of restricted stock and performance shares, the settlement of a performance unit or restricted stock unit, and the payment of a cash-based or other stock-based award (subject to tax limitations on our deductions in any year that certain remuneration paid to certain executives exceeds $1 million). The amount of the deduction is equal to the ordinary income recognized by the Participant. We will not be entitled to a federal income tax deduction on account of the grant or the exercise of an ISO unless the Participant has made a “disqualifying disposition” of the shares acquired on exercise of the ISO, in which case we will be entitled to a deduction at the same time and in the same amount as the Participant’s recognition of ordinary income. Except in the case of a disqualifying disposition of shares acquired on exercise of an ISO, a Participant’s sale or other disposition of shares acquired under the Incentive Plan should have no tax consequences for us.
The Director Plan
The following summary of the material features of the Director Plan is qualified in its entirety by reference to the Director Plan, a copy of which is attached as Exhibit 10.13 to the registration statement of which this prospectus forms a part.

Awards and Deferrals
The Director Plan permits (1) the grant of shares of common stock to each of our non-employee directors and (2) if and when authorized by the Board, the deferral by the directors of some or all of their directors’ cash retainer fee and stock compensation. The Director Plan will have a term of ten years from the date on which it is approved by stockholders.
Administration
Our Chief Financial Officer (“Director Plan Administrator”) will administer the Director Plan. The Director Plan Administrator will interpret all provisions of the Director Plan, establish administrative regulations to further the purposes of the Director Plan and take any other action necessary for the proper operation of the Director Plan. All decisions and acts of the Director Plan Administrator shall be final and binding upon all participants in the Director Plan.
Eligibility
Each of our non-employee director is eligible to be a participant in the Director Plan (a “Director”) until they no longer serve as a non-employee director. The Board currently includes six (6) non-employee directors.
Share Authorization
The maximum aggregate number of shares of common stock that may be issued under the Director Plan is 1,833,333 shares. The aggregate fair market value (determined as of the grant date) of shares that may be issued as stock compensation to a Director in any year shall not exceed $750,000, provided, however, that with respect to new directors joining the Board, the maximum amount shall be $1,000,000 for the first year, or portion thereof, of service.
In connection with the occurrence of any corporate event or transaction (including, but not limited to, a change in our shares or our capitalization) such as a merger, consolidation, reorganization, recapitalization, separation, partial or complete liquidation, stock dividend, stock split, reverse stock split, split up, spin-off, or other distribution of our stock or property, combination of shares, exchange of shares, dividend in kind, or other like change in capital structure, number of outstanding shares or distribution (other than normal cash dividends) to our stockholders, or any similar corporate event or transaction, the Director Plan Administrator, in its sole discretion, in order to prevent dilution or enlargement of the Directors’ rights under the Director Plan, shall substitute or adjust, as applicable, the number and kind of shares that may be issued under the Director Plan, the number and kind of shares subject to outstanding grants, the annual grant limits, and other value determinations applicable to outstanding grants. The Director Plan Administrator may also make appropriate adjustments in the terms of any grants under the Director Plan to reflect or relate to such changes or distributions and to modify any other terms of outstanding grants.
Grant of Shares
As of the first day of each compensation year (as defined in the Director Plan), we will, unless a different formula is selected in accordance with the last sentence of this paragraph, grant each Director a number of shares of our common stock for such year determined by (i) dividing the amount of each Director’s cash retainer for the compensation year by the fair market value of the shares on the first day of the compensation year, and (ii) rounding such number of shares up to the nearest whole share. We may revise the foregoing formula for any year without stockholder approval, subject to the Plan’s overall share limits.
Vesting of Shares
Shares granted under the Director Plan will vest on the first anniversary of the grant date unless otherwise determined by the Director Plan Administrator. Unvested shares will be forfeited when a Director’s service as a director terminates, except that (i) a Director’s unvested shares shall become fully vested upon the Director’s death or disability and (ii) a Director who elects not to stand for reelection as a

Director for the following compensation year shall vest in a pro-rata portion of their outstanding grants at the annual meeting at which their service as a Director terminates.
Deferral Elections
While the deferral provision is not initially effective, at any point after the Director Plan is approved, the Board may determine that non-employee directors may defer all or part of their cash compensation (in 10% increments) into a deferred cash account, and they may defer all or part of their stock compensation (in 10% increments) into a deferred stock account. Prior to the Board’s taking action to permit deferrals under the Director Plan, no cash or stock deferrals shall be permitted. Deferred cash and stock accounts, once permitted and created, would be unfunded and maintained for record keeping purposes only, and directors wishing to defer amounts under the 2021 Directors’ Plan would be required to make their deferral elections by December 31st (or such earlier date as the Director Plan Administrator may designate) of the calendar year preceding the calendar year in which such compensation is earned or granted or, if later, within 30 days after first becoming eligible to make deferrals under the Director Plan.
Distributions of Deferrals
Distributions of deferrals under the Director Plan, once permitted, would generally be paid in a lump sum unless the Director specifies installment payments over a period up to 10 years. Deferred cash account amounts would be paid in cash, and deferred stock would be paid in whole shares of common stock. Unless otherwise elected by the Director, distributions would begin on February 15th of the year following the year in which the Director ceases to be a non-employee director. A Director could also elect to have their distributions commence on (a) the February 15th of the year following the later of the year in which they cease to be a non-employee director and the year in which they attain a specified age, or (b) the February 15th of the year following the year in which they attain a specified age, without regard to whether they are still a non-employee director.
Cash deferral accounts would be credited with earnings and losses on such basis as determined by the Board or its designee, and stock deferral accounts would be credited with additional shares equal to the value of any dividends paid during the deferral period on deferred stock. Under limited hardship circumstances, Directors could withdraw some or all of the amounts of deferred cash and stock in their deferral accounts.
Change in Control
Unless otherwise determined by the Director Plan Administrator in connection with a grant, a Change in Control shall have the following effects on outstanding awards.
•
On a Change in Control in which a Director receives a replacement award with a value and terms that are at least as favorable as the Director’s outstanding awards (a “Replacement Award”), the Director’s outstanding awards shall remain outstanding subject to the terms of the Replacement Award.

•
On a Change in Control in which our shares cease to be publicly traded, the Director’s outstanding awards shall become immediately vested unless the Director receives Replacement Awards.

•
On a Change in Control in which our shares continue to be publicly traded, a Director’s outstanding awards shall remain outstanding and be treated as Replacement Awards.

Notwithstanding the forgoing, the Director Plan Administrator may determine that any or all outstanding awards granted under the Director Plan will be canceled and terminated upon a Change in Control, and that in connection with such cancellation and termination, the Director shall receive for each share of common stock subject to such award a cash payment (or the delivery of shares of stock, other securities or a combination of cash, stock and securities equivalent to such cash payment) equal to the consideration received by our stockholders for a share of common stock in such Change in Control.
Amendment and Termination
The Director Plan Administrator may, at any time, alter, amend, modify, suspend, or terminate the Director Plan in whole or in part; provided, however, that, without the prior approval of our stockholders, no such amendment shall increase the number of shares that may be granted to any Director, except as otherwise provided in the Director Plan, or increase the total number of shares that may be granted under the Director Plan. In addition, any amendment of the Director Plan must comply with the rules of the Trading Market, and no material amendment of the Director Plan shall be made without stockholder approval if stockholder approval is required by law, regulation, or stock exchange rule.
Federal Income Tax Consequences
With respect to shares granted under the Director Plan, unless deferred if and when the Board authorizes the deferral feature, the Director will be taxed on the fair market value of such shares at ordinary income rates at the time such shares vest or, if the Director made an election under Section 83(b), on the grant date. We will receive a corresponding deduction for the same amount at the same time.
With respect to cash or shares deferred under the Director Plan, Directors will be taxed on amounts distributed to them from their deferred cash and deferred stock accounts at ordinary income rates at the time of such distributions. We will receive a deduction for the same amounts at the same time.
Upon the sale or other disposition of shares acquired by a Director under the Director Plan, the Director will recognize short-term or long-term capital gain or loss, depending on whether such shares have been held for more than one year at such time. Such capital gain or loss will equal the difference between the amount realized on the sale of such shares and the Director’s tax basis in such shares (generally, the amount previously included in income by the Director in connection with the grant or vesting of such shares). Such sale or other disposition by a Director should have no tax consequences for us.
Other Information
The number of shares to be issued in each year is not determinable, as it varies based on the amount of stock awards determined to be paid to Directors as part of their retainer fees.
Welfare and other benefits
We provide health, dental, and vision insurance benefits to our named executive officers, on the same terms and conditions as provided to all other eligible U.S. employees except for a recently hired employee in North Dakota for whom separate benefit arrangements are being put together due to North Dakota laws.
We also sponsor a broad-based 401(k) plan intended to provide eligible U.S. employees other than our recently hired employee in North Dakota for whom all benefits are being put into place in accordance with North Dakota law, with an opportunity to defer eligible compensation up to certain annual limits. As a tax-qualified retirement plan, contributions (if any) made by us are deductible by us when made, and contributions and earnings on those amounts are generally not taxable to the employees until withdrawn or distributed from the 401(k) plan. Our named executive officers are eligible to participate in our employee benefit plans, including our 401(k) plan, on the same basis as our other employees.
Fiscal Year ended May 31, 2021 Director Compensation
None of our non-employee members of our Board who served on our Board during the year ended May 31, 2021 received compensation during the year ended May 31, 2021.
Director Compensation
Non-Employee Director Compensation
The following table shows the annual cash retainer fees for non-employee directors.
Base retainer	$25,000
Audit Committee Chair	$15,000
Audit Committee Member	$8,000

Compensation Committee Chair	$10,000
Compensation Committee Member	$5,000
Nominating and Governance Committee Chair	$5,000
Nominating and Governance Committee Member	$3,000
Directors serving in multiple leadership roles receive incremental compensation for each role. Directors are not expected to receive additional compensation for attending regularly scheduled Board or committee meetings. For less than full years of service, the compensation paid to the non-employee directors will be prorated based on the number of days of service. Directors also receive customary reimbursement for reasonable out-of-pocket expenses related to Board service.
In November 2021, each non-employee director was granted 100,000 shares of restricted stock, 50,000 of which will vest on each of (i) April 1, 2022 or, if later, the Later Date and (ii) April 1, 2023. Thereafter, directors will also receive an annual grant of 33,333 shares of restricted stock, which shares will vest on the first anniversary of grant.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
In addition to the compensation arrangements discussed in the sections titled “Management” and “Executive Officer and Director Compensation,” the following is a description of each transaction since June 1, 2018 and each currently proposed transaction in which:
•
we have been or are to be a participant;

•
the amount involved exceeded or will exceed $120,000; and

•
any of our directors, executive officers, or holders of more than 5% of our capital stock, or any immediate family member of, or person sharing the household with, any of these individuals, had or will have a direct or indirect material interest.

During 2009, we entered into notes payable with Mr. Wesley Cummins, our chairman of the Board, chief executive officer, president, secretary and treasurer, for $220,000. The notes had accrued interest of approximately $779,459 as of May 31, 2021. On April 15, 2021, we entered into an Exchange Agreement, with Mr. Cummins and the other holders of notes, pursuant to which we agreed to exchange the Notes for shares of our common stock. On July 7, 2021, we issued 2,379,664 shares of our common stock to Mr. Cummins in satisfaction of the Exchange Agreement.
In March 2021, we executed a strategy planning and portfolio advisory services agreement (“Services Agreement”) with GMR Limited, a British Virgin Island limited liability company (“GMR”), Xsquared Holding Limited, a British Virgin Island limited liability company (“SparkPool”) and Valuefinder, a British Virgin Islands limited liability company (“Valuefinder”) and, together with GMR and SparkPool, the “Service Providers”). Jason Zhang, one of our board members, is the sole equity holder and manager, of Valuefinder and a related party. Pursuant to the Services Agreement, the Service Providers agreed to provide cryptoasset mining management and analysis and to assist us in securing difficult to obtain equipment and we agreed to issue 7,440,148 shares of our common stock to GMR or its designees, 7,440,148 shares of our common stock to SparkPool or its designees and 3,156,426 shares of our common stock to Valuefinder or its designees. Each Service Provider has provided such services to us which services commenced in June 2021. In July 2021, after clearance of our name change by FINRA and receipt of additional information from the Service Providers required by the transfer agent, we issued 7,440,148 shares of our common stock to each of GMR and SparkPool and 3,156,426 shares of our common stock to Jason Zhang, Valuefinder’s designee.
In 2009, certain affiliates of B. Riley Securities, Inc., including members of senior management, purchased preferred shares of, and funded certain loans to, us. Such shares and loans have been converted into an aggregate of approximately 3.6 million shares of our common stock. In April 2021, certain employees of B. Riley Securities, Inc. purchased an aggregate of 67,400 shares of our Series C Preferred Stock. B. Riley Securities, Inc. provided investment banking services in connection with the offering of our Series C Preferred Stock. Additionally, in July 2021, certain employees of B. Riley Securities, Inc. purchased an aggregate of 85,960 shares of our Series D Preferred Stock. B. Riley Securities, Inc. provided investment banking services in connection with the offering of our Series D Preferred Stock. Our Series C Preferred Stock and Series D Preferred Stock are not subject to the Reverse Stock Split except by adjustment to each of their conversion prices.
Mr. Cummins, our Chairman of the Board, CEO, President, Secretary and Treasurer founded, and served as CEO of, 272 Capital LP, a registered investment advisor, which he sold to B. Riley Financial, Inc. (Nasdaq: RILY) in August 2021. Following the sale, Mr. Cummins became President of B. Riley Asset Management. Mr. Cummins intends to spend at least 40 hours per week on our business.
Review, Approval, or Ratification of Transactions with Related Parties
In July 2021, we adopted a charter of the audit committee, pursuant to which all related party transactions including those between us, our directors, executive officers, majority stockholders and each of our respective affiliates or family members will be reviewed and approved by our audit committee, or if no audit committee exists, by a majority of the independent members of our Board. Our existing policies are designed to comply with applicable rules and regulations of the SEC and the listing requirements and rules of Nasdaq.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table sets forth certain information with respect to the beneficial ownership of our common stock, as of March 16, 2022, by:
•
each of our named executive officers;

•
each of our directors;

•
all of our directors and executive officers as a group; and

•
each stockholder known by us to be the beneficial owner of more than 5% of our outstanding shares of common stock.

We have determined beneficial ownership in accordance with the rules of the SEC. Unless otherwise indicated below, to our knowledge, based on information furnished to us, the persons and entities named in the table have sole voting and investment power with respect to all shares that they beneficially own, subject to applicable community property laws. Shares of common stock issuable upon conversion of our Series C Preferred Stock or Series D Preferred Stock within 60 days of March 16, 2022 are deemed to be outstanding and to be beneficially owned by the person holding the shares of restricted stock for the purpose of computing the percentage ownership of that person but are not treated as outstanding for the purpose of computing the percentage ownership of any other person.
We have based our calculation of the percentage ownership of our common stock before this offering on 91,205,023 shares of our common stock which includes (1) 54,763,534 shares of our common stock outstanding as of March 16, 2022, (2) 22,861,661 shares of our common stock resulting from the conversion of 660,000 outstanding shares of our Series C Preferred Stock, including PIK Dividends accrued thereon through the effective date of our Resale Registration Statement, at a conversion price of $0.78 and (3) 13,579,828 shares of our common stock resulting from the conversion of 1,380,000 shares of our Series D Preferred Stock, including PIK Dividends accrued thereon through the effective date of our Resale Registration Statement, at a conversion price of $2.64, as if these conversions and issuances had occurred as of March 16, 2022. Such conversions will occur upon the effectiveness of our Resale Registration Statement.
	Before Offering		After Offering
Name and Address(a)	Total Common	Percentage Beneficially Owned	Total Common	Percentage Beneficially Owned
Directors and Officers:
Wes Cummins	21,212,068(b)	23.26%	21,212,068	21.38%
David Rench	167,141(c)	*	167,141(c)	*
Chuck Hastings	434,500(d)	*	434,500(d)	*
Kelli McDonald	100,000(e)	*	100,000(e)	*
Douglas Miller	100,000(f)	*	100,000(f)	*
Virginia Moore	930,780(g)	1.01%	930,780(g)	*
Richard Nottenburg	100,000(h)	*	100,000(h)	*
Jason Zhang	3,256,426(i)	3.60%	3,256,426(i)	3.28%
Regina Ingel	100,000(j)	*	100,000(j)	*
Officers and Directors as a group (9 people)	26,400,915(b)-(j)	28.95%	26,400,915(b)-(j)	26.61%
5% Holders:
Xin Xu c/o Xsquared Holding Limited c/o Vistra Corporate Services Centre Wickhams Cay II Tortola British Virgin Islands	7,440,148(k)	8.16%	7,440,148(k)	7.50%

	Before Offering		After Offering
Name and Address(a)	Total Common	Percentage Beneficially Owned	Total Common	Percentage Beneficially Owned
Guo Chen c/o GMR Limited Trinity Chamber PO BOX 4301 Tortola British Virgin Islands	7,440,148(l)	8.16%	7,440,148(l)	7.50%

*
Less than 1%.

(a)
Unless otherwise indicated, the business address of each person or entity named in the table is c/o Applied Blockchain, Inc., 3811 Turtle Creek Blvd., Suite 2100, Dallas, TX 75219.

(b)
Includes (i) 17,590,238 shares of common stock held by Cummins Family Ltd, of which Mr. Cummins is the CEO, (ii) 742,166 shares of common stock held by Wesley Cummins IRA Account and (iii) 500,000 shares of restricted common stock held directly by Mr. Cummins, of which 250,000 will vest on April 1, 2022, or, if later, the date a registration statement including the resale of such shares is declared effective by the SEC (the “Later Date”), and 62,500 will vest on each of July 1, 2022, October 1, 2022, January 1, 2023 and April 1, 2023, or in each case, if later, the Later Date.

(c)
Includes 166,666 shares of restricted common stock held directly by Mr. Rench, of which 83,333 will vest on April 1, 2022 or, if later, the Later Date, 20,833 will vest on each of July 1, 2022, October 1, 2022, January 1, 2023 and 20,834 will vest on April 1, 2023, or in each case, if later, the Later Date.

(d)
Includes 100,000 shares of restricted common stock held directly by Mr. Hastings, 50,000 of which will vest on each of (i) April 1, 2022 or, if later, the Later Date and (ii) April 1, 2023.

(e)
Includes 100,000 shares of restricted common stock held directly by Ms. McDonald, 50,000 of which will vest on each of (i) April 1, 2022 or, if later, the Later Date and (ii) April 1, 2023.

(f)
Includes 100,000 shares of restricted common stock held directly by Mr. Miller, 50,000 of which will vest on each of (i) April 1, 2022 or, if later, the Later Date and (ii) April 1, 2023.

(g)
Includes (i) 155,000 shares of common stock, and 458,163 shares of common stock issuable upon conversion of 46,560 shares of our Series D Preferred Stock, including PIK Dividends accrued through the effective date of our Resale Registration Statement, held by B. Riley Securities, Inc., of which Andrew Moore, Ms. Moore’s spouse, is the Chief Executive Officer, (ii) 23,617 shares of common stock issuable upon the conversion of 2,400 shares of Series D Preferred Stock, including PIK Dividends accrued through the effective date, held directly by Mr. Moore, (iii) 194,000 shares of common stock issuable upon conversion of 5,600 shares of Series C Preferred Stock, including PIK Dividends accrued through the effective date, held directly by Mr. Moore and (iv) 100,000 shares of restricted common stock held directly by Ms. Moore, 50,000 of which will vest on each of (i) April 1, 2022 or, if later, the Later Date and (ii) April 1, 2023.

(h)
Includes 100,000 shares of restricted common stock held directly by Dr. Nottenburg, 50,000 of which will vest on each of (i) April 1, 2022 or, if later, the Later Date and (ii) April 1, 2023.

(i)
Includes 100,000 shares of restricted common stock held directly by Mr. Zhang, 50,000 of which will vest on each of (i) April 1, 2022 or, if later, the Later Date and (ii) April 1, 2023.

(j)
Includes 100,000 shares of restricted common stock held directly by Ms. Ingel, of which 50,000 will vest on April 1, 2022 or, if later, the Later Date and 12,500 will vest on each of July 1, 2022, October 1, 2022, January 1, 2023 and April 1, 2023, or in each case, if later, the Later Date.

(k)
Xin Xu, as sole director of Xsquared Holding Limited, has voting and dispositive power over the 7,440,148 shares of our common stock held by Xsquared Holding Limited. Mr. Xu disclaims beneficial ownership of such shares.

(l)
Guo Chen, as sole director of GMR Limited, has voting and dispositive power over the 7,440,148 shares of our common stock held by GMR Limited. Mr. Chen disclaims beneficial ownership of such shares.

DESCRIPTION OF CAPITAL STOCK
The following descriptions are summaries of the material terms of our Articles and our Bylaws. Reference is made to the more detailed provisions of, and the descriptions are qualified in their entirety by reference to, our Articles and Bylaws, forms of which are filed with the SEC as exhibits to the registration statement of which this prospectus is a part, and applicable law.
We effected a one-for-six reverse stock split in connection with our listing on the Nasdaq Global Select Market pursuant to which holders of our issued and outstanding common stock immediately prior to listing our common stock on Nasdaq Global Select Market had every six shares of common stock reclassified as one share of common stock. No fractional shares were issued. We refer to this as the “Reverse Stock Split”.
General
We are authorized to issue 171,666,666 shares of capital stock, $0.001 par value per share, of which 166,666,666 are designated as common stock and 5,000,000 are designated as preferred stock.
Common Stock
As of March 16, 2022, there are an aggregate of 54,763,534 shares of our common stock issued and outstanding. 22,861,661 shares of our common stock are reserved for issuance upon the conversion of our issued and outstanding Series C Preferred Stock and PIK Dividends to be accrued thereon through the effective date of our Resale Registration Statement and 13,579,828 shares of our common stock are reserved for issuance upon conversion of our issued and outstanding Series D Preferred Stock and PIK Dividends to be accrued thereon through the effective date of our Resale Registration Statement.
Dividend Rights
Subject to preferences that may be applicable to any then outstanding preferred stock, holders of our common stock are entitled to receive ratably those dividends, if any, as may be declared from time to time by our Board out of legally available funds.
Voting Rights
Each holder of our common stock is entitled to one vote for each share owned of record on all matters voted upon by stockholders, subject to any rights of our preferred stock, or series of our preferred stock, to vote together as a single class.
Liquidation Rights
In the event of our liquidation, dissolution or winding-up, the holders of our common stock are entitled to share equally and ratably in our assets, if any, remaining after the payment of all of our debts and liabilities and the liquidation preference of any outstanding preferred stock.
Other Rights
Our common stock has no preemptive rights, no cumulative voting rights and no redemption, sinking fund or conversion provisions.
Preferred Stock
We are authorized to issue 5,000,000 shares of Preferred Stock at $0.001 par value per share. Our Preferred Stock is not subject to the Reverse Stock Split except, to the extent outstanding, by adjustment to the applicable conversion price. Of such shares, 70,000 were classified as Series A Convertible Preferred Stock, of which 63,491 were issued and subsequently cancelled or converted, 50,000 were classified as Series B Convertible Preferred Stock, of which 17,087 were issued and subsequently converted, 660,000 were classified as Series C Preferred Stock, all of which are issued outstanding, and 1,380,000 were classified as Series D Convertible Redeemable Preferred Stock (the “Series D Preferred Stock”), all of are issued and outstanding.

Series A Preferred Stock and Series B Preferred Stock
As of the date hereof no shares of Series A Convertible Preferred Stock and no shares of Series B Convertible Preferred Stock are outstanding.
Pursuant to their terms, shares of Series A Preferred Stock and Series B Preferred Stock issued and subsequently converted cannot be reissued.
Series C Preferred Stock
As of the date hereof 660,000 shares of Series C Preferred Stock are outstanding. The Series C Preferred Stock is not subject to the Reverse Stock Split except by adjustment to the conversion price. The shares of Series C Preferred Stock are convertible into shares of our common stock. These shares were offered and sold to certain “accredited investors” in a private placement without registration of the shares under Rule 506 of the Securities Act and the rules and regulations promulgated thereunder.
The Series C Preferred stock ranks senior in all respects of our Series A Preferred Stock and Series B Preferred Stock (together, the “Junior Preferred Stock”) and pari passu with the Series D Preferred Stock. All Junior Preferred Stock was converted in connection with the issuance of the Series C Preferred Stock and no shares of Series A Preferred Stock or Series B Preferred Stock are outstanding.
Liquidation, Dissolution or Winding Up, Certain Mergers, Consolidations and Asset Sales
In the event of our voluntary or involuntary liquidation, dissolution or winding up or any certain events deemed to be liquidation events, before any payment is made to the holders of the Junior Preferred Stock or common stock, holders of Series C Preferred Stock will be entitled to be paid out of the funds and assets available for distribution, an amount per share equal to the “Stated Value,” or $25, plus an amount per share that is issuable as the result of accrued or unpaid Paid-in-Kind (“PIK”) dividends as defined the Certificate of Designations of the Series C Preferred Stock.
Payments to the holders of Junior Preferred Stock and common stock. After payment to the holders of Series C Preferred Stock, the remaining funds and assets available for distribution to our stockholders shall be distributed among the holders of shares of the Junior Preferred Stock according to the terms thereof and then among the holders of the shares of common stock, pro rata based on the number of shares of common shares held by each such holder.
A Significant Transaction Event shall not be considered a Deemed Liquidation Event. A “Significant Transaction Event” means a merger, share exchange, sale of all or substantially all of the assets of the corporation or other business combination, restructuring or change of control transaction, including any such transactions intended to result in us becoming subject to the reporting requirements of Section 13 of 15d of Exchange Act (or becoming a voluntary filer under the Exchange Act), a business combination intended to increase the number of our stockholders to facilitate listing or trading on a national securities exchange, the OTCQB or OTCQX (each a “Trading Market”), a business combination with a special purpose acquisition company, or a business combination with a company that is listed on a Trading Market.
Voting
Holders of Series C Preferred Stock shall vote together with holders of common stock on an as-if converted to common stock basis, except in certain circumstances when the “Requisite Holders” (meaning the holders of a majority of the Series C Preferred Stock) must approve of the action as well, such as if we were to:
•
Materially change the principal business of the corporation unless in connection with significant transaction event;

•
Except in connection with a Significant Transaction Event, sell, lease, transfer, exclusively license or otherwise dispose of all or substantially all of the assets or permit any direct/indirect subsidiary to do so, except no consent or vote of the Requisite Holders shall be required in connection with sales of mining equipment in the ordinary course of the business.

Dividends
The Series C Preferred Stockholders shall be entitled to receive dividends on an as-if converted to common stock basis, equal to, in the same form as, and when, dividends are paid on to holders of our common stock. Except as noted below, no other dividends shall be paid on Series C Preferred Stock.
PIK Dividends:   We will be required to pay a dividend in fully paid and non-assessable shares of Series C Preferred Stock (PIK Dividends) as follows:
•
Failure to File:   If we have not filed or confidentially submitted a registration statement to register the shares of common stock issuable upon conversion of Series C Preferred Stock on or before August 15, 2021, we will accrue a daily PIK Dividend equal to 10% per annum of Stated Value. The Resale Registration Statement filed on August 13, 2015 satisfied this requirement;

•
Failure to be Declared Effective and to List:   Because the Resale Registration Statement was not declared effective by the SEC on or before December 15, 2021 and/or our common stock was not listed or traded on a Trading Market on or before December 15, 2021, we are accruing daily PIK Dividends of 12% per annum of the Stated Value until such time as our Resale Registration Statement is declared effective by the SEC and our common stock is listed or traded on a Trading Market. We will accrue daily PIK Dividends of 15% per annum of the Stated Value for each day such failure continues after October 15, 2022.

Termination of PIK Dividends
•
Upon the conversion (whether optional or mandatory) of the Series C Preferred Stock, our obligation to accrue PIK Dividends is terminated.

•
If, on or prior to October 15, 2021, we enter into a binding definitive agreement or binding instrument relating to a Significant Transaction Event then we will have no further obligation to accrue PIK Dividends or to pay any PIK Dividends accrued or payable through such date.

•
If we have entered into a binding definitive agreement or binding instrument relating to a Significant Transaction Event on or prior to October 15, 2021 and have consummated the significant Transaction Event on or prior to February 22, 2022, we will have no obligation to pay any PIK Dividends accrued or payable through such date.

Conversion
Automatic Conversion
On the conversion date, including the effectiveness of our Resale Registration Statement, all shares of Series C Preferred Stock will be automatically converted (without payment of additional consideration) into such number of fully paid and non-assessable shares of common stock as determined by dividing the Stated Value by the Conversion Price in effect on such Conversion Date. All rights with respect to the Series C Preferred Stock will terminate on the Conversion Date.
The “Conversion Price” shall be initially equal to $0.13 per share, subject to adjustments and as adjusted for the Reverse Stock Split, $0.78.
We are required to reserve and keep available shares of common stock out of our authorized and unissued shares of common stock for the sole purpose of issuance upon conversion of the Series C Preferred Stock, free from preemptive rights or any other actual contingent purchase rights.
Optional Conversion
Each holder of shares of Series C Preferred Stock is entitled to convert any portion of the outstanding Series C Preferred Stock and any PIK Dividends held by such holder, without the payment of additional consideration, into such number of fully paid and non-assessable shares of common stock by dividing (A) the sum of (1) the Stated Value of all outstanding shares of Series C Preferred Stock being converted, (2) the aggregate Stated Value of all shares of Series C Preferred Stock due as PIK Dividends to such holder being converted and (3) any cash dividends accrued and payable to such holder by (B) the Conversion Price in effect on the date of conversion, as adjusted.
Mandatory Redemption
Unless prohibited by Nevada law, shares of Series C Preferred Stock shall be redeemed (a “Mandatory Redemption”) at a price equal to Stated Value of such Series C Preferred Stock, plus an amount per share equal to the Stated Value of each share of Series C Preferred Stock issuable as a result of accrued but unpaid PIK Dividends (the “Redemption Price”), if the Requisite Holders provide written notice of redemption to us on or after the October 15, 2022, which notice may only be so provided if on or after such date our common stock is not listed on a Trading Market. The date of redemption will be selected by us and occur within 30 days following the date that we receive such notice.
If we fail to redeem the Series C Preferred Stock as set forth above, PIK Dividends will continue to accrue.
Series D Preferred Stock
As of the date hereof, 1,380,000 shares of Series D Preferred Stock are issued and outstanding. The Series D Preferred Stock is not subject to the Reverse Stock Split except by adjustment to the conversion price. The shares of Series D Preferred Stock are convertible into shares of our common stock. These shares were offered and sold to certain “accredited investors” and non-U.S. Persons in a private placement without registration of the shares under Regulation D and Regulation S of the Securities Act.
The Series D Preferred stock ranks pari passu with the Series C Preferred Stock.
Liquidation, Dissolution or Winding Up, Certain Mergers, Consolidations and Asset Sales
In the event of our voluntary or involuntary liquidation, dissolution or winding up or any Deemed Liquidation Event, before any payment is made to the holders of the common stock, holders of Series D Preferred Stock will be entitled to be paid out of the funds and assets available for distribution, an amount per share equal to the “Stated Value,” or $25, plus an amount per share that is issuable as the result of accrued or unpaid PIK Dividends as defined the Certificate of Designations of the Series D Preferred Stock.
Payments to the holders of common stock: After payment to the holders of Series D Preferred Stock and Series C Preferred Stock, the remaining funds and assets available for distribution to our stockholders shall be distributed among the holders of shares of common stock, pro rata based on the number of shares of common stock held by each such holder.
A Significant Transaction Event shall not be considered a Deemed Liquidation Event. A “Significant Transaction Event” means a merger or other business combination designed to increase the number of our stockholders in order to facilitate a listing on a Trading Market, a business combination with a special purpose acquisition company, or a business combination with a company that is listed on a Trading Market.
Voting
Holders of our Series D Preferred Stock vote together with holders of Series C Preferred Stock and holders of our common stock on an as-if converted to common stock basis, except in certain circumstances when the Requisite Holders (holders of a majority of the Series D Preferred Stock) must approve of the action as well:
•
Materially change our principal business unless in connection with Significant Transaction Event;

•
Except in connection with a Significant Transaction Event, sell, lease, transfer, exclusively license or otherwise dispose of all or substantially all of the assets or permit any direct/indirect subsidiary to do so, except no consent or vote of the Requisite Holders shall be required in connection with sales of mining equipment in the ordinary course of the business.

Dividends
Holders of our Series D Preferred Stock shall be entitled to receive dividends on an as-if converted to common stock basis, equal to, in the same form as, and when, dividends are paid on to holders of our common stock. Except as noted below, no other dividends shall be paid on Series D Preferred Stock.
PIK Dividends:   We will be required to pay a dividend in fully paid and non-assessable shares of Series D Preferred Stock (PIK Dividends) as follows:
•
Failure to File:   If we have not filed or confidentially submitted a registration statement to register the shares of common stock issuable upon conversion of Series D Preferred Stock on or before August 15, 2021, we will accrue a daily PIK Dividend equal to 10% per annum of Stated Value. The Resale Registration Statement filed on August 13, 2021 satisfied this requirement;

•
Failure to be Declared Effective and to List:   Because the Resale Registration Statement was not declared effective by the SEC on or before December 15, 2021 and/or our common stock was not listed or traded on a Trading Market on or before December 15, 2021, we are accruing daily PIK Dividends of 12% per annum of the Stated Value until such time as our Resale Registration Statement is declared effective by the SEC and our common stock is listed or traded on a Trading Market. We will accrue daily PIK Dividends of 15% per annum of the Stated Value for each day such failure continues after October 15, 2022.

Termination of PIK Dividends
•
Upon the conversion (whether optional or mandatory) of the Series D Preferred Stock, our obligation to accrue PIK Dividends is terminated.

•
If, on or prior to October 15, 2021, we enter into a binding definitive agreement or binding instrument relating to certain transactions, then we have no further obligation to accrue PIK Dividends or to pay any PIK Dividends accrued or payable through such date.

•
If we have entered into a binding definitive agreement or binding instrument on or prior to October 15, 2021 and have consummated such a transaction on or prior to February 15, 2022, we shall have no obligation to pay any PIK Dividends accrued or payable through such date.

Conversion
Automatic Conversion
On the date that an event triggers an automatic conversion, including the date on which our Resale Registration Statement is declared effective by the SEC (the “Conversion Date”), all shares of Series D Preferred Stock will be automatically converted (without payment of additional consideration) into such number of fully paid and non-assessable shares of common stock as determined by dividing the Stated Value by the Conversion Price in effect on such Conversion Date. All rights with respect to the Series D Preferred Stock will terminate on the Conversion Date.
The conversion price shall be a price per share equal to the least of (i) $0.44 per share, or giving effect to the Reverse Stock Split, $3.08, (ii) 75% of the price per share to be sold in certain offerings, including an initial public offering, (iii) 75% of the opening public price per share in a direct listing of our common stock on a Trading Market, or (iv) 75% of the per share amount to be paid for each share of our common stock in a sale of all or substantially all of our stock or assets, in each case subject to adjustment.
We are required to reserve and keep available shares of common stock out of its authorized and unissued shares of common stock for the sole purpose of issuance upon conversion of the Series D Preferred Stock, free from preemptive rights or any other actual contingent purchase rights.
Optional Conversion
Each holder of shares of Series D Preferred Stock is entitled to convert any portion of the outstanding Series D Preferred Stock and any PIK Dividends held by such holder, without the payment of additional consideration, into such number of fully paid and non-assessable shares of common stock by dividing (A) the sum of (1) the Stated Value of all outstanding shares of Series D Preferred Stock being converted, (2) the aggregate Stated Value of all shares of Series D Preferred Stock due as PIK Dividends to such holder being converted and (3) any cash dividends accrued and payable to such holder by (B) the conversion price in effect, as adjusted.
Mandatory Redemption
Unless prohibited by Nevada law, shares of Series D Preferred Stock shall be redeemed (a “Mandatory Redemption”) at a price equal to Stated Value of such Series D Preferred Stock, plus an amount per share equal to the Stated Value of each share of Series D Preferred Stock issuable as a result of accrued but unpaid PIK Dividends (the “Redemption Price”), if the Requisite Holders provide written notice of redemption to us on or after the October 15, 2022, which notice may only be so provided if on or after such date our common stock is not listed on a Trading Market. The date of redemption will be selected by us and occur within 30 days following the date that we receive such notice.
If we fail to redeem the Series D Preferred Stock as set forth above, PIK Dividends will continue to accrue.
Limitations on Liability and Indemnification Matters
Our amended and restated bylaws contain provisions that limit the liability of our directors for monetary damages to the fullest extent permitted by the Nevada Revised Statute, or NRS.
Consequently, our directors will not be personally liable to us or our stockholders for monetary damages for any breach of fiduciary duties as directors, except liability:
•
for any breach of the director’s duty of loyalty to us or our stockholders;

•
for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of the law;

•
under the NRS for the unlawful payment of dividends; or

•
for any transaction from which the director derives an improper personal benefit.

Our Bylaws require us to indemnify our directors and officers to the maximum extent not prohibited by the NRS and allows us to indemnify other employees and agents as set forth in the NRS. Subject to certain limitations, our amended and restated bylaws also require us to advance expenses incurred by our directors and officers for the defense of any action for which indemnification is required or permitted.
We believe that provisions of our amended and restated bylaws are necessary to attract and retain qualified directors, officers, and key employees. We also maintain directors’ and officers’ liability insurance.
The limitation of liability and indemnification provisions in our amended and restated bylaws may discourage stockholders from bringing a lawsuit against our directors and officers for breach of their fiduciary duty. They may also reduce the likelihood of derivative litigation against our directors and officers, even though an action, if successful, might benefit us and other stockholders. Further, a stockholder’s investment may be adversely affected to the extent that we pay the costs of settlement and damage awards against directors and officers as required by these indemnification provisions.
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, executive officers, or persons controlling us, we have been informed that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.
Transfer Agent
The transfer agent and registrar for our common stock is Pacific Stock Transfer Company. The transfer agent’s address and phone number is: 6725 Via Austi Pkwy, Suite 300, Las Vegas, Nevada 89119, telephone number: (800) 785-7782.
Listing
Our common stock is presently quoted on the OTC Pink Market, operated by OTC Markets Group Inc., under the symbol “APLD.” At present, there is a limited market for our common stock.
We have been approved to have our common stock listed on the Nasdaq Global Select Market under the symbol “APLD.”

SHARES ELIGIBLE FOR FUTURE SALE
Prior to this offering, shares of our common stock were quoted on the OTC Pink under the symbol “APLD.” Future sales of substantial amounts of our common stock in the public market, or the perception that such sales may occur, could adversely affect market prices prevailing from time to time. Further, because only a limited number of shares will be available for sale shortly after this offering due to existing contractual and legal restrictions on resale as described below, there may be sales of substantial amounts of our common stock in the public market after the restrictions lapse. This may adversely affect the prevailing market price and our ability to raise equity capital in the future.
Upon completion of this offering, 99,205,023 shares of our common stock will be outstanding. We currently have 1,283,978 shares of common stock outstanding that are unrestricted and may be readily sold by the various holders thereof. After effectiveness of our Resale Registration Statement which contractually must be declared effective prior to effectiveness of the registration statement of which this prospectus forms a part, 36,441,489 shares of our common stock will be freely transferable without restriction or further registration under the Securities Act, except for any shares purchased by our “affiliates,” as that term is defined in Rule 144 under the Securities Act. The remaining 53,479,556 shares of our common stock outstanding are “restricted shares” as defined in Rule 144. Restricted shares may be sold in the public market only if registered under the Securities Act or if they qualify for an exemption from registration under Rule 144.
The holders of our Series C Preferred Stock and Series D Preferred Stock are currently accruing PIK Dividends at an aggregate rate of approximately 217 shares of Series C Preferred Stock and 454 shares of Series D Preferred Stock per day until the Resale Registration Statement is declared effective by the SEC at which time all such PIK Dividends will convert to common stock. The resale of such common stock to be issued upon conversion of PIK Dividends is included in the Resale Registration Statement.
Our Board and stockholders also approved an employee incentive plan and non-employee director incentive plan, and 15,166,666 shares of our common stock are reserved for issuance under the plans and available for future issuance. We issued an aggregate of 1,791,666 restricted stock units to certain of our consultants as part of their consulting compensation.
Rule 144
In general, a person who has beneficially owned restricted shares of our common stock for at least six months would be entitled to sell such securities, provided that (i) such person is not deemed to have been one of our affiliates at the time of, or at any time during the 90 days preceding, the sale and (ii) we are subject to the Exchange Act periodic reporting requirements for at least 90 days before the sale. Persons who have beneficially owned restricted shares of our common stock for at least six months but who are our affiliates at the time of, or any time during the 90 days preceding, the sale, would be subject to additional restrictions, by which such person would be entitled to sell within any three-month period only a number of securities that does not exceed the greater of the following:
•
1% of the number of shares of our common stock then outstanding, which will equal approximately 992,050 shares immediately after this offering; or

•
the average weekly trading volume of our common stock on the Nasdaq Global Select Market during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale;

provided, in each case, that we are subject to the Exchange Act periodic reporting requirements for at least 90 days before the sale. Such sales both by affiliates and by non-affiliates must also comply with the manner of sale and notice provisions of Rule 144 to the extent applicable.
As of November 30, 2021, we are no longer a shell company under Rule 405 of the Securities Act. However, because we have been a shell company, a person selling restricted or control securities may not use Rule 144 unless certain conditions have been met. Rule 144(i) provides that Rule 144 may only become available for the resale of securities by a person selling restricted or control securities that were originally issued by a shell company if certain conditions are met. These conditions are: (a) that the issuer is no longer a shell company; (b) that the issuer is an SEC reporting company; (c) that the issuer has filed all required reports during the preceding 12 months or any shorter period during which we have been subject to reporting requirements; and (d) has filed current Form 10 information with the SEC reflecting that it is no longer a shell company.
Lock-up Agreements
We, each of our directors and executive officers following this offering, and certain of our stockholders, have agreed, subject to certain limited exceptions, not to offer, pledge, sell, contract to sell, grant any option to purchase, or otherwise dispose of our common stock or any securities convertible into or exchangeable or exercisable for common stock, or to enter into any hedge or other arrangement or any transaction that transfers, directly or indirectly, the economic consequence of ownership of the shares of our common stock for a period of 180 days after the date of this prospectus, without the prior written consent of B. Riley Securities, Inc., as representative of the underwriters. See “Underwriting (Conflicts of Interest).” The underwriters do not have any present intention or arrangement to release any shares of our common stock subject to lock-up agreements prior to the expiration of the 180-day lock-up period.
Additionally, in December 2021 and February 2022, the holders of a majority of each of our Series C Preferred Stock and our Series D Preferred Stock agreed to amend the applicable Registration Rights Agreements to prohibit, subject to certain limited exceptions, holders of Series C Preferred Stock or Series D Preferred Stock from offering, pledging, selling, contracting to sell, granting any option to purchase or otherwise disposing of our equity securities, including our common stock issuable up conversion of the Series C Preferred Stock and Series D Preferred Stock, or entering into any hedge or other arrangement or any transaction that transfers, directly or indirectly, the economic consequences of ownership of such common stock for a period ending at the latest 60 days after we and the underwriters enter into an underwriting agreement in connection with the offering contemplated in this prospectus.

SALE PRICE HISTORY OF OUR CAPITAL STOCK
Our common stock is presently quoted on the OTC Pink Market, operated by OTC Markets Group Inc., under the symbol “APLD.” At present, there is a limited market for our common stock.
The table below shows the high and low bid and ask prices for our common stock, for the indicated periods. This information may have little or no relation to broader market demand for our common stock and thus the opening public price and subsequent public price of our common stock on the OTCQB, if we become quoted on the OTCQB. As a result, you should not place undue reliance on these historical sales prices as they may differ materially from the opening bid price and subsequent public price of our common stock on the OTCQB. See the section titled “Risk Factors — Risks Related to Ownership of Our Common Stock — The price of our common stock may have little or no relationship to the historical sales prices of our capital stock on the OTC Pink.”
	Per Share Bid Price Prior to the Reverse Stock Split		Per Share Bid Price After Giving Effect to the Reverse Stock Split
	High	Low	High	Low
Annual
Year Ended May 31, 2021	$2.25	$0.0071	$13.50	$0.0426
Quarterly
Year Ended May 31, 2021
First Quarter	$0.025	$0.0071	$13.50	$0.0426
Second Quarter	$0.03	$0.0085	$0.18	$0.0510
Third Quarter	$0.3499	$0.0153	$2.10	$0.0918
Fourth Quarter	$2.25	$0.14	$13.50	$0.84
Year Ending May 31, 2022
First Quarter	$2.63	$0.6275	$15.78	$3.765
Second Quarter	$5.70	$1.27	$34.20	$7.62
Third Quarter	$4.68	$1.35	$28.08	$8.10
As of March 16, 2022, there were approximately 137 holders of record of our common stock.
As of March 16, 2022, there were approximately 50 holders of record of our Series C Preferred Stock and 91 holders of record of our Series D Preferred Stock, all of which, including PIK Dividends thereon accrued through the effective date of our Resale Registration Statement, is convertible into an aggregate of 36,441,489 shares of our common stock upon registration of the resale of such common stock. We are contractually obligated to register the resale of shares of common stock underlying our Series C Preferred Stock and Series D Preferred Stock as further explained in this prospectus under “Description of Securities.”

CERTAIN MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES TO NON-U.S. HOLDERS OF OUR COMMON STOCK
The following summary describes the material U.S. federal income tax consequences to Non-U.S. Holders of the ownership and disposition of our common stock acquired pursuant to in this offering. This discussion does not describe all of the tax considerations that may be relevant to a particular holder’s acquisition, ownership or disposition of the common stock such as the potential application of the alternative minimum tax or Medicare contribution tax on net investment income. In addition, this discussion does not deal with state or local taxes, U.S. federal gift, and estate tax laws, except to the limited extent provided below, or any non-U.S. tax consequences that may be relevant to holders of our common stock in light of their particular circumstances.
Special rules different from those described below may apply to certain holders that are subject to special treatment under the Internal Revenue Code of 1986, as amended (the “Code”), such as:
•
insurance companies, banks, and other financial institutions;

•
tax-exempt organizations (including private foundations) and tax-qualified retirement plans;

•
foreign governments and international organizations;

•
broker-dealers and traders in securities;

•
U.S. expatriates and certain former citizens or long-term residents of the United States;

•
persons required for U.S. federal income tax purposes to conform the timing of income accruals to their financial statements under Section 451(b) of the Code;

•
persons that own, or are deemed to own, more than five percent of our capital stock;

•
“controlled foreign corporations,” “passive foreign investment companies,” and corporations that accumulate earnings to avoid U.S. federal income tax;

•
persons who acquire our common stock through the exercise of an option or otherwise as compensation;

•
persons that hold our common stock as part of a “straddle,” “hedge,” “conversion transaction,” “synthetic security,” or integrated investment or other risk reduction strategy;

•
persons who do not hold our common stock as a capital asset within the meaning of Section 1221 of the Code; and

•
partnerships and other pass-through entities, and investors in such pass-through entities (regardless of their places of organization or formation).

Such holders are urged to consult their own tax advisors to determine the U.S. federal, state, local, and other tax consequences that may be relevant to them.
Furthermore, the discussion below is based upon the provisions of the Code, and Treasury regulations, rulings, administrative guidance, and judicial decisions thereunder as of the date hereof, and such authorities may be repealed, revoked, or modified, possibly retroactively, and are subject to differing interpretations which could result in U.S. federal income tax consequences different from those discussed below. We have not requested a ruling from the Internal Revenue Service, or the IRS, with respect to the statements made and the conclusions reached in the following summary, and there can be no assurance that the IRS will agree with such statements and conclusions or will not take a contrary position regarding the tax consequences described herein, or that any such contrary position would not be sustained by a court.
PERSONS CONSIDERING THE PURCHASE OF OUR COMMON STOCK SHOULD CONSULT THEIR OWN TAX ADVISORS CONCERNING THE U.S. FEDERAL INCOME TAX CONSEQUENCES OF ACQUIRING, OWNING, AND DISPOSING OF OUR COMMON STOCK IN LIGHT OF THEIR PARTICULAR SITUATIONS AS WELL AS ANY CONSEQUENCES ARISING UNDER THE LAWS OF ANY OTHER TAXING JURISDICTION, INCLUDING ANY STATE, LOCAL, OR NON-U.S. TAX CONSEQUENCES OR ANY U.S. FEDERAL NON-INCOME TAX CONSEQUENCES, AND THE POSSIBLE APPLICATION OF TAX TREATIES.

If an entity or arrangement that is treated as a partnership for U.S. federal income tax purposes holds our common stock, the U.S. federal income tax treatment of a partner will generally depend on the status of the partner and the tax treatment of the partnership. A partner in a partnership that holds our common stock is urged to consult its own tax advisor with regard to the U.S. federal income tax consequences of the ownership of the common stock.
For purposes of this section, a “U.S. Holder” means a beneficial owner of our common stock (other than a beneficial owner that is an entity treated as a partnership for U.S. federal income tax purposes) that is, for U.S. federal income tax purposes:
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a citizen or resident of the United States;

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a corporation, or other entity taxable as a corporation, created or organized in or under the laws of the United States or any political subdivision thereof;

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an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

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a trust if a court within the United States is able to exercise primary supervision over the administration of the trust, and one or more United States persons have the authority to control all substantial decisions of the trust.

An individual non-U.S. citizen may, in some cases, be deemed to be a resident alien (as opposed to a nonresident alien) by virtue of being present in the United States for at least 31 days in the calendar year and for an aggregate of at least 183 days during a three-year period ending in the current calendar year, including all the days present in the United States in the current year, one-third of the days present in the United States in the immediately preceding year, and one-sixth of the days present in the United States in the second preceding year, are counted.
An individual non-U.S. citizen may also be deemed to be a resident alien for a calendar year if such individual is a lawful permanent resident of the United States (i.e., holds a “green card”) at any time during such calendar year.
A resident alien is considered to be a resident of the United States for purposes of identifying a U.S. Holder. Resident aliens are generally subject to U.S. federal income tax as if they were U.S. citizens. Individuals who are uncertain of their status as resident or nonresident aliens for U.S. federal income tax purposes are urged to consult their own tax advisors regarding the U.S. federal income tax consequences of the ownership or disposition of our common stock.
A “Non-U.S. Holder” means a beneficial owner of our common stock (other than a beneficial owner that is an entity treated as a partnership for U.S. federal income tax purposes) that is not a U.S. Holder.
Distributions on the common stock
We do not expect to make any distributions on our common stock in the foreseeable future. If we do make distributions on our common stock, however, such distributions made to a Non-U.S. Holder of our common stock will constitute dividends for U.S. federal income tax purposes to the extent paid out of our current or accumulated earnings and profits (as determined under U.S. federal income tax principles). Distributions in excess of our current and accumulated earnings and profits will constitute a return of capital that is applied against and reduces, but not below zero, a Non-U.S. Holder’s adjusted tax basis in our common stock. Any remaining excess will be treated as gain realized on the sale or exchange of our common stock as described below under “— Gain on Disposition of Our Common Stock.”
Any distribution on our common stock that is treated as a dividend paid to a Non-U.S. Holder that is not effectively connected with the holder’s conduct of a trade or business in the United States is not attributable to a permanent establishment that the holder maintains in the United States (if the holder claims benefits under an applicable income tax treaty) will generally be subject to withholding tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty between the United States and the Non-U.S. Holder’s country of residence. To obtain a reduced rate of withholding under a treaty, a Non-U.S. Holder generally will be required to provide the applicable withholding agent with a properly executed IRS Form W-8BEN, IRS Form W-8BEN-E, or other appropriate form, certifying the Non-U.S. Holder’s entitlement to benefits under that treaty. Such form must be provided prior to the payment of dividends and must be updated periodically. If a Non-U.S. Holder holds stock through a financial institution or other agent acting on the holder’s behalf, the holder will be required to provide appropriate documentation to such agent. The holder’s agent will then be required to provide certification to the applicable withholding agent, either directly or through other intermediaries. Non-U.S. Holders who are eligible for a reduced rate of U.S. withholding tax under an income tax treaty, should consult with their own tax advisor to determine if they are able to obtain a refund or credit of any excess amounts withheld by timely filing an appropriate claim for a refund with the IRS.
We and the applicable withholding agents generally are not required to withhold tax on dividends paid to a Non-U.S. Holder that are effectively connected with the holder’s conduct of a trade or business within the United States (and, if the holder has claimed benefits under an applicable income tax treaty, are attributable to a permanent establishment that the holder maintains in the United States) and where a properly executed IRS Form W-8ECI, stating that the dividends are so connected, is furnished to us (or to the applicable withholding agent). In general, such effectively connected dividends will be subject to U.S. federal income tax on a net income basis at the regular graduated rates applicable to U.S. persons. A corporate Non-U.S. Holder receiving effectively connected dividends may also be subject to an additional “branch profits tax,” which is imposed, under certain circumstances, at a rate of 30% (or such lower rate as may be specified by an applicable treaty) on the corporate Non-U.S. Holder’s effectively connected earnings and profits, subject to certain adjustments.
See also the section below titled “— Foreign Accounts” for additional withholding rules that may apply to dividends paid to certain foreign financial institutions or non-financial foreign entities.
Gain on disposition of our common stock
Subject to the discussions below under the sections titled “— Backup Withholding and Information Reporting,” a Non-U.S. Holder generally will not be subject to U.S. federal income tax or withholding tax with respect to gain realized on a sale or other disposition of our common stock unless (i) the gain is effectively connected with a trade or business of the holder in the United States (and, the holder is eligible for benefits under by an applicable income tax treaty, is attributable to a permanent establishment that the holder maintains in the United States), (ii) the Non-U.S. Holder is a nonresident alien individual and is present in the United States for 183 or more days in the taxable year of the disposition and certain other conditions are met, or (iii) we are or have been a “United States real property holding corporation” within the meaning of Code Section 897(c)(2) at any time within the shorter of the five-year period preceding such disposition or the holder’s holding period in the common stock.
Non-U.S. Holders described in (i) above, will be required to pay tax on the net gain derived from the sale at the regular graduated U.S. federal income tax rates applicable to U.S. persons. Corporate Non-U.S. Holders described in (i) above may also be subject to the additional branch profits tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty. Individual Non-U.S. Holders described in (ii) above, will be required to pay a flat 30% tax on the gain derived from the sale, which gain may be offset by U.S. source capital losses (even though such holder is not considered a resident of the United States), provided such holder has timely filed U.S. federal income tax returns with respect to such losses. With respect to (iii) above, in general, we would be a United States real property holding corporation if United States real property interests (as defined in the Code and the Treasury Regulations) comprised (by fair market value) at least half of our assets. We believe that we are not, and do not anticipate becoming, a United States real property holding corporation. However, there can be no assurance that we will not become a United States real property holding corporation in the future. Even if we are treated as a United States real property holding corporation, assuming that the Non-U.S. Holder is not engaged in a trade or business within the United States, gain realized by a Non-U.S. Holder on a disposition of our common stock will not be subject to U.S. federal income tax so long as the Non-U.S. Holder is a “qualified foreign pension fund” as defined in Section 897(l)(2) of the Code or an entity all of the interests of which are held by qualified foreign pension funds, or (i) the Non-U.S. Holder owned, directly, indirectly, or constructively, no more than five percent of our common stock at all times within the shorter of (a) the five-year period preceding the disposition or (b) the holder’s holding period and (ii) our common stock is regularly traded on an established securities market. There can be no assurance that our common stock will qualify as regularly traded on an established securities market.

U.S. federal estate tax
The estates of nonresident alien individuals generally are subject to U.S. federal estate tax on property with a U.S. situs. Because we are a U.S. corporation, our common stock will be U.S. situs property and, therefore, will be included in the U.S. taxable estate of a nonresident alien decedent, unless an applicable estate tax treaty between the United States and the decedent’s country of residence provides otherwise. The terms “resident” and “nonresident” are defined differently for U.S. federal estate tax purposes than for U.S. federal income tax purposes. Investors are urged to consult their own tax advisors regarding the U.S. federal estate tax consequences of the ownership or disposition of our common stock.
Backup withholding and information reporting
Generally, we or certain financial middlemen must report information to the IRS with respect to any distributions we pay on our common stock, including the amount of any such distributions, the name and address of the recipient, and the amount, if any, of tax withheld, regardless of whether such distributions constitute dividends or whether any tax was actually withheld. A similar report is sent to the holder to whom any such dividends are paid. Pursuant to tax treaties or certain other agreements, the IRS may make its reports available to tax authorities in the recipient’s country of residence.
Dividends paid by us (or our paying agents) to a Non-U.S. Holder may also be subject to U.S. backup withholding tax (currently, at a rate of 24%). U.S. backup withholding tax generally will not apply to a Non-U.S. Holder who provides a properly executed IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, or otherwise establishes an exemption, provided that the applicable withholding agent does not have actual knowledge or reason to know the holder is a U.S. person.
Under current U.S. federal income tax law, U.S. information reporting and backup withholding requirements generally will apply to the proceeds of a disposition of our common stock effected by or through a U.S. office of any broker, U.S. or non-U.S., unless the Non-U.S. Holder provides a properly executed IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, or otherwise meets documentary evidence requirements for establishing non-U.S. person status or otherwise establishes an exemption. Generally, U.S. information reporting and backup withholding requirements will not apply to a payment of disposition proceeds to a Non-U.S. Holder where the transaction is effected outside the United States through a non-U.S. office of a non-U.S. broker. Information reporting and backup withholding requirements may, however, apply to a payment of disposition proceeds if the broker has actual knowledge, or reason to know, that the holder is, in fact, a U.S. person. For information reporting purposes only, certain U.S. related brokers may be treated in a manner similar to U.S. brokers.
Backup withholding is not an additional tax. Rather, the U.S. federal income tax liability of persons subject to backup withholding will be reduced by the amount of tax withheld. If backup withholding results in an overpayment of taxes, a refund or credit may generally be obtained from the IRS, provided that the required information is furnished to the IRS in a timely manner.
Foreign accounts
In addition, U.S. federal withholding taxes may apply under the Foreign Account Tax Compliance Act, or FATCA, on certain types of payments, including dividends on our common stock, made to non-U.S. financial institutions and certain other non-U.S. entities. Specifically, a 30% withholding tax may be imposed on dividends on our common stock paid to a “foreign financial institution” or a “non-financial foreign entity” (each as defined in the Code), unless (i) the foreign financial institution agrees to undertake certain diligence and reporting obligations, (ii) the non-financial foreign entity either certifies it does not have any “substantial United States owners” (as defined in the Code) or furnishes identifying information regarding each substantial United States owner, or (iii) the foreign financial institution or non-financial foreign entity otherwise qualifies for an exemption from these rules. The 30% federal withholding tax described in this paragraph cannot be reduced under an income tax treaty with the United States. If the payee is a foreign financial institution and is subject to the diligence and reporting requirements in (i) above, it must generally enter into an agreement with the U.S. Department of the Treasury requiring, among other things, that it undertake to identify accounts held by certain “specified United States persons” or “United States-owned foreign entities” (each as defined in the Code), annually report certain information about such accounts, and withhold 30% on certain payments to non-compliant foreign financial institutions and certain other account holders. Under the applicable Treasury Regulations and administrative guidance, withholding under FATCA generally applies to payments of dividends on our common stock, and also would generally apply to payments of gross proceeds from the sale or other disposition of such stock. However, under proposed U.S. Treasury Regulations, withholding under FATCA will not apply to the gross proceeds from any sale or disposition of our common stock. Withholding agents may, but are not required to, rely on the proposed Treasury Regulations until final Treasury Regulations are issued. Foreign financial institutions located in jurisdictions that have an intergovernmental agreement with the United States governing FATCA may be subject to different rules.
Prospective investors should consult their tax advisors regarding the potential application of withholding under FATCA to their investment in our common stock.
EACH PROSPECTIVE INVESTOR SHOULD CONSULT ITS OWN TAX ADVISOR REGARDING THE TAX CONSEQUENCES OF PURCHASING, HOLDING, AND DISPOSING OF OUR COMMON STOCK, INCLUDING THE CONSEQUENCES OF ANY PROPOSED CHANGE IN APPLICABLE LAW, AS WELL AS TAX CONSEQUENCES ARISING UNDER ANY STATE, LOCAL, NON-U.S. OR U.S. FEDERAL NON-INCOME TAX LAWS SUCH AS ESTATE AND GIFT TAX LAWS.

UNDERWRITING (CONFLICTS OF INTEREST)
We and the underwriters named below have entered into an underwriting agreement with respect to the shares of common stock being offered. Subject to certain conditions, each underwriter has severally agreed to purchase the number of shares of common stock indicated in the following table. B. Riley Securities, Inc. is the representative of the underwriters.
Underwriters	Number of Shares
B. Riley Securities, Inc.	4,800,000
Needham & Company, LLC	1,200,000
Craig-Hallum Capital Group LLC	600,000
D.A. Davidson & Co.	600,000
Lake Street Capital Markets, LLC	400,000
Northland Securities, Inc.	400,000
Total	8,000,000
The underwriters are committed to take and pay for all of the shares of common stock being offered, if any are taken, other than the shares covered by the option described below unless and until this option is exercised.
The underwriters have an option to buy up to an additional 1,200,000 shares of common stock from the Company. They may exercise that option for 30 days. If any shares are purchased pursuant to this option, the underwriters will severally purchase shares in approximately the same proportion as set forth in the table above.
Shares sold by the underwriters to the public will initially be offered at the public offering price set forth on the cover of this prospectus. Any shares sold by the underwriters to securities dealers may be sold at a discount of up to $0.21 per share from the public offering price. After the initial offering of the shares, the representative may change the offering price and the other selling terms. The offering of the shares by the underwriters is subject to receipt and acceptance and subject to the underwriters’ right to reject any order in whole or in part.
We have agreed to indemnify the several underwriters against certain liabilities, including liabilities under the Securities Act.
The following table provides information regarding the amount of the underwriting discounts and commissions to be paid to the underwriters by us. These amounts are shown assuming both no exercise and full exercise of the underwriters’ option to purchase additional shares to cover over-allotments, if any.
	Per Share	Total Without Over-Allotment	Total With Over- Allotment
Underwriting discounts and commissions paid by us	$0.35	$2,800,000	$3,220,000
Proceeds, before expenses, to us	$4.65	$37,200,000	$42,780,000
We estimate that the total expenses of the offering, excluding underwriting discounts and commissions, will be approximately $702,952. We have also agreed to reimburse the underwriters for certain of their expenses in an amount up to $455,000.
The representative has informed us that the underwriters do not intend to make sales to discretionary accounts.
The Company and its officers, directors, and certain holders of the Company’s common stock have agreed with the underwriters, subject to certain exceptions, not to dispose of or hedge any of their common stock or securities convertible into or exchangeable for shares of common stock during the period from the date of this prospectus continuing through the date 180 days after the date of this prospectus, except with the prior written consent of B. Riley Securities, Inc. This agreement does not apply to any existing employee benefit plans. See “Shares Eligible for Future Sale” for a discussion of certain transfer restrictions.

Prior to the offering, there has been only a limited public market for our common stock. The public offering price will be negotiated between the Company and the representative. Among the factors to be considered in determining the public offering price of the common stock, in addition to prevailing market conditions, will be the Company’s historical performance, estimates of the business potential and earnings prospects of the Company, an assessment of the Company’s management and the consideration of the above factors in relation to market valuation of companies in related businesses.
We have been approved to list our common stock on the Nasdaq Global Select Market under the symbol “APLD.”
Stabilization
Until the distribution of the securities offered by this prospectus is completed, rules of the SEC may limit the ability of the underwriters to bid for and to purchase our common stock. As an exception to these rules, the underwriters may engage in transactions effected in accordance with Regulation M under the Exchange Act that are intended to stabilize, maintain or otherwise affect the price of our common stock. The underwriters may engage in over-allotment sales, syndicate covering transactions, stabilizing transactions and penalty bids in accordance with Regulation M:
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Stabilizing transactions permit bids or purchases for the purpose of pegging, fixing or maintaining the price of the common stock, so long as stabilizing bids do not exceed a specified maximum.

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Over-allotment involves sales by the underwriters of securities in excess of the number of securities the underwriters are obligated to purchase, which creates a short position. The short position may be either a covered short position or a naked short position. In a covered short position, the number of shares of common stock over-allotted by the underwriters is not greater than the number of shares of common stock that they may purchase in the over-allotment option. In a naked short position, the number of shares of common stock involved is greater than the number of shares in the over-allotment option. The underwriters may close out any covered short position by either exercising their over-allotment option or purchasing shares of our common stock in the open market.

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Covering transactions involve the purchase of securities in the open market after the distribution has been completed in order to cover short positions. In determining the source of securities to close out the short position, the underwriters will consider, among other things, the price of securities available for purchase in the open market as compared to the price at which they may purchase securities through the over-allotment option. If the underwriters sell more shares of common stock than could be covered by the over-allotment option, creating a naked short position, the position can only be closed out by buying securities in the open market. A naked short position is more likely to be created if the underwriters are concerned that there could be downward pressure on the price of the securities in the open market after pricing that could adversely affect investors who purchase in this offering.

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Penalty bids permit the underwriters to reclaim a selling concession from a selected dealer when the securities originally sold by the selected dealer are purchased in a stabilizing or syndicate covering transaction.

These stabilizing transactions, covering transactions and penalty bids may have the effect of raising or maintaining the market price of our common stock or preventing or retarding a decline in the market price of our common stock. As a result, the price of our common stock may be higher than the price that might otherwise exist in the open market.
Neither we nor the underwriters make any representation or prediction as to the effect that the transactions described above may have on the prices of our common stock. These transactions may occur on any trading market. If any of these transactions are commenced, they may be discontinued without notice at any time.
Conflicts of Interest
In 2009, certain affiliates of B. Riley Securities, Inc. (“B. Riley”), purchased preferred stock of, and funded certain loans to, us. Such shares and loans have been converted into an aggregate of approximately

3.6 million shares of our common stock. In April 2021, certain employees of B. Riley purchased an aggregate of 67,400 shares of our Series C Preferred Stock. Additionally, in July 2021, certain employees of B. Riley purchased an aggregate of 85,960 shares of our Series D Preferred Stock. As a result, affiliates of associated persons of B. Riley will own in excess of 10% of our issued and outstanding common stock.
In addition, our Chief Executive Officer, Wes Cummins, sold a majority interest in 272 Capital LP, a registered investment adviser controlled by him, to B. Riley Financial, Inc. and is the CEO and President of B. Riley Capital Management, LLC. In addition, Chuck Hastings, CEO of B. Riley Wealth Management, Inc., serves on our board of directors and Virginia Moore, a member of the Board of Directors, is the spouse of the CEO of B. Riley.
Because B. Riley is an underwriter in this offering, it is deemed to have a “conflict of interest” under Rule 5121 (“Rule 5121”) of the Financial Industry Regulatory Authority, Inc. (“FINRA”). Accordingly, this offering is being made in compliance with the requirements of Rule 5121. Due to certain of these conflicts of interest, Rule 5121 requires, among other things, that a “qualified independent underwriter” participate in the preparation of, and exercise the usual standards of “due diligence” with respect to, the registration statement and this prospectus. Northland Securities, Inc. has agreed to act as a qualified independent underwriter for this offering. Northland Securities, Inc. will receive $50,000 for serving as a qualified independent underwriter in connection with this offering. We have agreed to indemnify Northland Securities, Inc. against liabilities incurred in connection with acting as a qualified independent underwriter, including liabilities under the Securities Act.
Other Relationships
B. Riley Securities, Inc. acted as our placement agent with private placements of (i) 660,000 shares of our Series C Preferred Stock sold for cash at $25.00 per share in April 2021 and (ii) 1,380,000 shares of our Series D Preferred Stock sold for cash at $25.00 per share in July 2021, August 2021 and October 2021. In connection therewith, we paid B. Riley Securities, Inc. cash commissions and expenses of approximately $3.5 million in the aggregate. B. Riley Securities, Inc. and its affiliates purchased 67,400 and 85,960 shares of Series C Preferred Stock and Series D Preferred Stock, respectively, at the same private placement per share price. Such shares of Series D Preferred Stock acquired by B. Riley Securities, Inc. and its affiliates will be subject to lock-up restrictions, as required by FINRA Rule 5110(e)(1) and may not be sold during the offering, or sold, transferred, assigned, pledged, or hypothecated, or be the subject of any hedging, short sale, derivative, put, or call transaction that would result in the effective economic disposition of such securities by any person for a period of 180 days immediately following the date of effectiveness of the registration statement of which this prospectus forms a part or commencement of sales of the offering, except as provided in FINRA Rule 5110(e)(2).
Some of the underwriters and their affiliates have engaged in, and may in the future engage in, investment banking and other commercial dealings in the ordinary course of business with us or our affiliates. They have received, or may in the future receive, customary fees and commissions for these transactions.
Electronic Prospectus
This prospectus may be made available in electronic format on Internet sites or through other online services maintained by the underwriters or their affiliates. In those cases, prospective investors may view offering terms online and may be allowed to place orders online. Other than this prospectus in electronic format, any information on the underwriters’ or their affiliates’ websites and any information contained in any other website maintained by the underwriters or any affiliate of the underwriters is not part of this prospectus or the registration statement of which this prospectus forms a part, has not been approved and/or endorsed by us or the underwriters and should not be relied upon by investors.
Notice to Prospective Investors in Canada (Alberta, British Columbia, Manitoba, Ontario and Québec Only)
This document constitutes an “exempt offering document” as defined in and for the purposes of applicable Canadian securities laws. No prospectus has been filed with any securities commission or similar regulatory authority in Canada in connection with the offer and sale of shares of common stock described herein (the “Securities”). No securities commission or similar regulatory authority in Canada has reviewed or in any way passed upon this document or on the merits of the Securities and any representation to the contrary is an offence.
Canadian investors are advised that this document has been prepared in reliance on section 3A.3 of National Instrument 33-105 Underwriting Conflicts (“NI 33-105”). Pursuant to section 3A.3 of NI 33-105, this document is exempt from the requirement that the issuer and the underwriters in the offering provide Canadian investors with certain conflicts of interest disclosure pertaining to “connected issuer” and/or “related issuer” relationships as may otherwise be required pursuant to subsection 2.1(1) of NI 33-105.
Resale Restrictions
The offer and sale of the Securities in Canada are being made on a private placement basis only and are exempt from the requirement that the issuer prepare and file a prospectus under applicable Canadian securities laws. Any resale of Securities acquired by a Canadian investor in this offering must be made in accordance with applicable Canadian securities laws, which may vary depending on the relevant jurisdiction, and which may require resales to be made in accordance with Canadian prospectus requirements, a statutory exemption from the prospectus requirements, in a transaction exempt from the prospectus requirements or otherwise under a discretionary exemption from the prospectus requirements granted by the applicable local Canadian securities regulatory authority. These resale restrictions may under certain circumstances apply to resales of the Securities outside of Canada.
Representations of Purchasers
Each Canadian investor who purchases the Securities will be deemed to have represented to the issuer, the underwriters and each dealer from whom a purchase confirmation is received, as applicable, that the investor (i) is purchasing as principal, or is deemed to be purchasing as principal in accordance with applicable Canadian securities laws, for investment only and not with a view to resale or redistribution; (ii) is an “accredited investor” as such term is defined in section 1.1 of National Instrument 45-106 Prospectus Exemptions or, in Ontario, as such term is defined in section 73.3(1) of the Securities Act (Ontario); and (iii) is a “permitted client” as such term is defined in section 1.1 of National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations.
Taxation and Eligibility for Investment
Any discussion of taxation and related matters contained in this document does not purport to be a comprehensive description of all of the tax considerations that may be relevant to a Canadian investor when deciding to purchase the Securities and, in particular, does not address any Canadian tax considerations. No representation or warranty is hereby made as to the tax consequences to a resident, or deemed resident, of Canada of an investment in the Securities or with respect to the eligibility of the Securities for investment by such investor under relevant Canadian federal and provincial legislation and regulations.
Rights of Action for Damages or Rescission
Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.
Personal Information
We and the representatives hereby notify prospective Canadian purchasers that: (a) we may be required to provide personal information pertaining to the purchaser as required to be disclosed in Schedule I of Form 45-106F1 under NI 45-106 (including its name, address, telephone number, email address, if provided, and the number and type of securities purchased, the total purchase price paid for such securities, the date of the purchase and specific details of the prospectus exemption relied upon under applicable securities laws to complete such purchase) (“personal information”), which Form 45-106F1 may be required to be filed by us under NI 45-106, (b) such personal information may be delivered to the securities regulatory authority or regulator in accordance with NI 45-106, (c) such personal information is being collected indirectly by the securities regulatory authority or regulator under the authority granted to it under the securities legislation of the applicable legislation, (d) such personal information is collected for the purposes of the administration and enforcement of the securities legislation of the applicable jurisdiction, and (e) the purchaser may contact the applicable securities regulatory authority or regulator by way of the contact information provided in Schedule 2 to Form 45-106F1. Prospective Canadian purchasers that purchase securities in this offering will be deemed to have authorized the indirect collection of the personal information by each applicable securities regulatory authority or regulator, and to have acknowledged and consented to such information being disclosed to the Canadian securities regulatory authority or regulator, and to have acknowledged that such information may become available to the public in accordance with requirements of applicable Canadian laws.
Language of Documents
Upon receipt of this document, each Canadian investor hereby confirms that it has expressly requested that all documents evidencing or relating in any way to the sale of the Securities described herein (including for greater certainty any purchase confirmation or any notice) be drawn up in the English language only. Par la réception de ce document, chaque investisseur canadien confirme par les présentes qu’il a expressément exigé que tous les documents faisant foi ou se rapportant de quelque manière que ce soit à la vente des valeurs mobilières décrites aux présentes (incluant, pour plus de certitude, toute confirmation d’achat ou tout avis) soient rédigés en anglais seulement.
Notice to Prospective Investors in the European Economic Area and the United Kingdom
In relation to the Member States of the European Economic Area and the United Kingdom (each, a “Relevant State”), no offer of shares of our common stock which are the subject of the offering contemplated by this prospectus to the public may be made in that Relevant State other than:
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to any legal entity that is a qualified investor as defined in the Prospectus Regulation;

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to fewer than 150 natural or legal persons (other than qualified investors as defined in the Prospectus Regulation), subject to obtaining the prior consent of the relevant representative or representatives nominated by us for any such offer; or

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in any other circumstances falling within Article 1(4) of the Prospectus Regulation,

provided that no such offer of shares of our common stock described in this prospectus shall result in a requirement for the publication of a prospectus, by us or any of the underwriters, pursuant to Article 3 of the Prospectus Regulation.
Each purchaser of shares of our common stock described in this prospectus located within a Relevant State will be deemed to have represented, acknowledged and agreed that (1) it is a “qualified investor” within the meaning of the Prospectus Regulation; and (2) in the case of any shares of common stock acquired by it as a financial intermediary as that term is used in Article 5(1) of the Prospectus Regulation, each such financial intermediary will be deemed to have represented, acknowledged and agreed that the shares of common stock acquired by it in the offer have not been acquired on a non-discretionary basis on behalf of, nor have they been acquired with a view to their offer or resale to, persons in circumstances which may give rise to an offer to the public other than their offer or resale in a Relevant State to qualified investors, as that term is defined in the Prospectus Regulation, or in circumstances in which the prior consent of the underwriters has been given to the offer or resale; or where shares of common stock have been acquired by it on behalf of persons in any Relevant State other than qualified investors, the offer of those shares of common stock to it is not treated under the Prospectus Regulation as having been made to such persons. For purposes of this provision, the expression an “offer to the public” in relation to the shares of our common stock in any Relevant State means the communication in any form and by any means of sufficient information on the terms of the offer and the shares of our common stock to be offered so as to enable an investor to decide to purchase or subscribe to the shares and the expression “Prospectus Regulation” means Regulation (EU) 2017/1129.

We and the underwriters have not authorized and do not authorize the making of any offer of shares of our common stock through any financial intermediary on their behalf, other than offers made by the underwriters with a view to the final placement of the shares as contemplated in this prospectus. Accordingly, no purchaser of the shares of our common stock, other than the underwriters, is authorized to make any further offer of the shares on behalf of us or the underwriters.
References to the Prospectus Regulation includes, in relation to the UK, the Prospectus Regulation as it forms part of UK domestic law by virtue of the European Union (Withdrawal) Act 2018.
The above selling restriction is in addition to any other selling restrictions set out below.
Additional Notice to Prospective Investors in the United Kingdom
The communication of this prospectus and any other document or materials relating to the issue of the shares of our common stock offered hereby is not being made, and such documents and/or materials have not been approved, by an authorized person for the purposes of section 21 of the United Kingdom’s Financial Services and Markets Act 2000, as amended, or the FSMA. Accordingly, such documents and/or materials are not being distributed to, and must not be passed on to, the general public in the United Kingdom. The communication of such documents and/or materials as a financial promotion is only being made to those persons in the United Kingdom who have professional experience in matters relating to investments and who fall within the definition of investment professionals (as defined in Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended, or the Financial Promotion Order), or who fall within Article 49(2)(a) to (d) of the Financial Promotion Order, or who are any other persons to whom it may otherwise lawfully be made under the Financial Promotion Order (all such persons together being referred to as “relevant persons”). In the United Kingdom, the shares of our common stock offered hereby are only available to, and any investment or investment activity to which this prospectus relates will be engaged in only with, relevant persons. Any person in the United Kingdom that is not a relevant person should not act or rely on this prospectus or any of its contents.
Any invitation or inducement to engage in investment activity (within the meaning of Section 21 of the FSMA) in connection with the issue or sale of the shares of our common stock may only be communicated or caused to be communicated in circumstances in which Section 21(1) of the FSMA does not apply to us.
All applicable provisions of the FSMA must be complied with in respect to anything done by any person in relation to the shares of our common stock in, from or otherwise involving the United Kingdom.
Notice to Prospective Investors in Germany
This prospectus has not been prepared in accordance with the requirements for a securities or sales prospectus under the German Securities Prospectus Act (Wertpapierprospektgesetz), the German Sales Prospectus Act (Verkaufsprospektgesetz), or the German Investment Act (Investmentgesetz). Neither the German Federal Financial Services Supervisory Authority (Bundesanstalt für finanzdienstleistungsaufsicht — BaFin) nor any other German authority has been notified of the intention to distribute our common stock in Germany. Consequently, the common stock may not be distributed in Germany by way of public offering, public advertisement or in any similar manner and this prospectus and any other document relating to this offering, as well as information or statements contained therein, may not be supplied to the public in Germany or used in connection with any offer for subscription of the common stock to the public in Germany or any other means of public marketing. The common stock is being offered and sold in Germany only to qualified investors which are referred to in Section 3 paragraph 2 no. 1, in connection with Section 2 no. 6, of the German Securities Prospectus Act, Section 8f paragraph 2 no. 4 of the German Sales Prospectus Act, and in Section 2 paragraph 11 sentence 2 no. 1 of the German Investment Act. This prospectus is strictly for use of the person who has received it. It may not be forwarded to other persons or published in Germany.
Notice to Prospective Investors in Switzerland
This document is not intended to constitute an offer or solicitation to purchase or invest in the securities. The securities may not be publicly offered, directly or indirectly, in Switzerland within the meaning of the Swiss Financial Services Act (“FinSA”) and no application has or will be made to admit the securities to trading on any trading venue (exchange or multilateral trading facility) in Switzerland. Neither this document nor any other offering or marketing material relating to the securities constitutes a prospectus pursuant to the FinSA, and neither this document nor any other offering or marketing material relating to the securities may be publicly distributed or otherwise made publicly available in Switzerland.
Neither this document nor any other offering or marketing material relating to the offering, the Company or the securities have been or will be filed with or approved by any Swiss regulatory authority. In particular, this document will not be filed with, and the offer of securities will not be supervised by, the Swiss Financial Market Supervisory Authority FINMA (FINMA), and the offer of securities has not been and will not be authorized under the Swiss Federal Act on Collective Investment Schemes (“CISA”). The investor protection afforded to acquirers of interests in collective investment schemes under the CISA does not extend to acquirers of the securities.

LEGAL MATTERS
The validity of the securities offered in this prospectus is being passed upon for us by Snell & Wilmer L.L.P. Kelley Drye & Warren LLP and Wick Phillips, LLP have also acted as counsel to us in connection with this offering. Certain legal matters in connection with this offering will be passed upon for the underwriters by Nelson Mullins Riley & Scarborough LLP, Washington, D.C.

EXPERTS
The consolidated financial statements of Applied Blockchain, Inc. as of May 31, 2021 and May 31, 2020 and for the years ended May 31, 2021 and 2020, included in this prospectus and elsewhere in the registration statement have been audited by Marcum, LLP, an independent registered public accounting firm, as stated in their report. Such financial statements have been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

ADDITIONAL INFORMATION
We have filed with the SEC a registration statement on Form S-1 under the Securities Act with respect to the shares of our common stock covered by this prospectus. This prospectus, which constitutes a part of the registration statement, does not contain all of the information set forth in the registration statement or the exhibits filed therewith. For further information about us and our common stock, we refer you to the registration statement and the exhibits filed therewith. Statements contained in this prospectus regarding the contents of any contract or any other document that is filed as an exhibit to the registration statement are not necessarily complete, and in each instance, we refer you to the copy of such contract or other document filed as an exhibit to the registration statement. The SEC maintains a website that contains reports, proxy, and information statements, and other information regarding registrants that file electronically with the SEC. The address of the website is www.sec.gov.
Immediately upon the effectiveness of the registration statement of which this prospectus forms a part, we will become subject to the information and reporting requirements of the Exchange Act and, in accordance with this law, will file periodic reports, proxy statements, and other information with the SEC. These periodic reports, proxy statements, and other information will be available for inspection and copying at the website of the SEC referred to above. We also maintain a website at www.appliedblockchaininc.com. You may access these materials free of charge as soon as reasonably practicable after they are electronically filed with, or furnished to, the SEC. The inclusion of our website address in this prospectus is an inactive textual reference only. The information contained in or accessible through our website is not part of this prospectus or the registration statement of which this prospectus forms a part, and investors should not rely on such information in making a decision to purchase shares of our common stock.

APPLIED BLOCKCHAIN, INC. AND SUBSIDIARIES
Unaudited Consolidated Financial Statements
As of and for the Three and Six Month Periods
Ended November 30, 2021, and 2020
and
Audited Consolidated Financial Statements
As of and for the Annual Period Ended May 31, 2021, and 2020

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To the Shareholders and Board of Directors of
Applied Blockchain, Inc.
Opinion on the Financial Statements
We have audited the accompanying consolidated balance sheets of Applied Blockchain, Inc. (the “Company”) as of May 31, 2021 and 2020, the related consolidated statements of operations, stockholders’ equity and cash flows for each of the two years in the period ended May 31, 2021, and the related notes (collectively referred to as the “ financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of May 31, 2021 and 2020, and the results of its operations and its cash flows for each of the two years in the period ended May 31, 2021, in conformity with accounting principles generally accepted in the United States of America.
Basis for Opinion
These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.
We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.
Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audit provides a reasonable basis for our opinion.
/s/ Marcum llp
Marcum llp
We have served as the Company’s auditor since 2021.
New York, NY
August 13, 2021

APPLIED BLOCKCHAIN, INC. AND SUBSIDIARIES
Consolidated Balance Sheets
(In thousands, except number of shares and par value data)
	May 31, 2021	May 31, 2020
ASSETS
Current Assets:
Cash and cash equivalents	$11,750	$—
Prepaid expenses and other current assets		—
Total current assets	11,750	—
Deposit on equipment	3,282	—
Property and equipment, net	20	—
TOTAL ASSETS	$15,052	$—
LIABILITIES, MEZZANINE EQUITY AND STOCKHOLDERS’ DEFICIT
Current Liabilities:
Accounts payable and accrued liabilities	$249	$—
Accrued dividends	116	116
Related party notes payable	2,135	1,899
Total current liabilities	2,500	2,015
Commitments and contingencies (Note 10)
Mezzanine equity:
Series C, convertible and redeemable preferred stock, $.001 par value, 660,000 shares authorized, issued and outstanding	15,135	—
Stockholders’ deficit:
Series A, convertible preferred stock, $.001 par value, authorized 70,000 shares, 27,195 issued and outstanding	$3,370	$3,370
Series B convertible preferred stock, $.001 par value, authorized 50,000 shares, 17,087 issued and outstanding	1,849	1,849
Common stock, $.001 par value, 500,000,000 shares authorized, 39,569,335 and 9,066,363 shares issued and outstanding, respectively	9	9
Additional paid in capital	13,874	13,874
Treasury stock, 36,300 shares, at cost	(62)	(62)
Accumulated deficit	(21,623)	(21,055)
Total stockholders’ deficit	(2,583)	(2,015)
Total Mezzanine equity and stockholders’ deficit	12,552	(2,015)
TOTAL LIABILITIES, MEZZANINE EQUITY AND STOCKHOLDERS’ DEFICIT	$15,052	$—
See Accompanying Notes to the Consolidated Financial Statements

APPLIED BLOCKCHAIN, INC. AND SUBSIDIARIES
Consolidated Statements of Operations
(In thousands, except per share data)
	Fiscal Year Ended
	May 31, 2021	May 31, 2020
Total Revenue	$—	$—
Costs and expenses:
Selling, General and Administrative	(331)	—
Depreciation	(1)	—
Total costs and expenses	(332)
Operating income (loss)	(332)
Other income (expense)
Interest Expense	(236)	(263)
Total Other Income (Expense)	(236)	(263)
Net Income (loss) attributable to Common Shareholders	$(568)	$(263)
Basic and Diluted net loss per share	(0.06)	(0.03)
Basic and Diluted weighted average number of shares outstanding	9,066,363	9,066,363
See Accompanying Notes to the Consolidated Financial Statements

APPLIED BLOCKCHAIN INC. AND SUBSIDIARIES
Consolidated Statements of Changes in Stockholders’ Deficit
For the Years Ended May 31, 2021 and 2020
(In thousands, except per share data)
	Series A Convertible Preferred Stock		Series B Convertible Preferred Stock		Common Stock		Additional Paid in Capital	Treasury Stock	Accumulated Deficit	Stockholders’ Equity
	Shares	Amount	Shares	Amount	Shares	Amount
Balance, May 31, 2019	27,195	$3,370	17,087	$1,849	9,066,363	$9	$13,874	$(62)	$(20,792)	$(1,752)
Net Income (Loss)	—	—	—	—	—	—	(263)	(263)	(263)	(263)
Balance, May 31, 2020	27,195	$3,370	17,087	$1,849	9,066,363	$9	$13,874	$(62)	$(21,055)	$(2,015)
Net Income (Loss)	—	—	—	—	—	—	—	—	$(568)	$(568)
Balance, May 31, 2021	27,195	$3,370	17,087	$1,849	9,066,363	$9	$13,874	$(62)	$(21,623)	$(2,583)
See Accompanying Notes to the Consolidated Financial Statements

APPLIED BLOCKCHAIN INC. AND SUBSIDIARIES
Consolidated Statements of Cash Flows
(In thousands of dollars)
	Fiscal Years Ended
	May, 31, 2021	May, 31, 2020
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(568)	$(263)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	1	—
Accrued paid in kind interest	236	263
Changes in operating assets and liabilities:
Accounts payable and accrued liabilities	248	—
NET CASH USED BY OPERATING ACTIVITIES	(83)	—
CASH FLOWS FROM INVESTING ACTIVITIES
Purchases of property and equipment	(20)	—
Deposit on equipment	(3,282)	—
NET CASH USED IN INVESTING ACTIVITIES	(3,302)	—
CASH FLOWS FROM FINANCING ACTIVITIES
Sale of preferred stock	16,500	—
Issuance cost for preferred stock	(1,365)	—
NET CASH PROCEEDS FROM FINANCING ACTIVITIES	15,135	—
NET INCREASE IN CASH AND CASH EQUIVALENTS	11,750	—
CASH AND CASH EQUIVALENTS, BEGINNING OF YEAR	—	—
CASH AND CASH EQUIVALENTS, END OF YEAR	$11,750	$—
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
Interest paid	$—	$—
See Accompanying Notes to the Consolidated Financial Statements

1.
BUSINESS AND ORGANIZATION

Applied Blockchain, Inc. (the “Company”), is established to operate a proprietary algorithm cryptocurrency mining operation utilizing specialized computers (also known as “miners”) to solve complex cryptographic algorithms to support the Ethereum and Altcoin blockchain in exchange for cryptocurrency rewards. The Company will participate in a mining pool with SparkPool, one of the largest Ethereum mining pools available. The Company’s revenue will be generated through holding the cryptocurrency it mines and selling it in the market for its own account.
The Company was originally incorporated in Nevada in May 2001. Effective April 14, 2021, the Company’s name was changed to Applied Blockchain, Inc. from Applied Science Products, Inc. During the year ended May 31, 2021, the Company formed two subsidiaries, Shanghai Sparkly Ore Tech, Ltd and Applied Blockchain, Cayman. Shanghai Sparkly Ore Tech, Ltd is a wholly owned foreign entity in China. Applied Blockchain, Cayman entity will hold and manage the digital wallet.
2.
LIQUIDITY AND FINANCIAL CONDITION

As of May 31, 2021, the Company had approximate cash and cash equivalent of $11.7 million and working capital of $11.5 million. In July 2021, the Company raised $34.5 million funds through private stock sale. Historically the Company has incurred losses and has relied on equity financings to fund its operations. Based on analysis of cash flows, current net working capital, and expected operations revenue, the Company believes its current cash on hand is sufficient to meet its operating and capital requirement for at least next twelve months from the date these financial statements are issued.
The Company’s Series C and Series D preferred stock redemption feature is contingent on the event the Company is not able to register its common stock for trading on or after October 15, 2022 and requisite holders provide a written redemption notice. In case the Company is unsuccessful in registering its common stock and the requisite holders provide written notice to redeem stock, the Company will have to disburse $49 million cash at stated value of $25 per share. The Company does not anticipate any issues meeting these requirements and believes it will be successful in registering its common stock timely.
3.
BASIS OF PRESENTATION AND SIGNIFICANT ACCOUNTING POLICIES

Principles of consolidation:
The accompanying consolidated financial statements of the Company include the accounts of the Company and its wholly owned and controlled subsidiaries. Consolidated subsidiaries results are included from the date the subsidiary was formed or acquired. Intercompany investments, balances and transactions have been eliminated in consolidation. The company’s consolidated operating subsidiaries include wholly owned Shanghai Sparkly Ore Technology and Applied Blockchain Limited, Cayman.
Use of estimates
The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the balance sheet and the reported amounts of revenue and expenses during the reporting periods. Actual results could differ significantly from those estimates. The most significant accounting estimates inherent in the preparation of the Company’s financial statements include estimates associated with asset valuations, and the valuation allowance associated with the Company’s deferred tax assets.
Cash and Cash Equivalents
The Company considers all highly liquid investments with an original maturity of three months or less at the date of acquisition to be cash equivalents.
Fair Value of Financial Instruments
The Company accounts for financial instruments under Financial Accounting Standards Board (“FASB”) ASC 820, Fair Value Measurements. This statement defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles, and expands disclosures about fair value measurements. To increase consistency and comparability in fair value measurements, ASC 820 establishes a fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value into three levels as follows:
Level 1 —
Unadjusted quoted prices in active markets for identical assets or liabilities;

Level 2 —
Inputs other than quoted prices that are observable for the asset or liability, either directly or indirectly; and

Level 3 —
Inputs for the asset or liability that are not based on observable market data.

Observable inputs are based on market data obtained from independent sources, while unobservable inputs are based on the Company’s market assumptions. Unobservable inputs require significant management judgment or estimation. In some cases, the inputs used to measure an asset or liability may fall into different levels of the fair value hierarchy. In those instances, the fair value measurement is required to be classified using the lowest level of input that is significant to the fair value measurement. Such determination requires significant management judgment. As of May 31, 2021 and 2020, there were no financial assets or liabilities measured at fair value. The note payable is a current liability and is recorded at fair value.
Property and Equipment
Property and equipment are stated at cost less accumulated depreciation. Depreciation is computed using the straight-line method over the estimated useful lives of the assets, generally two years for cryptocurrency mining equipment and three years for computer related assets and office equipment. The cost of maintenance and repairs is charged to operations as incurred, whereas significant repairs are capitalized.
Income Taxes
The Company accounts for income taxes pursuant to the provision of Accounting Standard Codification (“ASC”) 740, Accounting for Income Taxes” which requires, among other things, an asset and liability approach to calculating deferred income taxes. The asset and liability approach requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of temporary differences between the carrying amounts and the tax bases of assets and liabilities. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in operations in the period that includes the enactment date. A valuation allowance is required to the extent any deferred tax assets may not be realizable.
ASC Topic 740, Income Taxes, (“ASC 740”), also clarifies the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements and prescribes a recognition threshold and measurement process for financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. The benefit of a tax position is recognized in the financial statements in the period during which based on all available evidence, management believes it is most likely than not that the position will be sustained upon examination, including the resolution of appeals or litigation processes, if any. Tax positions taken are not offset or aggregated with other positions.
ASC 740 also provides guidance on derecognition, classification, interest and penalties, accounting in interim period, disclosure, and transition.
Based on the Company’s evaluation, it has been concluded that there are no significant uncertain tax positions requiring recognition in the Company’s consolidated financial statements.
The COVID-19 pandemic has a global reach, and many countries are introducing measures that provide relief to taxpayers in a variety of ways. In March 2020, the U.S. government enacted tax legislation containing provision to support business during the COVID-19 pandemic, including deferment of the employer portion of certain payroll taxes, refundable payroll tax credits, and technical amendments to tax depreciation methods for qualified improvement property, and adjusts business interest limitations under IRC section 163(j) from 30 percent to 50 percent. The Company will have no impact as a result of the CARES Act during the years ended May 31, 2021 and 2020.
Per Share Data
Basic net earnings (loss) per share (“EPS”) of common stock is computed by dividing the Company’s net earnings (loss) by the weighted average number of shares of common stock outstanding during the period. Diluted EPS reflects the potential dilution that could occur if the securities or other contracts to issue common stock were exercised or converted into common stock or resulted in the issuance of common stock that then shared in the earnings of the entity. For the years ended May 31, 2021 and 2020, the Company did not have securities or contracts that were exercised or converted into common stock or resulted in the issuance of common stock.
Potentially dilutive securities are excluded from the computation of diluted net loss per share as their inclusion would be anti-dilutive and consist of the following:
Class of Stock	Common Share Conversion Ratio	Shares	May 31, 2021	May 31, 2020
Convertible Series A preferred shares	1 to 1429	27,195	38,861,655	38,861,655
Convertible Series B preferred shares	1 to 1000	17,087	17,087,000	17,087,000
Convertible and Redeemable Series preferred shares	1 to 200	660,000	132,000,000	—
Total			187,948,655	55,948,655
Recent Accounting Pronouncements
The Company continually assesses any new accounting pronouncements to determine their applicability. When it is determined that a new accounting pronouncement affects the Company’s financial reporting, the Company undertakes a study to determine the consequences of the change to its consolidated financial statements and assures that there are proper controls in place to ascertain that the Company’s consolidated financial statements properly reflect the change.
In December 2019, the FASB issued ASU No. 2019-12, “Income Taxes (Topic 740): Simplifying the Accounting for Income Taxes (“ASU 2019-12”), which is intended to simplify various aspects related to accounting for income taxes. ASU 2019-12 removes certain exceptions to the general principles in Topic 740 and also clarifies and amends existing guidance to improve consistent application. This guidance is effective for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2020, with early adoption permitted.
In August 2020, the FASB issued ASU No. 2020-06, Debt — Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging — Contracts in Entity’s Own Equity (Subtopic 815-40): Accounting for Convertible Instruments and Contracts in an Entity’s Own Equity, which simplifies accounting for convertible instruments by removing major separation models required under current GAAP. The ASU removes certain settlement conditions that are required for equity contracts to qualify for the derivative scope exception, and it also simplifies the diluted earnings per share calculation in certain areas. This ASU is effective for annual reporting periods beginning after December 15, 2021, including interim periods within those fiscal years. Early adoption is permitted, but no earlier than fiscal years beginning after December 15, 2020. This update permits the use of either the modified retrospective or fully retrospective method of transition. The Company is currently evaluating the impact this ASU will have on its consolidated financial statements and related disclosures.

4.
PROPERTY AND EQUIPMENT

Property and equipment consisted of the following as of May 31, 2021 and 2020:
	May 31 2021	May 31 2020
Office and computer equipment	$21	$—
Total cost of property and equipment	21
Accumulated depreciation	(1)
Property and equipment, net	$20	$—
Depreciation expense totaled $1 and $0 for the years ended May 31, 2021 and 2020, respectively. Depreciation is computed on the straight-line basis for the period assets are in service.
5.
RELATED PARTY NOTES PAYABLE

Related party note payable is held by the CEO of the Company. As of May 31, 2021 and 2020, the outstanding notes principal and accrued interest held by the parties is outlined below. On April 15, 2021, the Company executed an Exchange Agreement whereby outstanding debt principal and accrued interest will be converted to 30.5 million aggregate Common Stock shares at a fair value price of $.13 per share. Upon the consummation of the Exchange Agreement, the notes will be surrendered and cancelled; and all rights including rights to accrued interest due will be extinguished.
Holder	Interest Rate	Status	Principal Amount	May 31, 2021 Accrued Interest Payable	Total
Related Party	16%	Default	$220	$828	$1,048
Non-Related Party	16%	Default	250	837	1,087
Total			$470	$1,665	$2,135
Holder	Interest Rate	Status	Principal Amount	May 31, 2020 Accrued Interest Payable	Total
Related Party	16%	Default	$220	$713	$933
Non-Related Party	16%	Default	250	717	967
Total			$470	$1,429	$1,899
The notes incurred interest expense of $236 and $263 as of May 31, 2021 and 2020, respectively.
6.
INCOME TAXES

The following is a summary of the components of the provision for income taxes:
	Year ended May 31, 2021	Year ended May 31, 2020
Current expense (benefit)
Federal	$—	$—
State	—	—
Total current expense	$—	$—
Deferred expense (benefit)
Federal	$—	$—
State	—	—
Total deferred expense (benefit)	—	—
Total income tax expense (benefit)	$—	$—

Effective Tax Rate Reconciliation:
	May 31, 2021	May 31, 2020
Expected income tax expense (benefit) at U.S. statutory rate	21%	21%
State Tax Expense	0%	0%
Change in Valuation Allowance	-21%	-21%
Income Tax Expense / (Benefit)	0%	0%
Deferred income taxes reflect the temporary differences between the amounts at which assets and liabilities are recorded for financial reporting purposes and the amounts utilized for tax purposes. The primary components of the temporary differences that gave rise to the Company’s deferred tax assets and liabilities are as follows for the year ended May 31, 2021, and May 31, 2020:
	May 31, 2021	May 31, 2020
Deferred Tax Assets:
Federal Net Operating Loss	$175	$55
Valuation Allowance	(175)	(55)
Total Net Deferred Tax Assets/(Liabilities)	$—	$—
The Company had federal tax net operating losses of $568 and $263 at May 31, 2021 and 2020, respectively. The May 31, 2020 net operating loss expires in 2040 while the May 31, 2021 loss can be carried forward indefinitely.
A valuation allowance is provided when it is more likely than not that some portion or the entire net deferred tax asset will not be realized. The Company has recorded an increase in the valuation allowance of $120 and $55 as of May 31, 2021 and 2020, respectively. The Company has provided a valuation allowance for the full amount of net deferred tax assets as the realization of the deferred tax assets is determined to be not more likely than not.
The valuation allowance is primarily attributable to deferred tax assets for net operating losses that management believes are more likely than not to expire prior to being realized. The ultimate realization of the deferred tax assets is dependent upon the generation of future taxable income of the appropriate character (i.e., capital or ordinary) during the period in which the temporary differences become deductible. Management considers, among other things, the scheduled reversals of deferred tax liabilities and the history of positive taxable income in evaluating the realizability of the deferred tax assets. Management believes that it is not likely that the results of future operations will generate sufficient taxable income to realize its deferred tax assets. Under the provisions of the Internal Revenue Code, certain substantial changes in the Company’s ownership, including a sale of the Company or significant changes in ownership due to sales of equity, may have limited, or may limit in the future, the amount of net operating loss carryforwards that could be used annually to offset future taxable income.
The Company did not have any unrecognized tax benefits for the years ended May 31, 2021, and 2020, respectively. The Company recognizes interest expense related to unrecognized tax benefits in income tax expense. The Company did not have any interest expense or expense for penalties related to unrecognized tax benefits for the reported periods.
The Company is subject to U.S. federal income tax. Tax years ending May 31, 2021 and May 31, 2020 are open to examination by the major taxing jurisdictions to which the Company is subject, as carryforward attributes generated in these years may still be adjusted upon examination by the Internal Revenue Service (IRS) or other authorities if they have or will be used in a future period. The Company is not currently under examination by the IRS or any other taxing jurisdictions for any tax years.

7.
MEZZANINE EQUITY

Series C Convertible Redeemable Preferred Stock
In April, 2021, pursuant to the terms and conditions of a private placement agreement, the Company raised $16.5 million funds by issuing 660,000 shares of Series C Convertible Redeemable Preferred Stock.
The Company’s Series C Convertible Redeemable Preferred Stock (Series C Preferred Stock), par value $.001 per share, and stated value of $25 per share (stated value), ranks senior in all respects to Series A Preferred Stock and Series B Preferred Stock (together referred to as “Junior Stock”). Each share of Series C Preferred Stock is convertible into 200 shares of Company’s Common Stock.
Liquidation Preference:
In the event of liquidation, before any payment is made to the holders of the Junior Stock, Series C Preferred Stockholders will be paid, an amount equal to the stated value of $25 per share plus unpaid PIK Dividends, defined as fully paid and non-assessable shares of Series C Preferred Stock. If funds and assets are insufficient to pay full entitled amount, shareholders will share ratably in distribution of funds and assets available in proportion to respective entitled amounts.
Dividends:
The Series C Preferred Stockholders shall be entitled to receive dividends on an as if converted to Common Stock basis, equal to and in the same form as dividends actually paid on shares of the Common Stock when, as and if such dividends are paid on shares of the Common Stock.
Additionally, paid in kind (PIK) dividends of Series C Preferred Stock will accrue equal to the percentage of stated value as follows: i) At 10% per annum upon failure to file a registration statement to register the shares of Common Stock issuable upon conversion of Series C Preferred Stock (The Registrable Securities) on or before the four months following the original issue date, ii) At 12% per annum if registration statement has not been declared effective by the U.S. Securities and Exchange Commission on or before 8 months after the original issue date and/or the registrable securities are not listed on the Trading Market on or before the date that is 13 months after the original issue date or 15% per annum of the stated value for each day such failure continues after 18 months of original issue date. Such PIK dividend shall be instead of, and not in addition to PIK dividend per failure to file requirement, iii) At 12% per annum, if Company fails to complete the redemption option when required to do upon receiving written notice from the shareholders (see redemption criteria below).
The PIK Dividends will accrue as if only one triggering event has occurred and shall cease cumulating and accruing upon the earliest to occur of a) the date of the satisfaction of the above noted conditions, and b) any conversion date or optional conversion date (defined below).
Contingent Redemption Option:
The Series C Preferred Stock are redeemable if the Company has failed to list its Common Stock on a Trading Market within 18 months and the holders of at least a majority of the outstanding shares of Series C Preferred Stock provide a written notice of redemption to the Company on or after the 18 months anniversary of the original issue date. This notice may only be provided if on or after such date the Common Stock of the Company is not listed on a Trading Market. The redemption date will be the date selected by the Company that is within 30 days following the date the Company receives such notice. The Series C Preferred Stock shall be redeemed at the redemption price of stated value of such shares plus accrued and unpaid PIK Dividends.
The Company shall have no obligation to pay any accrued PIK Dividends, if within 6 months of the original issue date, the Company enters into a binding definitive agreement to a Significant Transaction Event and if the Company has consummated the Significant Transaction Event within 10 months of the original issue date. A Significant Transaction Event means a merger, share exchange, sale of all or substantially all of the assets of the Company or other business combination, restructuring or change of control transaction, including such transaction intended to result in the Company becoming a voluntary filer under the Exchange Act, a business combination intended to increase the number of shareholders of the Company to facilitate listing on a Trading Market, a business combination with a special purpose acquisition company, or a business combination with a company that is listed on a Trading Market.
Conversion Options:
Each share of Series C Preferred Stock automatically converts into such number of fully paid and non-assessable shares of Common Stock at initial conversion price of $0.13, subject to adjustments, upon conversion date. The conversion date is either a) the date that the Registration Statement is declared effective by the U.S. Securities and Exchange Commission or b) the date on which a Significant Transaction Event occurs.
Each holder of Series C Preferred Stock also has the optional conversion rights to convert any portion of the outstanding shares and any PIK Dividends into such number of fully paid and non-assessable shares of Common stock as determined by dividing the sum of stated value of all outstanding shares of Series C Preferred Stock being converted, accrued and unpaid PIK and cash dividends by the conversion price.
Voting Rights:
The Series C Preferred Stockholder shall vote together with Common Stockholders on an as-if converted to Common Stock basis, except for any material changes to the principal business or if the Company plans to sell, lease, transfer, exclusively license or otherwise dispose of all or substantially all of the assets, unless in connection with a Significant Transaction Event, the Company is required to obtain written consent or affirmative vote from Series C Preferred Stockholders as a separate class.
Preferred stock dividends in the amount $116,000 as of May 31, 2021 and 2020, were accrued from the date of receipt of investors’ funds.
Liquidation preferences and valuation summary table:
Class of Stock	Ranking	Liquidation Preferences
Redeemable and Convertible Series C shares	Priority 1	Cash equal to $25 per share plus accrued or unpaid Paid in Kind dividends	Ratably share in distribution of assets in proportion to preferential entitled amounts
Convertible Series A preferred shares	Priority 2	Cash equal to $100 per share plus declared or accrued and unpaid dividends	Ratably share in distribution of assets in proportion to preferential entitled amounts
Convertible Series B preferred shares	Priority 3	Cash equal to $100 per share plus declared or accrued and unpaid dividends	Ratably share in distribution of assets in proportion to preferential entitled amounts
Class of Stock	Carrying Value	Accrued Dividends	Accumulating Dividends not Declared	Liquidation Amount
Redeemable and Convertible Series C shares	$16,500,000	$—	$—	$16,500,000
Convertible Series A preferred shares	$2,719,500	$70,821	$767,500	$3,557,821
Convertible Series B preferred shares	$1,708,700	$45,279	$402,400	$2,156,379

8.
STOCKHOLDERS’ EQUITY

Common Stock
The Company is authorized to issue 500,000,000 shares of Common Stock at $.001 par value per share. As of May 31, 2021 and 2020, 9,066,363 shares of Common Stock were outstanding.

Series A Convertible Preferred Stock
Each share of Series A Convertible Preferred Stock (“Series A Preferred Stock”) has a liquidating value of $100 per share, is convertible into 1,429 shares of Common Stock of the Company (subject to adjustment) and pays a cash dividend of 8% or a dividend in kind of 10%. The dividends are accrued quarterly and are based on the original purchase price of the Series A Preferred Stock. No dividends will accrue or be paid for any fiscal quarter where shares of our common stock, on a volume weighted average price, trade in excess of $0.14.
Initially, each share of Series A Preferred Stock will have the equivalent voting rights of 1,429 shares of common stock and will vote with our existing common shareholders as a group on all matters subject to shareholder vote. However, the Series A Preferred Stock shareholders will not be able to vote on issues involving redemption or a liquidation event until there has been an affirmative vote on such issues by our common stock shareholders. In that event, they will be allowed to vote as a group with the common stock shareholders on such issues, in effect, giving them a veto right.
In the event of a liquidation of the Company, the Series A Preferred Stock will have a liquidating preference and will participate in any remaining liquidating proceeds on an as-converted basis with the common shareholders after receiving the liquidating value of their Series A Preferred Stock.
Each share of Series A Preferred Stock is convertible at the option of the holder at any time into shares of Company’s common stock by dividing the liquidation value of $100 by a conversion price of $0.07 per share of common stock. The number of shares of common stock issuable upon conversion is subject to antidilution protections if Company issues additional shares of common stock at less than $0.07 per share and upon stock splits, dividends and certain other events.
As of May 31, 2021 and 2020, the shareholders of Series A Convertible Preferred Stock had accrued dividends-in-kind of 7,675 shares and 6,274 shares, respectively. As these have not been declared as payable by the board, the shares are not listed on the company’s Statement of Changes in Stockholders’ Equity.
Series B Convertible Preferred Stock
Each share of Series B Convertible Preferred Stock (“Series B Preferred Stock”) has a liquidating value of $100 per share, is convertible into 1,000 shares of Common Stock of the Company (subject to adjustment) and pays a cash dividend of 8% or a dividend in kind of 10%. The dividends are accrued quarterly and are based on the original purchase price of the Series B Preferred Stock. No dividends will accrue or be paid for any fiscal quarter where shares of our common stock, on a volume weighted average price, trade in excess of $0.14.
Initially, each share of Series B Preferred Stock will have the equivalent voting rights of 1,000 shares of common stock and will vote with our existing common shareholders as a group on all matters subject to shareholder vote. However, the Series B Preferred Stock shareholders will not be able to vote on issues involving redemption or a liquidation event until there has been an affirmative vote on such issues by our common stock shareholders. In that event, they will be allowed to vote as a group with the common stock shareholders on such issues, in effect, giving them a veto right.
In the event of a liquidation of the Company, the Series B Preferred Stock will have a liquidating preference following that of Series A Preferred Shareholders and will participate in any remaining liquidating proceeds on an as-converted basis with the common shareholders after receiving the liquidating value of their Series B Preferred Stock.
Each share of Series B Preferred Stock is convertible at the option of the holder at any time into shares of our common stock by dividing the liquidation value of $100 by a conversion price of $0.10 per share of common stock. The number of shares of common stock issuable upon conversion is subject to antidilution protections if we issue additional shares of common stock at less than $0.10 per share and upon stock splits, dividends, and certain other events.
As of May 31, 2021 and 2020, the shareholders of Series B Convertible Preferred Stock had accrued dividends-in-kind of 4,024 shares and 3,290 shares, respectively. As these have not been declared as payable by the board, the shares are not listed on the company’s Statement of Changes in Stockholders’ Equity.

Liquidation preferences and valuation summary for the Preferred Stock:
Class of Stock	Ranking	Liquidation Preferences
Convertible Series A preferred shares	Priority 1	Cash equal to $100 per share plus declared or accrued and unpaid dividends	Ratably share in distribution of assets in proportion to preferential entitled amounts
Convertible Series B preferred shares	Priority 2	Cash equal to $100 per share plus declared or accrued and unpaid dividends	Ratably share in distribution of assets in proportion to preferential entitled amounts
Class of Stock	Carrying Value	Accrued Dividends	Accumulating Dividends not Declared	Liquidation Amount
Convertible Series A preferred shares	$2,719,500	$70,821	$767,500	$3,557,821
Convertible Series B preferred shares	$1,708,700	$45,279	$402,400	$2,156,379

9.
RELATED PARTY TRANSACTIONS

Parties are considered related to the Company if the parties, directly or indirectly, through one or more intermediaries, control, are controlled by, or are under common control with the Company. Related parties also include principal owners of the Company, its management, members of the immediate families of principal owners of the Company and its management and other parties with which the Company may deal if one party controls or can significantly influence the management or operating policies of the other to an extent that one of the transacting parties might be prevented from fully pursuing its own separate interests. The Company discloses all related party transactions.
In March 2021, the Company executed a strategy planning and portfolio advisory services agreement with an entity that is controlled by a board member of the Company. Compensation for the services provided will be through issuance of 19.0 million shares of Company’ fully diluted and outstanding common stock. As of May 31, 2021, no services were provided, and no expenses were incurred pursuant to this agreement.
10.
COMMITMENTS AND CONTINGENCIES

Commitments
Service Agreement:
In March 2021, the Company entered into commitments to issue Common Stock shares to third parties in return for services to be provided during 2021 and 2022 as listed below.
Service Provider	Common Stock Shares Committed
Valuefinder	18,938,559
SparkPool	44,640,889
GMR	44,649,889
Total	108,220,337
Purchase agreements:
The Company has entered into equipment purchase agreements totaling $13.4 million, which includes $3.3 million pre- payment as of May 31, 2021. The remaining balance of $10.1 million is due to be paid through July 2022, per the payment schedule set forth in the applicable purchase agreements.
The summary of purchase agreement commitments, deposits, and expected delivery timing (remaining balances are payable in advance of shipping) is as follows:

Agreement Date*	Purchase Commitment	Deposit Paid	Expected Shipping
May 27, 2021	$4,968	$—
April 13, 2021	$8,512	$3,277	August 2021 – July 2022
Total	$13,480	3,277

*
The Company is responsible for all shipping charges incurred in connection with the delivery of the equipment.

Lease agreement:
The Company signed an office lease with the lease commencement date of June 1, 2021. The lease term of 62 months ends on October 31, 2026. Monthly rent payment schedule is:
Lease Period	Monthly Base Rent
Months 1 – 13	$25,856
Months 14 – 25	$26,525
Months 26 – 37	$27,193
Months 38 – 49	$27,862
Months 50 – 61	$28,531
Month 62 – (10/31/26)	$29,199
Claims and Litigation
From time to time, the Company may be involved in litigation relating to claims arising out of operations in the normal course of business. As of May 31, 2021 and 2020, there were no pending or threatened lawsuits that could reasonably be expected to have a material effect on the results of the Company’s consolidated operations. There are also no legal proceedings in which any of the Company’s management or affiliates is an adverse party or has a material interest adverse to the Company’s interest.
11.
SUBSEQUENT EVENTS

Subsequent to fiscal year-end, the Company issued 30.5 million shares of common stock to settle the related party notes payable (“notes payable”) and accrued interest. As of the date of issuance of common stock, the notes payable is extinguished.
On April 15, 2021, the majority shareholders of the Series A Preferred Stock and the Series B Preferred Stock, voted together as a single class to convert their Series A and Series B Preferred Shares into Common Stock pursuant to Section 4 of the certificates of designations setting forth the terms of the Series A Preferred Stock and Series B Preferred Stock. Such provisions provide that consent of a majority of each series of Preferred Stock (the “Shareholder Consent”) triggers a mandatory conversion of all shares of such series of Preferred Stock. The issuance of all such converted or sold stock occurred on July 16, 2021 upon authorization of the Company’s name change by FINRA so that the shares would be issued under the legal name of the Company.
In July, August and October 2021, pursuant to the terms and conditions of a private placement agreement, the company raised $34.5 million of funds by issuing 1,380,000 shares of Series D Convertible Redeemable Preferred Stock.

APPLIED BLOCKCHAIN INC. AND SUBSIDIARIES
Consolidated Balance Sheets (Unaudited)
(In thousands, except number of shares and par value data)
	November 30, 2021	May 31, 2021
		Audited
ASSETS
Current Assets:
Cash and cash equivalents	$14,045	$11,750
Prepaid expenses and other current assets	1,649	5
Cryptoassets	—	—
Total current assets	15,694	11,755
Right of use asset, net	1,204	—
Deposit on equipment	26,507	3,277
Property and equipment, net	10,145	20
TOTAL ASSETS	$53,550	$15,052
LIABILITIES, MEZZANINE EQUITY AND STOCKHOLDERS’ EQUITY (DEFICIT)
Current Liabilities:
Accounts payable and accrued liabilities	$5,323	$248
Accrued dividends	—	116
Current portion of operating lease liability	190	—
Related party notes payable	—	2,135
Customer deposits	484	—
Deferred revenue	526	—
Other current liabilities	16	—
Total current liabilities	6,539	2,500
Deferred tax liability	214	—
Long-term portion of operating lease liability	1,010	—
Total liabilities	7,763	2,500
Commitments and contingencies (Note 10)
Mezzanine equity:
Series C, convertible and redeemable preferred stock, $.001 par value, 660,000 shares authorized, issued and outstanding	$15,135	$15,135
Series D, convertible and redeemable preferred stock, $.001 par value, 1,380,000 shares authorized, issued, and outstanding	31,574	—
Total mezzanine’ equity	46,709	15,135
Shareholders’ equity (deficit):
Series A, convertible preferred stock, $.001 par value, authorized 70,000 shares, 0 and 70,000 shares issued and outstanding, respectively	$—	$3,370
Series B convertible preferred stock, $.001 par value, authorized 50,000 shares, 0 and 50,000 shares issued and outstanding, respectively	—	1,849
Common stock, $.001 par value, 1,000,000,000 shares authorized, 320,381,519 and 9,066,363 shares issued and outstanding	320	9
Additional paid in capital	43,657	13,874
Treasury stock, 36,300 shares, at cost	(62)	(62)
Accumulated deficit	(44,837)	(21,623)
Total shareholders’ equity (deficit)	(922)	(2,583)
Total Mezzanine and shareholders’ equity (deficit)	45,787	12,552
TOTAL LIABILITIES, MEZZANINE EQUITY AND SHAREHOLDERS’ EQUITY (DEFICIT)	$53,550	$15,052
See Accompanying Notes to the Financial Statements

APPLIED BLOCKCHAIN INC. AND SUBSIDIARIES
Consolidated Statements of Operations (Unaudited)
(In thousands, except per share data)
	Three Months Ended		Six Months Ended
	November 30, 2021	November 30, 2020	November 30, 2021	November 30, 2020
Revenues:
Cryptocurrency mining revenue, net	$1,426	$—	$2,038	$—
Cost of revenues	$433	—	$782	—
Gross Profit	993	—	1,256	—
Costs and expenses:
Selling, General and Administrative	1,181	—	1,879	—
Stock-based compensation for service agreement	—	—	12,337	—
Impairment of Cryptocurrency Assets	145	—	165	—
Depreciation	174	—	177	—
Total costs and expenses	1,500	—	14,558	—
Operating income (loss)	(507)	—	(13,302)	—
Other income (expense):
Interest Expense	—	(74)	—	(147)
Gain/Loss on Extinguishment of Accounts Payable	285	—	325	—
Gain/Loss on Extinguishment of Debt	—	—	(1,342)	—
Gain/Loss on Sale of Fixed Assets	265	—	265	—
Income Tax Expense	(214)	—	(214)	—
Total Other Income (Expense)	336	(74)	(966)	(147)
Net Income (loss) attributable to Common Shareholders	$(171)	$(74)	$(14,268)	$(147)
Basic and diluted net loss per share	(0.00)	(0.01)	(0.05)	(0.02)
Basic and diluted weighted average number of shares outstanding	320,381,519	9,066,363	294,863,883	9,066,363
See Accompanying Notes to the Financial Statements

APPLIED BLOCKCHAIN INC. AND SUBSIDIARIES
Consolidated Statements of Changes in Stockholders’ Equity (Deficit) (Unaudited)
(In thousands, except per share data)
Three Months Ended November 30, 2021
	Series A Convertible Preferred Stock		Series B Convertible Preferred Stock		Series C Convertible Preferred and Redeemable Stock		Series D Convertible Preferred and Redeemable Stock		Common Stock		Additional Paid in Capital	Treasury Stock	Accumulated Deficit	Mezzanine and Shareholders’ Equity (Deficit)
	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount
Balance, August 31, 2021	—	$—	—	$—	660,000	$15,135	1,304,000	$29,902	320,381,516	$3,122	$40,856	$(62)	$(44,666)	$44,287
Issuance of Preferred Stock	—	—	—	—	—	—	76,000	1,900	—	—	—	—	—	$1,900
Issuance Costs of Preferred Stock	—	—	—	—	—	—	—	(228)	—	—	—	—	—	$(228)
Net Income (Loss)	—	—	—	—	—	—	—		—	—	—	—	$(171)	$(171)
Balance, November 30, 2021	—	$—	—	$—	660,000	$15,135	1,380,000	$31,574	320,381,516	$3,122	$40,856	$(62)	$(44,837)	$45,787
Three Months Ended November 30, 2020
	Series A Convertible Preferred Stock		Series B Convertible Preferred Stock		Series C Convertible Preferred and Redeemable Stock		Series D Convertible Preferred and Redeemable Stock		Common Stock		Additional Paid in Capital	Treasury Stock	Accumulated Deficit	Mezzanine and Shareholders’ Equity (Deficit)
	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount
Balance, August 31, 2020	27,195	$3,370	17,087	$1,849	—	$—	—	$—	9,066,363	$9	$13,874	$(62)	$(21,127)	$(2,087)
Net Income (Loss)	—	—	—	—	—	—	—	—	—	—	—	—	(74)	$—
Balance, November 30, 2020	27,195	$3,370	17,087	$1,849	—	$—	—	$—	9,066,363	$9	$13,874	$(62)	$(21,201)	$(2,161)
See Accompanying Notes to the Financial Statements

APPLIED BLOCKCHAIN INC. AND SUBSIDIARIES
Consolidated Statements of Changes in Stockholders’ Equity (Deficit) (Unaudited) (continued)
(In thousands, except per share data)
Six Months Ended November 30, 2021
	Series A Convertible Preferred Stock		Series B Convertible Preferred Stock		Series C Convertible Preferred and Redeemable Stock		Series D Convertible Preferred and Redeemable Stock		Common Stock		Additional Paid in Capital	Treasury Stock	Accumulated Deficit	Mezzanine and Shareholders’ Equity (Deficit)
	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount
Balance, May 31, 2021	27,195	$3,370	17,087	$1,849	660,000	$15,135	—	$—	9,066,363	$9	$13,874	$(62)	$(21,623)	$12,552
Extinguishment of Debt	—	—	—	—	—	—	—	—	30,502,970	305	3,173	—	—	3,478
Issuance of Dividends to Preferred Stock	60,822	6,082	29,772	2,979	—	—	—	—	—	—	—	—	(8,946)	116
Conversion of Preferred Stock	(88,017)	(9,452)	(46,859)	(4,828)	—	—	—	—	172,591,849	1,726	12,554	—	—	—
Service Agreement	—	—	—	—	—	—	—	—	108,220,337	1,082	11,255	—	—	12,337
Issuance of Preferred Stock	—	—	—	—	—	—	1,380,000	34,500	—	—	—	—	—	$34,500
Issuance Costs of Preferred Stock	—	—	—	—	—	—	—	(2,926)	—	—	—	—	—	$(2,926)
Net Income (Loss)	—	—	—	—	—	—	—	—	—	—	—	—	$(14,268)	$(14,268)
Balance, November 30, 2021	—	$—	—	$—	660,000	$15,135	1,380,000	$31,574	320,381,519	$3,121	$40,856	$(62)	$(44,837)	$45,787
Six Months Ended November 30, 2020
	Series A Convertible Preferred Stock		Series B Convertible Preferred Stock		Series C Convertible Preferred and Redeemable Stock		Series D Convertible Preferred and Redeemable Stock		Common Stock		Additional Paid in Capital	Treasury Stock	Accumulated Deficit	Mezzanine and Shareholders’ Equity (Deficit)
	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount
Balance, May 31, 2020	27,195	$3,370	17,087	$1,849	—	$—	—	$—	9,066,363	$9	$13,874	$(62)	$(21,055)	$(2,015)
Net Income (Loss)	—	—	—	—	—	—	—	—	—	—	—	—	(147)	$(147)
Balance, November 30, 2020	27,195	$3,370	17,087	$1,849	—	$—	—	$—	9,066,363	$9	$13,874	$(62)	$(21,201)	$(2,161)
See Accompanying Notes to the Financial Statements

APPLIED BLOCKCHAIN INC. AND SUBSIDIARIES
Consolidated Statements of Cash Flows (Unaudited)
(In thousands of dollars)
	Six Months Ended
	November 30, 2021	November 30, 2020
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(14,268)	$(147)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	436	—
Gain/(Loss) on extinguishment of debt	1,342	—
Gain/(Loss) on extinguishment of accounts payable	325	—
Realized gain on cryptoassets	(285)	—
Cryptoassets received as revenue	(2,038)	—
Cryptoassets impairment expense	165	—
Cryptoassets payment for expenses	492	—
Stock compensation for service agreement	12,337	—
Amortization of right of use asset	28	—
Deferred Tax	214	—
Changes in operating assets and liabilities:
Prepaid expenses and other current assets	(1,644)	—
Accounts payable and accrued liabilities	5,254	147
Payment of operating leases	(25)	—
NET CASH GENERATED BY OPERATING ACTIVITIES	2,334	—
CASH FLOWS FROM INVESTING ACTIVITIES
Purchases of property and equipment	(10,314)	—
Sale of cryptoassets	1,666
Deposit on equipment	(23,230)	—
Proceeds from sale of assets	265	—
NET CASH USED IN INVESTING ACTIVITIES	(31,613)	—
CASH FLOWS FROM FINANCING ACTIVITIES
Issuance of preferred stock	34,500	—
Issuance cost for preferred stock	(2,926)	—
NET CASH PROCEEDS FROM FINANCING ACTIVITIES	31,574	—
NET INCREASE IN CASH AND CASH EQUIVALENTS	2,295	—
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	11,750	—
CASH AND CASH EQUIVALENTS, END OF PERIOD	$14,045	$—
SUPPLEMENTAL DISCLOSURE OF NON-CASH OPERATING AND INVESTING ACTIVITIES:
Right-of-use asset obtained by lease obligation	$1,291	$—
Fixed assets in accounts payable	$513	$—
See Accompanying Notes to the Financial Statements

APPLIED BLOCKCHAIN INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
For the Six Month Period Ended November 30, 2021
1.
BUSINESS AND ORGANIZATION

Applied Blockchain, Inc. (the “Company”), operates a proprietary algorithm cryptocurrency mining operation utilizing specialized computers (also known as “miners”) to solve complex cryptographic algorithms to support the Ethereum, whose coins are referred to as Ether, and Altcoin blockchain in exchange for cryptocurrency rewards. The Company’s revenue is generated through successful rewards which can then be held and sold.
Additionally, the Company is currently building a co-hosting facility in which customers will lease space and access to electricity and in which the Company will also install its own mining equipment providing fees from customers and less expensive access to power to run the crypto mining business. The facility is expected to open during the first quarter of 2022.
The Company was originally incorporated in Nevada in May 2001. Effective April 14, 2021, the Company’s name was changed to Applied Blockchain, Inc. from Applied Science Products, Inc. During the year ended May 31, 2021, the Company formed two subsidiaries, Shanghai Sparkly Ore Tech, Ltd and Applied Blockchain, Cayman. Shanghai Sparkly Ore Tech, Ltd is a wholly owned foreign entity in China. Applied Blockchain, Cayman entity will hold and manage the digital wallet.
2.
LIQUIDITY AND FINANCIAL CONDITION

As of November 30, 2021, the Company had approximate cash and cash equivalent of $14.0 million and working capital of $9.2 million. Historically the Company has incurred losses and has relied on equity financings to fund its operations. Based on analysis of cash flows, current net working capital, and expected operations revenue, the Company believes its current cash on hand is sufficient to meet its operating and capital requirement for at least next twelve months from the date these financial statements are issued.
The Company’s Series C and Series D preferred stock redemption feature is contingent on the event the Company is not able to register its common stock for trading on or after October 15, 2022, and requisite holders provide a written redemption notice. In case the Company is unsuccessful in registering its common stock and the requisite holders provide written notice to redeem stock, the Company will have to redeem the shares at their stated value plus accrued but unpaid dividends.
3.
BASIS OF PRESENTATION AND SIGNIFICANT ACCOUNTING POLICIES

Principles of consolidation:
The accompanying consolidated financial statements of the Company include the accounts of the Company and its wholly owned and controlled subsidiaries. Consolidated subsidiaries results are included from the date the subsidiary was formed or acquired. Intercompany investments, balances and transactions have been eliminated in consolidation. The company’s consolidated operating subsidiaries include wholly owned Shanghai Sparkly Ore Technology and Applied Blockchain Limited, Cayman.
Use of estimates
The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the balance sheet and the reported amounts of revenue and expenses during the reporting periods. Actual results could differ significantly from those estimates. The most significant accounting estimates inherent in the preparation of the Company’s financial statements include estimates associated with asset valuations, and the valuation allowance associated with the Company’s deferred tax assets.

APPLIED BLOCKCHAIN INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
For the Six Month Period Ended November 30, 2021
Revenue Recognition
The Company recognizes revenue in accordance with ASC 606, Revenue from Contracts with Customers. The core principle of the revenue standard is that a company should recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the company expects to be entitled to in exchange for those goods or services. The following five steps are applied to achieve that core principle:
•
Step 1:   Identify the contract, or contracts, with the customer;

•
Step 2:   Identify the performance obligations in the contract;

•
Step 3:   Determine the transaction price;

•
Step 4:   Allocate the transaction price to the performance obligations in the contract; and

•
Step 5:   Recognize revenue when, or as, the Company satisfies a performance obligation.

To identify the performance obligations in a contract with a customer, the Company must assess the promised goods or services in the contract and identify each promised good or service that is distinct. A performance obligation meets ASC 606’s definition of a “distinct” good or service (or bundle of goods or services) if both of the following criteria are met: The customer can benefit from the good or service either on its own or together with other resources that are readily available to the customer (i.e., the good or service is capable of being distinct), and the entity’s promise to transfer the good or service to the customer is separately identifiable from other promises in the contract (i.e., the promise to transfer the good or service is distinct within the context of the contract).
If a good or service is not distinct, the good or service is combined with other promised goods or services until a bundle of goods or services is identified that is distinct.
The transaction price is the amount of consideration to which an entity expects to be entitled in exchange for transferring promised goods or services to a customer. The consideration promised in a contract with a customer may include fixed amounts, variable amounts, or both. When determining the transaction price, an entity must consider the effects of all the following:
•
Variable consideration;

•
Constraining estimates of variable consideration;

•
The existence of a significant financing component in the contract;

•
Noncash consideration; and

•
Consideration payable to a customer.

Variable consideration is included in the transaction price only to the extent that it is probable that a significant reversal in the amount of cumulative revenue recognized will not occur when the uncertainty associated with the variable consideration is subsequently resolved. The transaction price is allocated to each performance obligation on a relative standalone selling price basis. The transaction price allocated to each performance obligation is recognized when that performance obligation is satisfied, at a point in time or over time as appropriate.
In November 2021, the Company received customer deposits of $484 thousand for hosting services and advance payment for monthly hosting services of $526 thousand that represents the deferred revenue balance at the period ending November 30, 2021. There was no other activity with respect to these balances for the three and six-month periods ended November 30, 2021.
Cash and Cash Equivalents
The Company considers all highly liquid investments with an original maturity of three months or less at the date of acquisition to be cash equivalents.

APPLIED BLOCKCHAIN INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
For the Six Month Period Ended November 30, 2021
Fair Value of Financial Instruments
The Company accounts for financial instruments under Financial Accounting Standards Board (“FASB”) ASC 820, Fair Value Measurements. This statement defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles, and expands disclosures about fair value measurements. To increase consistency and comparability in fair value measurements, ASC 820 establishes a fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value into three levels as follows:
Level 1 —
Unadjusted quoted prices in active markets for identical assets or liabilities;

Level 2 —
Inputs other than quoted prices that are observable for the asset or liability, either directly or indirectly; and

Level 3 —
Inputs for the asset or liability that are not based on observable market data.

Observable inputs are based on market data obtained from independent sources, while unobservable inputs are based on the Company’s market assumptions. Unobservable inputs require significant management judgment or estimation. In some cases, the inputs used to measure an asset or liability may fall into different levels of the fair value hierarchy. In those instances, the fair value measurement is required to be classified using the lowest level of input that is significant to the fair value measurement. Such determination requires significant management judgment. As of November 30, 2021, there were no financial assets or liabilities measured at fair value. The note payable is a current liability and is recorded at fair value.
Cryptoassets
Cryptoassets are included in current assets in the accompanying consolidated balance sheets. Cryptoassets are classified as indefinite-lived intangible assets in accordance with Accounting Standards Codification (“ASC”) 350, Intangibles — Goodwill and Other, and are accounted for in connection with the Company’s revenue recognition policy detailed above and in Footnote 5. Management will evaluate market conditions on a quarterly basis. When events or circumstance identified through this process indicate that cryptoassets may be impaired, they are tested for impairment. Impairment, if any, is recognized for the difference between the fair value of the underlying cryptoasset and the carrying amount of the cryptoasset. Fair value is measured using the quoted price of the cryptoasset at the time its fair value is being measured.
Cryptoassets awarded to the Company through its mining activities are included within the operating activities in the accompanying consolidated statements of cash flows. Gains from the sales of cryptoassets are recorded in other income (expense) in the accompanying consolidated statements of operations. The Company accounts for its gains in accordance with the first in, first out (“FIFO”) method of accounting.
Property and Equipment
Property and equipment are stated at cost less accumulated depreciation. Depreciation is computed using the straight-line method over the estimated useful lives of the assets, generally two years for cryptocurrency mining equipment and three years for computer related assets and office equipment. The cost of maintenance and repairs is charged to operations as incurred, whereas significant repairs are capitalized.
Lease Accounting
The Company accounts for its leases under ASC 842, Leases (“ASC 842”). Accordingly, the Company determines whether an arrangement contains a lease at the inception of the arrangement. If a lease is determined to exist, the term of such lease is assessed based on the date on which the underlying asset is made

APPLIED BLOCKCHAIN INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
For the Six Month Period Ended November 30, 2021
available for the Company’s use by the lessor. The Company’s assessment of the lease term reflects the non-cancelable term of the lease, inclusive of any rent-free periods and/or periods covered by early-termination options which the Company is reasonably certain of not exercising, as well as periods covered by renewal options which the Company is reasonably certain of exercising. The Company also determines lease classification as either operating or finance at lease commencement, which governs the pattern of expense recognition and the presentation reflected in the consolidated statements of operations over the lease term.
For leases with a term exceeding 12 months, a lease liability is recorded on the Company’s consolidated balance sheet at lease commencement reflecting the present value of its fixed minimum payment obligations over the lease term. A corresponding right-of-use (“ROU”) asset equal to the initial lease liability is also recorded, adjusted for any prepaid rent and/or initial direct costs incurred in connection with execution of the lease and reduced by any lease incentives received. For purposes of measuring the present value of its fixed payment obligations for a given lease, the Company uses its incremental borrowing rate, determined based on information available at lease commencement, as rates implicit in its leasing arrangements are typically not readily determinable. The Company’s incremental borrowing rate reflects the rate it would pay to borrow and incorporates the term and economic environment of the associated lease.
For the Company’s operating leases, fixed lease payments are recognized as lease expense on a straight-line basis over the lease term. For leases with a term of 12 months or less, any fixed lease payments are recognized on a straight-line basis over the lease term and are not recognized on the Company’s consolidated balance sheet as an accounting policy election. Leases qualifying for the short-term lease exception were insignificant. Variable lease costs are recognized as incurred.
Income Taxes
ASC Topic 740, Income Taxes, (“ASC 740”), also clarifies the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements and prescribes a recognition threshold and measurement process for financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. The benefit of a tax position is recognized in the financial statements in the period during which based on all available evidence, management believes it is more likely than not that the position will be sustained upon examination, including the resolution of appeals or litigation processes, if any. Tax positions taken are not offset or aggregated with other positions.
Based on the Company’s evaluation, it has been concluded that there are no significant uncertain tax positions requiring recognition in the Company’s consolidated financial statements.
Recent Accounting Pronouncements
The Company continually assesses any new accounting pronouncements to determine their applicability. When it is determined that a new accounting pronouncement affects the Company’s financial reporting, the Company undertakes a study to determine the consequences of the change to its consolidated financial statements and assures that there are proper controls in place to ascertain that the Company’s consolidated financial statements properly reflect the change.
In December 2019, the FASB issued ASU No. 2019-12, “Income Taxes (Topic 740): Simplifying the Accounting for Income Taxes (“ASU 2019-12”), which is intended to simplify various aspects related to accounting for income taxes. ASU 2019-12 removes certain exceptions to the general principles in Topic 740 and clarifies and amends existing guidance to improve consistent application. This guidance is effective for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2020, with early adoption permitted. The adoption of this ASU had no impact on the Company’s financial statements.
In August 2020, the FASB issued ASU No. 2020-06, Debt — Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging — Contracts in Entity’s Own Equity (Subtopic 815-40):

APPLIED BLOCKCHAIN INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
For the Six Month Period Ended November 30, 2021
Accounting for Convertible Instruments and Contracts in an Entity’s Own Equity, which simplifies accounting for convertible instruments by removing major separation models required under current GAAP. The ASU removes certain settlement conditions that are required for equity contracts to qualify for the derivative scope exception, and it also simplifies the diluted earnings per share calculation in certain areas. This ASU is effective for annual reporting periods beginning after December 15, 2021, including interim periods within those fiscal years. Early adoption is permitted, but no earlier than fiscal years beginning after December 15, 2020. This update permits the use of either the modified retrospective or fully retrospective method of transition. The Company is currently evaluating the impact this ASU will have on its consolidated financial statements and related disclosures.
4.
PROPERTY AND EQUIPMENT

Property and equipment consisted of the following as of November 30, 2021, and May 31, 2021:
	November 30, 2021	May 31, 2021
Cryptocurrency mining equipment	$5,181	$—
Office and computer equipment	184	21
Autos	63	—
Land & Building	5,153
Total cost of property and equipment	10,581	21
Accumulated depreciation	(436)	(1)
Property and equipment, net	$10,145	$20
Depreciation expense totaled $436 thousand and $0 for the six-month periods ended November 30, 2021 and 2020, respectively and totaled $175 thousand and $0 for the three-month periods ended November 30, 2021 and 2020, respectively. Depreciation is computed on the straight-line basis for the period assets are in service.
5. REVENUE FROM CONTRACTS WITH CUSTOMERS
The Company recognizes revenue when promised services are transferred to customers in an amount that reflects the consideration to which the Company expects to be received in exchange for those services. The Company notes all revenue during the quarter was received through cryptoasset mining.
Cryptoasset mining revenue
The Company has entered into cryptoasset mining pools by executing contracts with the mining pool operators to provide computing power to the mining pool. The contracts are terminable at any time by either party and the Company’s enforceable right to compensation only begins when the Company provides computing power to the mining pool operator. In exchange for providing computing power, the Company is entitled to a theoretical fractional share of the cryptoasset award the mining pool operator receives (less service fees to the mining pool operator which are recorded as a reduction of revenue) for successfully adding a block to the blockchain. The Company’s fractional share is based on the proportion of computing power the Company contributed to the mining pool operator to the total computing power contributed by all mining pool participants in solving the current algorithm.
Providing computing power in cryptoasset transaction verification services is an output of the Company’s ordinary activities. The provision of providing such computing power is the only performance obligation in the Company’s contracts with mining pool operators and is satisfied over the time it takes to mine each block. The transaction consideration the Company receives, if any, is noncash consideration, which the Company receives on a daily basis and measures at fair value on the date received using the average

APPLIED BLOCKCHAIN INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
For the Six Month Period Ended November 30, 2021
price of the cryptoasset during the date, which is not materially different than the fair value at contract inception or the time the Company has earned the award from the pools. The consideration is all variable. Because validation awards are not known until a block is placed, the consideration is constrained until the mining pool operator successfully places a block (by being the first to solve an algorithm) and the Company receives confirmation of the consideration it will receive, at which time revenue is recognized. It is not probable that a significant reversal of revenue will occur. Fair value of the cryptoasset award received is determined using the quoted price on the Company’s primary exchange of the related cryptoasset.
6.
CRYPTOASSETS

The Company recognizes revenue at the spot price of the cryptoasset when mined. The Company then tracks any gain or loss from the time the cryptoasset was mined to the time when it was ultimately sold or converted. The sale or conversion generally results in a realized gain or loss at the time of sale or conversion. The sale or conversion of cryptoassets results in the receipt of cash consideration.
As of November 30, 2021, the Company determined that impairment existed and as such, the Company recorded an impairment loss of $165 thousand to reduce the carrying cost. As of November 30, 2021, the Company’s did not hold any cryptoassets.
The following table presents a summary of cryptoasset activity during the quarterly period.
Beginning Balance – May 31, 2021	$—
Cryptoassets earned through mining	2,059
Mining pool operating fees	(21)
Cryptoassets sold or converted	(2,203)
Impairment of cryptocurrencies	165
Ending Balance – November 30, 2021	$—

7.
RELATED PARTY NOTES PAYABLE

A related party note payable held by the CEO of the Company was extinguished with stock issuance settlement on June 12, 2021. An exchange agreement was reached effective June 12, 2021, whereby outstanding debt principal of $470 thousand and accrued interest of $1.6 million was converted to 30.5 million aggregate Common Stock shares at a fair value price of $.125 per share for a loss on extinguishment of $1.3 million. Upon the consummation of the Exchange Agreement, the note payable was surrendered and cancelled; and all rights including rights to accrued interest due will be extinguished.
8.
INCOME TAXES

The Company recorded income tax expense of $214 thousand for the three and six months ended November 30, 2021 compared to zero for the three and six months ended November 30, 2020. The Company’s effective tax rate was -1.52% and 0% for the six months ended November 30, 2021 and 2020, respectively.
The effective tax rate for the six months ended November 30, 2021 differed from the statutory rate of 21% primarily due to permanent differences related to debt extinguishment as well as changes in the valuation allowance.
The following table presents current and deferred tax expense for the three and six month periods ended November 30, 2021 and 2020.

APPLIED BLOCKCHAIN INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
For the Six Month Period Ended November 30, 2021
	Quarterly and Yearly Period Ended November 30,
	2021	2020
Current expense (benefit)
Federal	$—	$—
State	—	—
Total current expense	$—	$—
Deferred expense (benefit)
Federal	$214	$—
State	—	—
Total deferred expense (benefit)	214	—
Total income tax expense (benefit)	$214	$—
The following table presents a reconciliation of the statutory tax rate to the effective tax rate for the three and six month periods ended November 30, 2021 and 2020.
	November 30, 2021	November 30, 2020
Expected income tax expense (benefit) at U.S. statutory rate	21.00%	21%
Extinguishment of Debt	-1.65%
State Tax Expense	0.00%	0%
Change in Valuation Allowance	-20.87%	-21.00%
Income Tax Expense / (Benefit)	-1.52%	0%

9.
REDEEMABLE EQUITY

Series C Preferred Stock
As of November 30, 2021, 660,000 shares of Series C Preferred Stock are outstanding. The shares of Series C Preferred Stock are convertible into shares of common stock. These shares were offered and sold to certain “accredited investors” in a private placement without registration of the shares under Rule 506 of the Securities Act and the rules and regulations promulgated thereunder.
Holders of Series C Preferred Stock shall vote together with holders of common stock on an as-if converted to common stock basis, except in certain circumstances, such as a material change to the principal business, or a significant transaction event defined by the certificate of designation. Series C Preferred Stock ranks pari passu with Series D Preferred Stock.
Paid-in-kind (“PIK”) Dividends will be charged at a rate of 10% per annum provided that the Company’s common stock is not listed or traded before December 15, 2021, or 12% if the registration statements has not been declared by that date. The rate will increase to 15% if these targets are not met by October 15, 2022. Dividends will be terminated upon conversion or upon the Company’s satisfaction of the listing target and registration statement target.
On the Conversion Date, all shares of Series C Preferred Stock will be automatically converted (without payment of additional consideration) into such number of fully paid and non-assessable shares of common stock as determined by dividing the Stated Value by the Conversion Price of $0.13, subject to adjustment, in effect on such Conversion Date.
The Company is required to reserve and keep available shares of common stock out of authorized and unissued shares of common stock for the sole purpose of issuance upon conversion of the Series C Preferred

APPLIED BLOCKCHAIN INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
For the Six Month Period Ended November 30, 2021
Stock, free from preemptive rights or any other actual contingent purchase rights. Each holder of shares of Series C Preferred Stock is entitled to convert any portion of the outstanding Series C Preferred Stock and any PIK Dividends held by such holder, without the payment of additional consideration, into such number of fully paid and non-assessable shares of common stock.
Unless prohibited by Nevada law, shares of Series C Preferred Stock shall be redeemed (a “Mandatory Redemption”) at a price equal to Stated Value of such Series C Preferred Stock, plus an amount per share equal to the Stated Value of each share of Series C Preferred Stock issuable as a result of accrued but unpaid PIK Dividends (the “Redemption Price”), if the Requisite Holders provide written notice of redemption to the Company on or after October 15, 2022, which notice may only be so provided if on or after such date common stock is not listed on a Trading Market. The date of redemption will be selected by the Company and occur within 30 days following the date that the Company receives such notice.
If the Company fails to redeem the Series C Preferred Stock as set forth above, PIK Dividends will continue to accrue.
Series D Preferred Stock
As of the date hereof, 1,380,000 shares of Series D Preferred Stock are issued and outstanding. The shares of Series D Preferred Stock are convertible into shares of common stock. These shares were offered and sold to certain “accredited investors” and non-U.S. Persons in a private placement without registration of the shares under Regulation D and Regulation S of the Securities Act.
The Series D Preferred stock ranks pari passu with the Series C Preferred Stock.
Holders of Series D Preferred Stock shall vote together with holders of common stock on an as-if converted to common stock basis, except in certain circumstances, such as a material change to the principal business, or a significant transaction event defined by the certificate of designation.
PIK Dividends will be charged at a rate of 10% per annum provided that the Company’s common stock is not listed or traded before December 15, 2021, or 12% if the registration statements has not been declared by that date. The rate will increase to 15% if these targets are not met by October 15, 2022. Dividends will be terminated upon conversion or upon the Company’s satisfaction of the listing target and registration statement target.
On the date that an event triggers an automatic conversion, including the date on which this registration statement is declared effective by the SEC (the “Conversion Date”), all shares of Series D Preferred Stock will be automatically converted (without payment of additional consideration) into such number of fully paid and non-assessable shares of common stock as determined by dividing the Stated Value by the Conversion Price in effect on such Conversion Date. All rights with respect to the Series D Preferred Stock will terminate on the Conversion Date.
The conversion price shall be a price per share equal to the least of (i) $0.44 per share, (ii) 75% of the price per share to be sold in certain offerings, including an initial public offering, (iii) 75% of the opening public price per share in a direct listing of common stock on a Trading Market, or (iv) 75% of the per share amount to be paid for each share of common stock in a sale of all or substantially all of stock or assets, in each case subject to adjustment.
The Company is required to reserve and keep available shares of common stock out of its authorized and unissued shares of common stock for the sole purpose of issuance upon conversion of the Series D Preferred Stock, free from preemptive rights or any other actual contingent purchase rights.
Each holder of shares of Series D Preferred Stock is entitled to convert any portion of the outstanding Series D Preferred Stock and any PIK Dividends held by such holder, without the payment of additional consideration, into such number of fully paid and non-assessable shares of common stock by dividing (A) the

APPLIED BLOCKCHAIN INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
For the Six Month Period Ended November 30, 2021
sum of (1) the Stated Value of all outstanding shares of Series D Preferred Stock being converted, (2) the aggregate Stated Value of all shares of Series D Preferred Stock due as PIK Dividends to such holder being converted and (3) any cash dividends accrued and payable to such holder by (B) the conversion price in effect, as adjusted.
Unless prohibited by Nevada law, shares of Series D Preferred Stock shall be redeemed (a “Mandatory Redemption”) at a price equal to Stated Value of such Series D Preferred Stock, plus an amount per share equal to the Stated Value of each share of Series D Preferred Stock issuable as a result of accrued but unpaid PIK Dividends (the “Redemption Price”), if the Requisite Holders provide written notice of redemption to the Company on or after October 15, 2022, which notice may only be so provided if on or after such date common stock is not listed on a Trading Market. The date of redemption will be selected by the Company and occur within 30 days following the date that the Company receives such notice.
If the Company fail to redeem the Series D Preferred Stock as set forth above, PIK Dividends will continue to accrue.
No dividends have been accrued for the Series C or Series D Preferred Shares.
Liquidation preferences table for Preferred Stock shown below:
Class of Stock	Ranking	Liquidation Preferences
Redeemable and Convertible Series C shares	Priority 1	Cash equal to $25 per share plus accrued or unpaid PIK Dividends	Ratably share in distribution of assets in proportion to preferential entitled amounts
Redeemable and Convertible Series D shares	Priority 1	Cash equal to $25 per share plus accrued or unpaid PIK Dividends	Ratably share in distribution of assets in proportion to preferential entitled amounts
Valuation summary table for Preferred Stock shown below:
Class of Stock	Carrying Value	Accrued Dividends	Accumulating Dividends not Declared	Liquidation Amount
Redeemable and Convertible Series C shares	$15,135,023	$—	$—	$16,500,000
Redeemable and Convertible Series D shares	$31,574,000	$—	$—	$34,500,000

10.
SHAREHOLDERS’ EQUITY (DEFICIT)

Common Stock
The Company is authorized to issue 500,000,000 shares of Common Stock at $.001 par value per share. As of November 30, 2021 and May 31, 2021, 320,381,519 and 9,066,363 shares of Common Stock were outstanding, respectively.
Share-Based Compensation
In March 2021, the Company entered into service agreements collectively with GMR Limited, Xsquared Holding Limited (“SparkPool”), and Valuefinder to provide cryptocurrency mining management,

APPLIED BLOCKCHAIN INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
For the Six Month Period Ended November 30, 2021
equipment, and other services to assist with the mining operation of the Company during 2021 and 2022. In exchange, the Company agreed to issue Common Stock shares as shown below and included in the agreement. All shares were issued in June 2021.
Service Provider	Common Stock Shares Committed
ValueFinder	18,938,559
SparkPool	44,640,889
GMR	44,640,889
Total	108,220,337
The fair value of the share-based compensation issued was calculated using the fair value of outstanding equity using the option pricing method, weighted as shown below. All shares issued under the agreement were vested immediately.
Class of Stock	Option Pricing Fair Value	Weight
Common Stock	$0.067	8%
Conversion Price of Series C Shares	0.130	92%
	$0.125
Series A Convertible Preferred Stock
Each share of Series A Convertible Preferred Stock (“Series A Preferred Stock”) had a liquidation value of $100 per share, was convertible into 1,429 shares of Common Stock of the Company (subject to adjustment) and paid a cash dividend of 8% or a dividend in kind of 10%. The dividends were accrued quarterly based on the original purchase price of the Series A Preferred Stock.
All shares were converted effective June 12, 2021, to common shares. 46,859,000 common shares were issued in exchange for the Series A Convertible Preferred Stock.
Series B Convertible Preferred Stock
Each share of Series B Convertible Preferred Stock (“Series B Preferred Stock”) had a liquidation value of $100 per share, was convertible into 1,000 shares of Common Stock of the Company (subject to adjustment) and paid a cash dividend of 8% or a dividend in kind of 10%. The dividends were accrued quarterly based on the original purchase price of the Series B Preferred Stock.
All shares were converted effective June 12, 2021, to common shares. 46,859,000 common shares were issued in exchange for the Series B Convertible Preferred Stock.
There are no accrued dividends related to the Series A and B Convertible Preferred Stock as of November 30, 2021.
11.
LEASES

As of November 30, 2021, the Company had an operating lease liability and right of use asset for its office space that expires in October 2026. As of November 30, 2020, the Company did not have any significant operating lease balances. The Company did not have any finance leases as of November 30, 2021, and May 31, 2021 Rental expense for lease payments related to operating leases is recognized on a straight -line basis over the remaining lease term.
The Company has elected the short-term lease exception and therefore, only recognized lease liabilities and right of use assets for leases longer than one year. The Company has also elected the practical expedient of not separating lease components for its real estate leases.

APPLIED BLOCKCHAIN INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
For the Six Month Period Ended November 30, 2021
As of November 30, 2021, and May 31, 2021 the balance of the right of use assets were $1.2 million and $0, respectively, and the balance of the lease liability is $1.2 million and $0, respectively, for the Company’s office lease.
The calculation of these lease assets and liabilities includes minimum lease payments over the remaining lease term. Any variable lease payments are excluded from the amounts and are recognized in the period in which those obligations are incurred. Operating lease assets are included as Capital lease assets, net on the Balance Sheet. The current portion of lease liabilities are presented as Current portion of lease liability on the Balance Sheet with the remainder included as a long-term asset named Long-term portion of lease liability on the Balance Sheet.
Rent expense of $114 thousand for the quarter ended November 30, 2021 and $187 thousand for the six-month period ended November 30, 2021 was related to operating lease expenses. No variable lease costs were incurred during the quarter. For the quarter ended and six-month period ended November 30, 2020, no rent expense was recorded. As of November 30, 2021, additional leasing details are as follows:
Weighted-average months remaining	59.4 months
Weighted-average discount rate	12.50%
The following table represents the Company’s future minimum operating lease payments as of November 30, 2021, under ASC 842 (in thousands):
Year	Office Lease	Other Leases	Total
FY22	$284	$46	$331
FY23	291	6	297
FY24	298	—	298
FY25	306	—	306
FY26	313	—	313
Beyond	175	—	175

12.
RELATED PARTY TRANSACTIONS

Parties are considered related to the Company if the parties, directly or indirectly, through one or more intermediaries, control, are controlled by, or are under common control with the Company. Related parties also include principal owners of the Company, its management, members of the immediate families of principal owners of the Company and its management and other parties with which the Company may deal if one party controls or can significantly influence the management or operating policies of the other to an extent that one of the transacting parties might be prevented from fully pursuing its own separate interests. The Company discloses all related party transactions.
In March 2021, the Company executed a strategy planning and portfolio advisory services agreement with an entity that is controlled by a board member of the Company. Compensation for the services provided will be through issuance of 19.0 million shares of Company’ fully diluted and outstanding common stock. All common stock shares issuable under the agreement were issued in June 2021.
13.
COMMITMENTS AND CONTINGENCIES

Commitments
Purchase Agreements
The Company has entered into equipment purchase agreements totaling $8.5 million, including $6.6 million paid through November 30, 2021. The following table represents the Company’s future commitments with respect to these equipment purchase agreements as of November 30, 2021 (in thousands):

APPLIED BLOCKCHAIN INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
For the Six Month Period Ended November 30, 2021
Year	Total
FY22	$1,882,100
FY23	—
FY24	—
FY25	—
FY26	—
Beyond	—
Service Agreements
The Company has entered into service agreements executed October 5, 2021with a duration of which will begin in third quarter of the Company’s fiscal year. The agreement stipulates that the Company provide hosting services with a power requirement totaling 42MW per month.
Claims and Litigation
From time to time, the Company may be involved in litigation relating to claims arising out of operations in the normal course of business. As of November 30, 2021, there were no pending or threatened lawsuits that could reasonably be expected to have a material effect on the results of the Company’s consolidated operations. There are also no legal proceedings in which any of the Company’s management or affiliates is an adverse party or has a material interest adverse to the Company’s interest.
14.
EARNINGS PER SHARE

Basic net income (loss) per share (“EPS”) of common stock is computed by dividing the Company’s net earnings (loss) by the weighted average number of shares of common stock outstanding during the period. Diluted EPS reflects the potential dilution that could occur if the securities or other contracts to issue common stock were exercised or converted into common stock or resulted in the issuance of common stock that then shared in the earnings of the entity.
Potentially dilutive securities are excluded from the computation of diluted net loss per share as their inclusion would be anti-dilutive. Refer to Footnote 9 for details on outstanding classes of preferred shares. The table below shows the calculation for this quarter’s earnings per share:
Basic and diluted income (loss) per share:	Quarterly Period Ended		Year-to-Date Period Ended
	November 30, 2021	November 30, 2020	November 30, 2021	November 30, 2020
Net income (loss)	$(171)	$(74)	$(14,268)	$(147)
Basic and diluted weighted average number of shares outstanding	320,381,519	9,066,363	294,863,883	9,066,363
Basic and diluted net income (loss) per share	$(0.00)	$(0.01)	$(0.05)	$(0.02)

15.
SUBSEQUENT EVENTS

The Company has evaluated subsequent events for recognition and/or disclosure through February 21, 2022, the date the consolidated financial statements were available to be issued.
Equity Compensation
On January 18, 2022, the Company issued (i) an aggregate of 3,600,000 shares of restricted stock, consisting of 600,000 shares to each of its non-employee directors (Charles Hastings, Kelli McDonald, Douglas Miller, Virginia Moore, Richard Nottenburg and Jason Zhang), and (ii) an aggregate of 4,600,000 shares of restricted stock, consisting of 3,000,000 shares to Wes Cummins, 1,000,000 shares to David Rench and 600,000 shares to Regina Ingel, in all cases as compensatory grants for services to the Board or

APPLIED BLOCKCHAIN INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
For the Six Month Period Ended November 30, 2021
the Company. The Company will recognize the cost of these RSUs based on the grant date fair value of the awards over the related vesting terms using a straight-line method. The fair value of these RSUs was estimated to be $11.0 million.
On January 14, 2022, the Company granted an aggregate of 10,750,000 restricted stock units (“RSUs”) to three consultants, consisting of 750,000 RSUs to Roland Davidson, 2,500,000 RSUs to Nick Phillips and 7,500,000 RSUs to Etienne Snyman, in all cases as compensatory grants for consulting services rendered to the Company which contain performance conditions that affect vesting. The RSUs specify that the performance conditions are achieved based on specific thresholds of power to become available in the Company’s colocation hosting facility and also upon the occurrence of an effective registration statement with the Securities and Exchange Commission. The Company will recognize the cost of these RSUs based on the grant date fair value of the awards when it is probable that the performance conditions will be achieved over the related vesting terms, which is expected to result in expense recognition for the years ended May 31, 2022 and May 31, 2023. The fair value of these RSUs was estimated to be $14.4 million.
The fair value of the shares of common stock underlying equity compensation has been determined by using a third-party valuation specialist to assist management in its determination. Management determines the fair value of the Company’s common stock by considering a number of objective and subjective factors including: the valuation of comparable companies, sales of redeemable convertible preferred stock to unrelated third parties, the Company’s operating and financial performance, and general and industry specific economic outlook, amongst other factors.
The Company estimated the fair value of the common stock at issuance date using a Probability Weighted Expected Return Method (“PWERM”). The PWERM estimated the fair value assuming two possible outcomes, for which each discrete outcome is probability weighted to arrive at a weighted-average value. The Company weighted two different scenarios as follow:
Scenario	Weight
Public Company scenario (“listing scenario”) through a traditional IPO	95%
Remain a private Company scenario (“private scenario”)	5%
Joint Venture
On January 10, 2022, the Company announced that it has formed a joint venture with Antpool Capital Asset Investment, L.P., an affiliate of Bitmain Technologies, bringing together the world’s leading provider of blockchain mining solutions and a leader in Next-Gen datacenters used to host blockchain infrastructure. Applied Blockchain and Antpool intend to leverage their combined resources and expertise to initially build up to 1.5 Gigawatts (GW) of datacenter hosting capacity over the next 24 months.
Co-Hosting Facility
In February 2022, the Company commenced operations on its first co-hosting facility in North Dakota which provides energized space and operating and maintenance services to third-party mining companies who locate their mining hardware within the co-hosting facility.
Sale of Crypto Mining Equipment
On March 9, 2022, the Company ceased all crypto mining operations and completed the sale of all crypto mining equipment in service. Total proceeds from the sale of the equipment were $1.6 million, and the Company will recognize a loss of $2.9 million on the sale of the equipment during the quarter ended May 31, 2022. The Company has no plans to return to crypto mining operations in the future.
Subsequent to the period ended November 30, 2021, the Company determined that its mining business met the criteria for discontinued operations. The following tables reflect the unaudited pro forma financial information as if the Company’s mining business met the criteria for discontinued operations based on the Company’s historical reporting periods.

APPLIED BLOCKCHAIN, INC. AND SUBSIDIARIES
PRO FORMA CONSOLIDATED BALANCE SHEETS
(In thousands, except number of shares and par value data)
Unaudited
	As of November 30, 2021			As of May 31, 2021
	Actual	Pro Forma	Pro Forma As Adjusted	Actual	Pro Forma	Pro Forma As Adjusted
ASSETS
Current Assets:
Cash and cash equivalents	$14,045		$14,045	$11,750		$11,750
Prepaid expenses and other current assets	1,649		1,649	5		5
Current assets of discontinued operations	—	1,560	1,560(a)	—		—
Total current assets	15,694		17,254	11,755		11,755
Right of use asset, net	1,204		1,204	—		—
Deposit on equipment	26,507		26,507	3,277		3,277
Property and equipment, net	10,145	(4,486)	5,659(a)	20		20
TOTAL ASSETS	$53,550		$50,624	$15,052		$15,052
LIABILITIES, MEZZANINE EQUITY AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable and accrued liabilities	$5,323		$5,323	$248		$248
Accrued dividends	—		—	116		116
Current portion of operating lease liability	190		190	—		—
Related party notes payable	—		—	2,135		2,135
Customer deposits	484		484	—		—
Deferred revenue	526		526	—		—
Other current liabilities	16		16	—		—
Total current liabilities	6,539		6,539	2,500		2,500
Deferred tax liability	214		214	—		—
Long-term portion of operating lease liability	1,010		1,010	—		—
Total liabilities	1,224		1,224	—		—
Commitments and contingencies (Note 10)
Mezzanine equity:
Series C, convertible and redeemable preferred stock, $.001 par value, 660,000 shares authorized, issued and outstanding	$15,135		$15,135	$15,135		$15,135
Series D, convertible and redeemable preferred stock, $.001 par value, 1,380,000 shares authorized, issued, and outstanding	31,574		31,574	—		—
Total mezzanine’ equity	46,709		46,709	15,135		15,135
Shareholders’ equity:
Series A, convertible preferred stock, $.001 par value, authorized 70,000 shares, 0 and 70,000 shares issued and outstanding, respectively	$—		$—	$3,370		$3,370
Series B convertible preferred stock, $.001 par value, authorized 50,000 shares, 0 and 50,000 shares issued and outstanding, respectively	—		—	1,849		1,849
Common stock, $.001 par value, 1,000,000,000 shares authorized, 320,381,519 and 9,066,363 shares issued and outstanding	3,121		3,121	9		9
Additional paid in capital	40,856		40,856	13,874		13,874
Treasury stock, 36,300 shares, at cost	(62)		(62)	(62)		(62)
Accumulated deficit	(44,837)	(2,926)	(47,763)(a)	(21,623)		(21,623)
Total shareholders’ equity	(922)		(3,848)	(2,584)		(2,584)
Total Mezzanine and shareholders’ equity	45,787		42,861	12,551		12,551
TOTAL LIABILITIES, MEZZANINE EQUITY AND SHAREHOLDERS’ EQUITY	$53,550		$50,624	$15,051		$15,051

(a)
Reflects the adjustment to present assets held for sale (i.e., graphic processing units) associated with the Company’s discontinued cryptomining business at estimated fair value less cost to sell.

APPLIED BLOCKCHAIN, INC. AND SUBSIDIARIES
PRO FORMA CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)
Unaudited
	Three Months Ended						Six Months Ended
	November 30, 2021			November 30, 2020			November 30, 2021			November 30, 2020
	Actual	Pro Forma Adjustment	Pro Forma As Adjusted	Actual	Pro Forma Adjustment	Pro Forma As Adjusted	Actual	Pro Forma Adjustment	Pro Forma As Adjusted	Actual	Pro Forma Adjustment	Pro Forma As Adjusted
Revenues:
Cryptocurrency mining revenue, net	$1,426	$(1,426)	$—	$—		$—	$2,038	$(2,038)	$—	$—		$	—(b)
				—		—				—			—
Cost of revenues	433	(433)	—	—		—	782	(782)	—	—			—(b)
Gross Profit	993		—	—		—	1,256		—	—			—
Costs and expenses:
Selling, General and Administrative	1,181		1,181	—		—	1,879		1,879	—			—
Stock-based compensation for service agreement	—		—	—		—	12,337		12,337	—			—
Impairment of Cryptocurrency Assets	145	(145)	—	—		—	165	(165)	—	—			—(c)
Depreciation	174		174	—		—	177		177	—			—
Total costs and expenses	1,500		1,355	—		—	14,558		14,393	—			—
Operating income (loss)	(507)		(1,355)	—		—	(13,302)		(14,393)	—			—
Other income (expense):
Interest Expense	—		—	(74)		(74)	—		—	(147)			(147)
Gain/Loss on Extinguishment of Accounts Payable	285		285	—		—	325		325	—			—
Gain/Loss on Extinguishment of Debt	—		—	—		—	(1,342)		(1,342)	—			—
Gain/Loss on Sale of Fixed Assets	265	(265)	—	—		—	265	(265)	—	—			—(d)
Income Tax Expense	(214)		(214)	—		—	(214)		(214)	—			—
Total Other Income (Expense)	336		71	(74)		(74)	(966)		(1,231)	(147)			(147)
Net Income (loss) from continuing Operations	(171)		(1,284)	(74)		(74)	(14,268)		(15,624)	(147)			(147)
Net Income (loss) from discontinued Operations	—	(1,813)	(1,813)	—		—	—	(1,570)	(1,570)	—			—(e)
Net Income (loss) attributable to Applied Blockchain, Inc.	$(171)		$(3,097)	$(74)		$(74)	$(14,268)		$(17,194)	$(147)			$(147)
Basic and diluted net loss per share
Continuing Operations	$(0.00)		$(0.00)	$(0.01)		$(0.01)	$(0.05)		$(0.05)	$(0.02)			$(0.02)
Discontinued Operations	$—		$(0.01)	$—		$—	$—		$(0.01)	$—			$—
Basic and diluted net loss per share	$(0.00)		$(0.01)	$(0.01)		$(0.01)	$(0.05)		$(0.06)	$(0.02)			$(0.02)
Basic and diluted weighted average number of shares outstanding	320,381,519		320,381,519	9,066,363		9,066,363	294,863,883		294,863,883	9,066,363			9,066,363

(b)
Reflects the adjustment to cryptomining revenue and related cost of revenues associated within the Company’s discontinued cryptomining business.

(c)
Reflects the adjustment to present impairment of cryptocurrency assets within the Company’s discontinued cryptomining business.

(d)
Reflects the adjustment to present gain on sale of assets used within the Company’s discontinued cryptomining business.

(e)
Reflects the adjustments to present assets held for sale estimated fair value less cost to sell plus the impact of the other adjustments on the unaudited pro forma consolidated statements of operations.

Loan Agreement
On March 11, 2022, the Company and Applied Hosting, LLC (“Hosting”), a wholly-owned subsidiary of the Company, entered into a term loan agreement (the “Loan Agreement”) by and among Hosting, as the borrower, Vantage Bank Texas, as lender (the “Lender”) and the Company as guarantor. Pursuant to the Loan Agreement, on March 11, 2022, Hosting entered into a promissory note agreement (the “Note”) and borrowed $7,500,000 for a five (5) year term with an interest rate of five percent (5%) per annum (the “Term Loan”). The proceeds of the Term Loan will be used for working capital needs for the operation of Phase I of the hosting facility in Jamestown, North Dakota. The Loan Agreement and Note contain customary covenants, representations and warranties and events of default.
Also on March 11, 2022, the Company entered into a continuing guaranty agreement (the “Guaranty Agreement”) with the Lender, pursuant to which the Company agreed to guaranty Hosting’s indebtedness and obligations under the Loan Agreement. The Term Loan is secured by a mortgage on the real property constituting Phase I of the Jamestown, North Dakota property (the “Property”) pursuant to a Mortgage, Security Agreement and Fixture Financing Statement (the “Mortgage”), dated March 11, 2022, by and between Hosting and the Lender, and a security interest in the accounts receivable, rents and servicing agreements relating to the Property, and equipment as set forth in or required by the Loan Agreement.

8,000,000 Shares of Common Stock
PROSPECTUS
Bookrunners
B. Riley Securities	Needham & Company
Lead Managers
Craig-Hallum	D.A. Davidson & Co.
Co-Managers
Lake Street	Northland Capital Markets
April 12, 2022
Through and including May 7, 2022 (25 days after the date of this prospectus), all dealers that effect transactions in our common stock, whether or not participating in this offering, may be required to deliver a prospectus. This delivery requirement is in addition to the dealer’s obligation to deliver a prospectus when acting as an underwriter and with respect to unsold allotments or subscriptions.